As filed with the Securities and Exchange Commission on March 1, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TransUnion Corp.*

(Exact name of registrant as specified in its charter)

Delaware	7320	74-3135689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

*The co-registrants listed on the next page are also included in this registration statement as additional registrants.

555 West Adams Street

Chicago, Illinois 60661

Telephone: (312) 985-2000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

John W. Blenke

Executive Vice President & General Counsel

TransUnion Corp.

555 West Adams Street

Chicago, Illinois 60661

Telephone: (312) 985-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael A. Pucker

Roderick O. Branch

Cathy A. Birkeland

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Telephone: (312) 876-7700

Facsimile: (312) 993-9767

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
11 3/8% Senior Notes due 2018	$645,000,000	100%	$645,000,000	$74,884.50
Guarantees of 11 3/8% Senior Notes due 2018(2)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
(2)	Determined in accordance with Rule 457(n) of the Securities Act; no separate registration fee is payable for the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact name of Co-registrants*	Jurisdiction of formation	Primary standard industrial classification code number	I.R.S. employer identification no.
Diversified Data Development Corporation	California	7320	91-2902153
TransUnion Healthcare, LLC	Delaware	7320	27-1491512
Trans Union LLC	Delaware	7320	36-4262739
TransUnion Interactive, Inc.	Delaware	7320	13-4117314
TransUnion Financing Corporation	Delaware	7320	27-2830166
TransUnion Rental Screening Solutions, Inc.	Delaware	7320	52-2139271
TransUnion Teledata, LLC	Oregon	7320	20-5618633
Visionary Systems, Inc.	Georgia	7320	58-2255788

*	The address for each of the additional registrants is TransUnion Corp., 555 West Adams Street, Chicago, Illinois 60661. The name, address and telephone number of the agent for service for each of the additional registrants is John W. Blenke, 555 West Adams Street, Chicago, Illinois 60661, Telephone: (312) 985-2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 2011

Prospectus

Trans Union LLC

TransUnion Financing Corporation

Exchange Offer for

11 3/8% Senior Notes due 2018

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (the “exchange offer”), up to $645,000,000 in aggregate principal amount of our new 11 3/8% Senior Notes due 2018, Series B (the “exchange notes”). Each exchange note has been registered under the Securities Act of 1933, as amended (the “Securities Act”). We are offering to exchange the exchange notes for any and all of our outstanding 11 3/8% Senior Notes due 2018, Series A (the “outstanding notes”), which we previously issued in a private transaction that was not subject to the registration requirements of the Securities Act (the “initial offering”). We refer to the exchange notes and the outstanding notes collectively as the “notes.”

We are conducting the exchange offer in order to provide you with an opportunity to exchange your outstanding notes for freely tradable notes that have been registered under the Securities Act.

The principal features of the exchange offer are as follows:

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The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•	You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

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Based upon interpretations by the staff of the Securities and Exchange Commission (the “SEC”), we believe that subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided you are not an affiliate of ours.

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless extended.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange.

Except in very limited circumstances, current and future holders of outstanding notes who do not participate in the exchange offer will not be entitled to any future registration rights, and will not be permitted to transfer their outstanding notes absent an available exemption from registration. Except in very limited circumstances, upon completion of the exchange offer, we will have no further obligation to register and currently do not anticipate that we will register outstanding notes under the Securities Act.

For a discussion of certain factors that you should consider before participating in the exchange offer, see “Risk factors” beginning on page 18 of this prospectus.

Neither the SEC nor any state securities commission has approved the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2011

You should rely only on the information contained in this prospectus. The prospectus may be used only for the purposes for which it has been published. We have not authorized any other person to provide any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms we believe to be material, but we urge you to review these documents in their entirety. We will provide you without charge, upon written or oral request, a copy of any and all of these documents. We must receive your request no later than five days before the expiration date of the exchange offer so you can obtain timely delivery. Requests for copies should be directed to: TransUnion Corp., 555 West Adams Street, Chicago, Illinois 60661; Attention: Investor Relations (telephone (312) 985-2860).

Industry and market data

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

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Trademarks and trade names

This prospectus includes our trademarks such as “TransUnion,” which are protected under applicable intellectual property laws and are the property of TransUnion Corp. or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

Financial information

Use of non-GAAP financial measures

This prospectus contains “non-GAAP financial measures.” Non-GAAP financial measures are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we use the non-GAAP financial measures Adjusted Operating Income and Adjusted EBITDA to assess our operating performance and believe they are useful metrics for investors, creditors and other users of our financial statements to do the same.

Adjusted Operating Income represents operating income plus:

•	for 2010, an adjustment for stock-based compensation accelerated as a result of the Change in Control Transaction (as defined in “Summary—The Change in Control Transaction”);

•	for 2010, an adjustment for a nonrecurring gain from the trade in of computer equipment; and

•	for 2008, an adjustment for expenses related to the settlement of the Privacy Litigation (as defined in “Business—Legal proceedings”).

Adjusted EBITDA represents net income plus:

•	net interest expense;

•	income taxes;

•	depreciation and amortization;

•	other income and expense excluding earnings from equity method investments and dividends from cost method investments;

•	stock-based compensation;

•	the adjustments to arrive at Adjusted Operating Income as discussed above; less

•	net income attributable to the noncontrolling interests; and

•	discontinued operations, net of tax.

We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that are non-recurring or that we do not consider indicative of our ongoing operating performance. In addition, Adjusted EBITDA does not reflect our capital expenditures, interest expense, depreciation, amortization, stock-based compensation, income and expense from non-recurring events and certain cash charges that we do not consider to be indicative of our ongoing operating performance. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted

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Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

We believe that the most directly comparable GAAP measure to Adjusted Operating Income is operating income and that the most directly comparable GAAP measure to Adjusted EBITDA is net income. Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity or as alternatives to operating income or net income as indicators of operating performance. See “Management’s discussion and analysis of financial condition and results of operations—Key performance indicators” for a reconciliation of Adjusted Operating Income to its most directly comparable GAAP measure, operating income, and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, net income.

Rounding

Items in tables or other presentations may not total due to rounding.

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Summary

This summary contains selected information about us and the exchange offer. This summary does not contain all the information you should consider before deciding whether to participate in the exchange offer. You should carefully read this entire prospectus, including the risk factors, description of our business, description of the notes, financial data, and financial statements and the related notes before deciding whether to participate in the exchange offer.

Unless we indicate otherwise or the context otherwise requires, and except in our capacity as co-issuer of the notes or borrower under our senior secured credit facilities, all references to “TransUnion,” “the Company,” “we,” “us” and “our” refer collectively to Trans Union LLC, the subsidiaries of Trans Union LLC and our Parent, TransUnion Corp. The Parent has no business operations separate from investments, including its investment in Trans Union LLC, and has provided a full and unconditional guarantee of Trans Union LLC’s obligations under the notes. All references to the “Issuers” of the notes refer collectively to Trans Union LLC and TransUnion Financing Corporation, and all references to “borrower” under our senior secured credit facilities refer to Trans Union LLC. References in this prospectus to years are to our fiscal years, which end on December 31.

Overview

We are a global leader in credit information and information management services, with operations in the United States, Africa, Canada, Asia, India and Latin America. We maintain credit data on millions of consumers and serve thousands of customers worldwide. We compile payment history, accounts receivable information and other information such as bankruptcies, liens and judgments for consumers and small businesses, and maintain reference databases of current consumer names, addresses and telephone numbers. We obtain this information from thousands of sources, including credit-granting institutions and public record depositories. We enhance our data and service offerings through access to other unique databases owned or maintained by third parties. We combine our credit and other source data with analytics and decisioning technology to deliver value-added solutions to our customers that assist with new account acquisitions, account management, risk management, collections, identity verification and fraud protection. Historically, our business has experienced attractive operating margins and modest capital expenditure and working capital needs, resulting in strong cash flow from operations.

We manage our business through three operating segments: U.S. Information Services (“USIS”), International and Interactive.

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USIS, which represented approximately 67% of our revenue in 2010, provides consumer reports, credit scores, verification services, analytical services and decision technology to business customers in the United States. USIS offers these services to customers in the financial services, insurance, healthcare and other markets, and delivers them through both direct and indirect channels.

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International, which represented approximately 20% of our revenue in 2010, provides services similar to our USIS and Interactive segments in multiple countries outside the United States. Our International segment also provides auto ownership information and commercial data to our customers in select geographies.

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Interactive, which represented approximately 13% of our revenue in 2010, offers the tools, resources and education to help individuals understand and manage their credit. Interactive delivers these services primarily through our proprietary internet websites, transunion.com, truecredit.com and zendough.com.

We have built a strong and highly diversified base of customers globally. In 2010, our largest customer accounted for approximately 3.5% of our revenue and our top ten customers, in the aggregate, accounted for approximately 19.0% of our revenue. Given the strength of our relationships and the incremental value of our services, we have historically enjoyed long-standing relationships with our customers, including relationships of over ten years with each of our top ten USIS financial services customers.

We compete primarily with two other global credit reporting companies, Equifax, Inc. and Experian plc, both of which offer a range of consumer credit reporting services similar to our services. We also compete with a number of smaller, specialized companies, all of which offer a subset of the services we provide.

Our industry

Evolution to mission-critical role

Credit bureaus were formed in the nineteenth century to help provide better credit information to local and regional lenders so they could make more informed credit decisions. As populations became more mobile and financial services offerings became more prevalent, credit bureaus began to offer more data and services and expanded their geographic reach through strategic alliances and acquisitions. As consumer lending expanded, credit bureaus became an integral part of the lending process and now play a critical intermediator role between lenders and borrowers. Credit bureaus developed a variety of methods to collect, maintain and analyze information concerning the ability of consumers and businesses to meet their obligations. Consumers and commercial lenders have increasingly used these services to make more informed credit decisions. As a result, credit bureaus have positioned themselves as mission-critical partners to financial services institutions around the world.

Three major providers with sustainable competitive advantage

As financial services institutions grew in scale and geographic scope, credit bureaus extended their reach by coordinating and forming strategic alliances with other credit reporting providers to share data across large territories through a “hub and spoke” system. Three credit bureaus have since consolidated into large, international organizations that can provide a wide range of data services and analytical applications to their larger and increasingly demanding financial services customers. As a result of this consolidation, TransUnion, Equifax and Experian have emerged as the global leaders in the industry. The largest U.S. customers of these global credit bureaus typically use the services of all three providers to validate consistency and ensure reliability.

Expanding the scope of offerings

Over the past decade, credit bureaus have devoted significant resources to enhance the quality of their data sets by developing a variety of proprietary information databases. Credit bureaus have evolved from being collectors and sellers of credit information to being providers of more advanced information services. With more sophisticated analytical tools and decision technology, credit bureaus have expanded the scope of their offerings to the financial services industry, which has enabled the industry to process information and provide predictive and decisioning tools to prescreen and acquire new customers, cross-sell to existing customers, use rules-based decision making at the point of sale and monitor and manage risk in existing portfolios. In addition, credit bureaus have leveraged their data by developing advanced analytical tools and services to offer value-added solutions to customers in new markets, including insurance, healthcare, collections, retail and telecommunications. Given the increased consumer demand for credit and consumer data, the credit bureaus have also begun to market or sell these services directly to consumers. The development of these more advanced services has enabled credit bureaus to diversify their revenue base and accelerate growth.

International market expansion

As consumer lending activities have grown in markets outside the United States, the major global credit bureaus have expanded internationally to increase market opportunities, accelerate growth and increase market share. The international market represents a significant opportunity for the global credit bureaus to offer established, proven services and solutions in new or emerging markets. To penetrate these markets, credit bureaus have formed joint ventures or other strategic alliances with local data providers, financial services institutions and key technology partners. Credit bureaus have also begun to expand in key regions through acquisitions, similar to the way that credit bureaus consolidated in the United States.

Economic and market trends

Credit bureaus have benefited from the dramatic expansion of consumer lending. Consumer lending is affected by a number of macroeconomic factors such as GDP growth, interest rates, unemployment, per capita disposable income and consumer spending. The United States and much of the world economy were impacted during the economic recession that began during the second half of 2007, which slowed consumer lending and adversely affected the credit bureau industry. However, during the same period, the credit bureaus benefited from the growing demand for value-added portfolio and risk management services due to the heightened focus on risk mitigation and protection. As the U.S. economy begins to stabilize and improve, we expect demand for credit bureau services to increase.

Our competitive strengths

Global leader in credit information and information management services

We are a leading credit bureau with a global reach as one of only three global credit bureaus. In the United States, we have agreements or relationships with 18 of the top 20 banks, all of the major credit card issuers, 15 of the top 20 collections companies, 9 of the top 10 property and casualty insurance carriers, thousands of healthcare providers and hundreds of healthcare payors. Outside the United States, we have established a variety of wholly-owned businesses and have entered into joint ventures with leading partners in local markets to create localized proprietary databases and offer a suite of comprehensive services that are tailor-made for each market. We leverage various sources of information and our proprietary technologies to provide data, analytical tools and decisioning solutions that enable our business services customers to grow their business and manage risk more effectively.

Attractive business model

We believe we have an attractive business model that has had strong and stable historical cash flow from operations, high revenue visibility and low capital intensity. The mission-critical importance of our services to our customers, the proprietary nature of our technologies and the integration of our systems into customer processes have historically driven high customer retention rates. We have enjoyed long-standing relationships with our customers, including relationships of over ten years with each of our top ten USIS financial services customers. Our vertical and geographic expansion has diversified our revenue streams. Our efficient operating structure and scale have enabled us to generate strong operating margins, while the low capital intensity of our business allows us to continue to invest in selected growth initiatives. We believe that, as a result of operating efficiencies and low capital intensity, we will continue to generate strong and consistent cash flow from operations.

Strong global presence

We provide services in a number of countries outside the United States and are well positioned in the following geographies:

•	South Africa, where we host the largest credit database on the continent;

•	Asia, where we are the only global agency with a credit bureau in Hong Kong;

•	India, where we are the technology provider to and part owner of the largest operating credit bureau and provider of analytic and decisioning services;

•	Latin America, where we are a major credit bureau in the region and a technology partner to the largest credit bureau in Mexico; and

•	Canada, where we are a significant service provider in a market with one other competitor.

We believe our presence in these regions enables continued diversification and expansion and positions us for long-term growth in these markets.

Differentiated information services and capabilities

We maintain integrated relationships with our customers by providing mission-critical services and capabilities. We use high-quality consumer credit information collected from thousands of different sources augmented by additional information sources such as fraud, identity, criminal, health insurance, insurance claims and mortgage lending data. Using this data, we create proprietary databases and matching algorithms that enable us to deliver basic consumer credit data, such as standard data, characteristics and credit reports, and differentiated solutions, including:

•	enhanced consumer credit data, such as trend data and mortgage information;

•	value-added platforms, such as “triggers” and advanced decisioning; and

•	models and analytics, including generic and custom credit scores.

We enhance our offerings by leveraging our research and development and technology innovation.

Industry leading analytical tools

As global credit information services have grown and become more complex, the demand for more sophisticated and robust business decision-making tools has grown. In anticipation of this demand, we have made significant investments to develop next-generation analytical capabilities and services. For example, we have introduced two new platforms to our suite of services:

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our “triggers” platform, which takes daily snapshots of our entire database and analyzes profile information changes, enabling us to identify unique patterns that may predict future consumer behavior and allowing our customers to assess portfolio risks and new customer candidates more effectively; and

•	our advanced “decisioning” platform, which leverages multiple data sources to build decision-based rules technology that we offer to customers as a service platform.

Technology platform

To operate, deliver and support our solutions and services, we have developed and continuously invest in a range of proprietary systems and a global technology platform with a strong track record of reliability and scalability.

We have built a technology platform with flexible architectures, secure software applications and processing capabilities to manage and deliver our solutions to a variety of customers in different markets. We use robust storage capabilities with large-scale and redundant hardware systems to support our technology infrastructure and continually monitor our systems to ensure that they operate consistently and cost-effectively.

Focus on cost control and operational efficiencies

In 2008, we launched our Operational Excellence Program, through which we were able to implement several cost-saving initiatives:

•	a strategic sourcing program, which drives increased control over spending on third-party vendors;

•	our labor management strategy, which includes the expanded use of lower-cost resources and allows us to continue to improve, align and integrate our enterprise workforce; and

•	our enterprise process improvement, which focuses on streamlining back office functions and improving overall processes.

These cost-control initiatives, which we implemented during the economic downturn, allowed us to achieve significant cost savings and maintain Adjusted EBITDA as a percentage of revenue of over 34% in 2010, consistent with historical Adjusted EBITDA margins, despite a challenging revenue environment.

Proven and experienced management team

We have an experienced senior management team with an average of 15 years of experience in the credit reporting, financial services and information technology industries. Our senior management team has a track record of strong performance and significant experience in the markets served by our USIS, International and Interactive segments. This team has expanded our global footprint, invested in new solutions in market verticals and managed the cost base effectively to maintain a strong operating margin and position us well for future growth.

Our business strategy

We create economic and competitive advantages for our customers. To promote sustainable growth, diversification and a strong global brand, each of our business segments focuses on aligning its resources and efforts with the following priorities:

Investment in innovation and service development

We continually seek to innovate by investing in new data sources and applications to provide our customers with integrated solutions that better meet their needs. Despite the economic downturn, we launched a number of new services and solutions in the past two years. We introduced enhanced analytics and decisioning services to deliver stronger account management, risk management and fraud protection services to our financial services customers. For example, we developed and introduced an adjustable rate mortgage indicator service that provides businesses with tools for risk management purposes and an income estimator solution that is used by credit card issuers to acquire and manage accounts in response to the U.S. Credit Card Accountability, Responsibility and Disclosure Act of 2009 (the “CARD Act”). In International, we have introduced credit sourcing, decisioning and asset monitoring solutions. In Interactive, we launched zendough.com, which targets a consumer demographic that seeks a streamlined, user-friendly, more proactive credit and identity personal solution.

Expand the fast-growing International segment

We believe our International segment represents a significant opportunity for growth as economies outside the United States continue to develop and mature. We seek to expand internationally by forming joint ventures and other strategic alliances with local data providers, financial services institutions and key technology partners. In developing markets, such as India, Latin America and Asia, we believe there are significant opportunities for growth as a substantial portion of the population in these economies who are not yet credit active will emerge as consumers of credit. In relatively mature markets, such as Canada and Hong Kong, we will continue to improve our core services and seek to expand into other industries or verticals. In addition, we continue to pursue start-up opportunities in markets we do not currently serve, as well as establish and expand our presence through acquisitions.

Focus on growth markets

We continue to focus on growth markets, such as insurance and healthcare. For example, in insurance, we continue to deliver new fraud detection solutions through improved accuracy and efficiency for the quoting and underwriting process. In the healthcare industry, our acquisition of MedData Health LLC (“MedData”), a leading provider of healthcare information and data solutions for hospitals, physician practices and insurance companies, enables us to deliver new solutions that connect providers and payors. We continue to seek to identify new opportunities in these and other vertical markets in which we can leverage our data assets and core competencies to improve customer performance and drive growth.

Proactive review of cost structure

We strategically manage our investments in people and technology for cost-effective growth. In 2008, we launched our Operational Excellence Program, which has enabled us to reduce costs through four key initiatives: a strategic sourcing program, our labor management strategy, our enterprise process improvement approach and our product cost management focus. We continue to focus on each of these initiatives to improve productivity and long-term cost competitiveness.

Investment in human and intellectual capital

We believe that highly skilled people with relevant subject matter expertise give us a competitive advantage. As a result, we identify areas of strategic need and proactively recruit individuals from our customers’ industries who provide insight and relevant expertise in our key markets. We also continue to invest in training and benefit programs to identify, attract, develop and retain key professionals in the industry.

Sponsor overview

Madison Dearborn Partners, LLC (“Madison Dearborn” or the “Sponsor”), based in Chicago, is an experienced and successful private equity investment firm. In June 2010, affiliates of the Sponsor acquired 51.0% of the outstanding common stock of the Parent, as described in “—The Change in Control Transaction.” The Sponsor has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. Investment funds affiliated with the Sponsor invest in businesses across a broad spectrum of industries, including basic industries, communications, consumer, energy and power, financial services and health care. The Sponsor’s objective is to invest in companies with strong competitive characteristics that it believes have the potential for significant long-term equity appreciation. To achieve this objective, the Sponsor seeks to partner with outstanding management teams that have a solid understanding of their businesses and track records of building shareholder value.

The Change in Control Transaction

On June 15, 2010, MDCPVI TU Holdings, LLC (the “Purchaser”) acquired 51.0% of the outstanding common stock of the Parent from certain existing stockholders of the Parent (the “Sellers”) and certain employee and director stockholders of the Parent. The Purchaser is a Delaware limited liability company beneficially owned by affiliates of the Sponsor. We refer to this transaction as the “Change in Control Transaction.”

The Change in Control Transaction consisted of the following principal components:

•	the following debt financing, the proceeds of which we used to repay certain of our outstanding debt and to fund the Merger described below, among other things:

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borrowings of $965.0 million under our new $1,150.0 million senior secured credit facilities, which consisted of $950.0 million of borrowings under our senior secured term loan facility and $15.0 million of borrowings under our $200.0 million senior secured revolving line of credit facility;

•	borrowings of approximately $16.7 million on an interest-free basis (the “RFC loan”) from the Pritzker family business interests (as defined in “—Corporate information”); and

•	proceeds of approximately $619.2 million, after deducting the initial purchasers’ discounts and other fees and expenses, from the sale of the outstanding notes in the initial offering;

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the merger of a newly formed Delaware corporation (“MergerCo”) with and into the Parent (the “Merger”), with the Parent continuing as the surviving corporation, whereby outstanding shares of common stock of the Parent (other than shares of common stock held by MergerCo and shares of common stock held by stockholders properly exercising appraisal rights) converted into the right to receive cash in an aggregate amount of approximately $1.18 billion and were cancelled pursuant to Delaware law;

•	the roll-over of approximately $6.1 million of equity held by certain members of senior management of the Parent into non-voting, non-redeemable shares of common stock of the Parent; and

•	the acquisition by the Purchaser of 51.0% of the outstanding common stock of the Parent from the Sellers and certain other stockholders of the Parent.

Ownership structure and organizational chart

The following sets forth a simplified summary of our organizational structure

The Issuers and the guarantors, after eliminating the impact of intercompany transactions, represent approximately 97% of our total consolidated liabilities, 71% of our total consolidated assets, 60% of our total consolidated operating income and 78% of our total consolidated revenue.

Corporate co-issuer

The corporate co-issuer is TransUnion Financing Corporation, a wholly-owned subsidiary of Trans Union LLC. TransUnion Financing Corporation was incorporated in Delaware for the sole purpose of serving as co-issuer of the notes in order to facilitate the offering of the notes. TransUnion Financing Corporation does not have any operations or assets of any kind and will not have any revenues.

Corporate information

Our business was founded in 1968 as a Delaware corporation. In January 2005, all of the common stock of TransUnion Corp. was distributed to the Pritzker family business interests (as stockholders of our former parent company), and we became a stand-alone corporate group. For purposes of this prospectus, the term “Pritzker family business interests” refers to the following holders of our common stock: (1) various lineal descendants of Nicholas J. Pritzker (deceased) and spouses and adopted children of such descendants; (2) various trusts for the benefit of the individuals described in clause (1) and trustees thereof; and (3) various entities owned and/or controlled, directly and/or indirectly, by the individuals and trusts described in (1) and (2).

Our principal executive offices are located at 555 West Adams Street, Chicago, Illinois 60661. Our telephone number is (312) 985-2000. Our website address is www.transunion.com. The information on, or that may be accessed through, our website is not a part of this prospectus.

Summary of the exchange offer

The initial offering	On June 15, 2010, the Issuers issued $645,000,000 aggregate principal amount of 11 3/8% Senior Notes due 2018, Series A under an indenture among the Issuers, the Parent, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. The outstanding notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act.

Registration rights agreement	In connection with the initial offering, we entered into a registration rights agreement (the “registration rights agreement”) with respect to the outstanding notes. In the registration rights agreement, we agreed, among other things, to use our commercially reasonable efforts to file with the SEC, and cause to become effective, a registration statement relating to an offer to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. Except in limited circumstances, after the exchange offer is complete, holders of outstanding notes will no longer be entitled to any exchange or registration rights with respect to their outstanding notes.

The exchange offer	We are offering to exchange up to $645,000,000 aggregate principal amount of our new 11 3/8% Senior Notes due 2018, Series B, which have been registered under the Securities Act (the “exchange notes”), for any and all of our outstanding 11 3/8% Senior Notes due 2018, Series A (the “outstanding notes”).

In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Interest on the outstanding notes accepted for exchange in the exchange offer will cease to accrue upon the issuance of the exchange notes. The exchange notes will bear interest from the date of issuance, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, on the first interest payment date following the closing of the exchange offer. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in the exchange offer.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	the exchange notes are being acquired by you in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an affiliate of ours.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes issued to it in the exchange offer.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend the expiration date.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may waive. See “Exchange offer—Conditions.”

Procedures for tendering outstanding notes	If you wish to tender your outstanding notes for exchange in the exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•

an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•

if the outstanding notes you own are held of record by The Depository Trust Company (“DTC”) in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC (“ATOP”), in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your outstanding notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•	a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•	if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special procedures for beneficial owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2011.

Effect of not tendering in the exchange offer	Any notes now outstanding that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer set forth in the outstanding notes and the indenture. Since the outstanding notes have not been registered under the federal securities laws, they may bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the exchange offer, we will have no further obligation to register, and currently we do not anticipate that we will register, the outstanding notes under the Securities Act except in limited circumstances with respect to specific types of holders of outstanding notes.

Federal income tax considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes. See “Material United States federal income tax considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer.

Summary of terms of the exchange notes

Issuers	Trans Union LLC and TransUnion Financing Corporation.

Securities offered	$645.0 million aggregate principal amount of 11 3/8% Senior Notes due 2018, Series B.

Maturity	June 15, 2018.

Interest payment dates	June 15 and December 15.

Guarantees	The exchange notes will be guaranteed jointly and severally on a senior unsecured basis by the Parent and Trans Union LLC’s direct and indirect subsidiaries that guarantee our senior secured credit facilities. See “Description of the notes—Note guarantees.”

Ranking	The exchange notes and the guarantees will:

•	be the Issuers’ general unsecured obligations;

•	rank equally in right of payment with all of the Issuers’ and the guarantors’ existing and future senior indebtedness (including our obligations under our senior secured credit facilities);

•

be effectively subordinated to the Issuers’ and the guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness, including obligations outstanding under our senior secured credit facilities;

•

be structurally subordinated to all of the existing and future liabilities (including trade payables, but excluding intercompany liabilities) of any of Trans Union LLC’s subsidiaries that do not guarantee the notes; and

•	rank senior in right of payment to all of the Issuers’ and the guarantors’ future senior subordinated or subordinated indebtedness.

As of and for the twelve months ended December 31, 2010:

•	the Issuers had approximately $1.6 billion of total indebtedness outstanding (including the notes), none of which was subordinated to the notes;

•

the Issuers had approximately $945.2 million of secured indebtedness, including borrowings under our senior secured credit facilities (not including additional availability of $200.0 million under our senior secured credit facilities, all of which would be secured if borrowed), to which the notes were effectively subordinated to the extent of the value of the collateral securing such indebtedness;

•	the Parent had approximately $14.2 million of indebtedness, all of which would have been structurally subordinated to the notes; and

•

the Issuers and the guarantors, after eliminating the impact of intercompany transactions, represent approximately 97% of our total consolidated liabilities, 71% of our total consolidated assets, 60% of our total consolidated operating income and 78% of our total consolidated revenue.

As of December 31, 2010, our liabilities reflected on our consolidated balance sheet, including indebtedness and other liabilities such as trade payables and accrued expenses, were approximately $1.8 billion.

Optional redemption	The Issuers may redeem any of the exchange notes beginning on June 15, 2014, at the redemption prices set forth in this prospectus plus accrued and unpaid interest.

The Issuers may also redeem any of the exchange notes at any time before June 15, 2014 at a redemption price equal to 100% of the aggregate principal amount of the exchange notes to be redeemed plus a “make-whole” premium and accrued and unpaid interest, if any, to the redemption date.

In addition, at any time before June 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of the exchange notes with the net cash proceeds of an initial public offering at a redemption price equal to 111.375% of the principal amount of the exchange notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

See “Description of the notes—Optional redemption.”

Change of control; asset sales	Upon the occurrence of a change of control, as described in this prospectus, you will have the right to require the Issuers to repurchase all of your exchange notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. See “Description of the notes—Repurchase at the option of holders—Change of control.”

If the Issuers or any of their restricted subsidiaries sell assets under certain circumstances described in this prospectus, the Issuers will be required to make an offer to purchase the exchange notes at their face amount, plus accrued and unpaid interest, if any, to the purchase date. See “Description of the notes—Repurchase at the option of holders—Asset sales.”

Certain covenants	The indenture governing the exchange notes restricts the Issuers’ ability and the ability of their restricted subsidiaries to, among other things:

•	incur certain additional indebtedness and issue preferred stock;

•	make certain dividends, distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to the Issuers;

•	create certain liens;

•	merge, consolidate or sell substantially all of our assets; and

•	enter into certain transactions with affiliates.

The indenture also restricts the activities that TransUnion Financing Corporation can engage in.

These covenants are subject to a number of important exceptions and qualifications. See “Description of the notes.”

No prior market	The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time. Accordingly, you may have to bear the financial risks of investing in the exchange notes for an indefinite period of time. The Issuers do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. See “Plan of distribution.”

Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer. See “Use of proceeds.”

Risk factors	You should carefully consider all of the information set forth in this prospectus and, in particular, evaluate the specific factors set forth under “Risk factors” for risks involved with participating in the exchange offer.

Summary historical consolidated and other financial data

The following tables set forth summary historical consolidated financial data for TransUnion for the periods ended and as of the dates indicated below.

We have derived the summary historical consolidated financial data as of December 31, 2009 and 2010 and for each of the years in the three-year period ended December 31, 2010 from our audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the summary historical consolidated balance sheet data as of December 31, 2008 from our audited consolidated financial statements as of such date, which are not included in this prospectus.

The summary historical financial data set forth below is only a summary and should be read in conjunction with “Unaudited pro forma consolidated financial data,” “Selected historical consolidated financial data,” “Risk factors,” “Use of proceeds,” “Capitalization,” “Management’s discussion and analysis of financial condition and results of operations” and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Twelve months ended December 31,
(in millions)	2010	2009	2008
Income statement data:
Revenue	$956.5	$924.8	$1,015.9
Operating expenses:
Cost of services	395.8	404.2	432.2
Selling, general and administrative	263.0	234.6	305.5
Depreciation and amortization	81.6	81.6	85.7

Total operating expenses	740.4	720.4	823.4
Operating income	216.1	204.4	192.5
Non-operating income and expense	(133.1)	1.3	17.4

Income from continuing operations before income tax	83.0	205.7	209.9
Provision for income tax	(46.3)	(73.4)	(75.5)

Income from continuing operations	36.7	132.3	134.4
Discontinued operations, net of tax	8.2	1.2	(15.9)

Net income	44.9	133.5	118.5
Less: net income attributable to noncontrolling interests	(8.3)	(8.1)	(9.2)

Net income attributable to TransUnion Corp.	$36.6	$125.4	$109.3

Balance sheet data:
Cash (including cash of discontinued operations)	$131.2	$149.1	$372.8
Total assets	954.2	1,010.0	1,169.3
Total debt	1,606.0	591.3	6.7
Total stockholders’ equity	(862.0)	249.4	1,003.2

Ratio of earnings to fixed charges

	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	1.8:1	46.7:1	221.6:1	230.4:1	164.1:1

On a pro forma basis, assuming the Change in Control Transaction had occurred on January 1, 2010, and assuming that we had repaid the required $2.4 million quarterly principal payments throughout 2010 and not borrowed additional funds under our senior secured revolving line of credit, the ratio of earnings to fixed charges would have been 1.1:1. See “Unaudited pro forma consolidated financial data.”

Risk factors

You should consider carefully the risks and uncertainties described below and the other information in this prospectus before deciding to participate in the exchange offer. Although these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. The following risks and uncertainties could materially affect our business, financial condition or results of operations. Additional risks and uncertainties not presently known or currently believed to be significant may also adversely affect our business and your investment.

Risks related to the exchange offer and our indebtedness

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The offering of the exchange notes has been registered under the Securities Act, but the exchange notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	your ability to sell your exchange notes; or

•	the price at which you would be able to sell your exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

If you tender your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities, and if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell them.

We will not accept your outstanding notes for exchange if you do not follow the proper exchange offer procedures. We will issue exchange notes as part of the exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “Exchange offer—Procedures for tendering.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes exchanged for exchange notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

We have a substantial amount of indebtedness, which could adversely affect our financial position and prevent us from fulfilling our obligations under the exchange notes.

We have a substantial amount of indebtedness. As of December 31, 2010, we had total debt of approximately $1,606.0 million consisting of $645.0 million of outstanding notes, $945.2 million of borrowings under our senior secured credit facilities, and $15.8 million of other debt, of which $14.2 million was debt of the Parent. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the exchange notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

Despite our current level of indebtedness, we may still be able to incur substantial additional indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the exchange notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the exchange notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness, including under our senior secured credit facilities, is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The exchange notes and the guarantees will be unsecured and effectively subordinated to the existing and future secured indebtedness of the Parent, the Issuers, and the guarantors.

The exchange notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our and the guarantors’ existing and future secured indebtedness, including indebtedness under our senior secured credit facilities. Additionally, the indenture governing the exchange notes permits us to incur additional secured indebtedness in the future. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the exchange notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the exchange notes or the affected guarantees. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

As of December 31, 2010, the exchange notes and the guarantees were effectively subordinated to:

•	$945.2 million of senior secured indebtedness under our senior secured credit facilities; and

•

$200.0 million of additional availability under our senior secured credit facilities, which we would have been able to borrow on such date subject to compliance with financial covenants in our senior secured credit facilities.

The senior secured credit facilities also contain an uncommitted accordion feature under which we may also incur additional secured indebtedness in an aggregate amount of:

•	up to approximately $300 million; plus

•

an additional amount of indebtedness under our senior secured credit facilities or separate facilities permitted by our senior secured credit facilities so long as certain financial conditions are met.

The exchange notes and the guarantees will be effectively subordinated to all of the indebtedness we incur under our senior secured credit facilities or separate secured facilities permitted by our senior secured credit facilities, including under the uncommitted accordion feature.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the exchange notes.

Our non-U.S. subsidiaries and certain future subsidiaries that are designated as “unrestricted” in accordance with the terms of the indenture will not guarantee the exchange notes. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to an issuer or a guarantor of the exchange notes. Although certain of our domestic subsidiaries will guarantee the exchange notes, the guarantees are subject to release under certain circumstances and we will have subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the Issuers or the holders of the exchange notes. In any of these events, the Issuers may not have sufficient assets to pay amounts due on the exchange notes with respect to the assets of that subsidiary.

The Issuers and the guarantors, after eliminating the impact of intercompany transactions, represent 97% of our total consolidated liabilities, 71% of our total consolidated assets, 60% of our total consolidated operating income and 78% of our total consolidated revenue, as of and for the twelve months ended December 31, 2010.

Your ability to transfer the exchange notes will be restricted and may be further limited by the absence of an active trading market.

The offering of the exchange notes has been registered under the Securities Act, but the exchange notes will constitute a new issue of securities with no established trading market. An active market for the exchange notes may not develop or, if developed, such a market may not continue. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or stock market. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of similar securities. We cannot assure you that the market for the exchange notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the exchange notes.

Our corporate structure may impact your ability to receive payment on the exchange notes.

The Parent will unconditionally guarantee the exchange notes. However, the Parent is a holding company whose entire operating income and cash flow is derived from its subsidiaries and whose material assets are its equity interests in its subsidiaries. As a result, the Parent’s guarantee provides little, if any, additional credit support for the exchange notes, and investors should not place undue reliance on such guarantee in evaluating whether to participate in the exchange offer. Furthermore, TransUnion Financing Corporation, the Co-Issuer, does not have any operations or assets of any kind and will not have any revenues.

A guarantee of the exchange notes could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the exchange notes from relying on that guarantor to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the exchange notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law. In a recent Florida bankruptcy case that is currently under review by a federal district court in Florida, this kind of provision was found to be ineffective to protect the guarantees.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the exchange notes, which would violate the terms of the exchange notes.

Upon the occurrence of a change of control, you will have the right to require us to purchase all or any part of your exchange notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the exchange notes in the event of a change in control. Further, our ability to repurchase the exchange notes will be contractually restricted under the terms of our senior secured credit facilities. Accordingly, we may be unable to satisfy our obligations to purchase the exchange notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to purchase the exchange notes as required under the indenture would result in a default under the indenture and a cross-default under our senior secured credit facilities, each of which could have material adverse consequences for us and the holders of the exchange notes. In addition, our senior secured credit facilities provide that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. See “Description of the notes—Repurchase at the option of holders—Change of control.”

Covenants in our debt agreements restrict our business in many ways.

The indenture governing the exchange notes and our senior secured credit facilities contain various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

A breach of any of these covenants could result in a default under the senior secured credit facilities and/or the exchange notes. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the senior secured credit facilities. If the lenders under the senior secured credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay the senior secured credit facilities and our other indebtedness, including the exchange notes. See “Description of other indebtedness.” Our borrowings under our senior secured credit facilities are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable-rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

If a bankruptcy petition were filed by or against us, you may receive a lesser amount for your claim than you would have been entitled to receive under the indenture governing the exchange notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, your claim for the principal amount of your exchange notes may be limited to an amount equal to the sum of:

•	the original issue price for the exchange notes; and

•	any amount of interest that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Accordingly, under these circumstances, you may receive a lesser amount than you would be entitled to under the terms of the indenture governing the exchange notes, even if sufficient funds are available.

Changes in interest rates or in credit ratings issued by statistical rating organizations could adversely affect our cost of financing and the market price of the exchange notes.

Credit rating agencies rate the exchange notes and our other indebtedness on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the exchange notes or our other indebtedness or placing us on a watch list for possible future downgrading could limit our ability to access the capital markets to meet liquidity needs and refinance maturing liabilities, increase the interest rates and our cost of financing and lower the market price of the exchange notes.

Our principal stockholders’ interests may conflict with yours.

Affiliates of the Sponsor collectively beneficially own 51.0% of our outstanding common stock and Pritzker family business interests collectively beneficially own approximately 48.2% of our outstanding common stock. As a result, subject to the stockholders agreements described in this prospectus, the Sponsor will be in a position to control all matters affecting us, including decisions regarding extraordinary business transactions, fundamental corporate transactions, appointment of members to our management, election of directors and our corporate and management policies. The interests of the Sponsor could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Sponsor might conflict with your interests as a holder of the exchange notes. The Sponsor may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though such transactions might involve risks to you as a holder of the exchange notes. See “Certain relationships and related-party transactions” and “Security ownership of certain beneficial owners.”

Risks related to our business

Our revenues are concentrated in the U.S. consumer credit and financial services industries. When these industries experience a downturn, it adversely affects our revenue and the collectability of receivables.

We derive significant revenues from customers in the U.S. consumer credit and financial services industries. Many of our principal customers in these industries are dependent on general macroeconomic conditions and are impacted by the availability of affordable credit and capital, interest rates, inflation, employment levels, consumer confidence and housing demand. Changes in the economy have resulted, and may continue to result, in fluctuations in demand, volumes, pricing and operating margins for our services. For example, the banking and financial market downturn that began in the second half of 2008 caused a greater focus on expense reduction by our customers and led to a decline in their account acquisition mailings, which resulted in reduced revenues from our credit marketing programs. In addition, financial institutions tightened lending standards and granted fewer mortgage loans, student loans, automobile loans and other consumer loans. As a result, we experienced a reduction in our credit report volumes. Further downturns in the residential real estate market could lead to a reduction in the number of mortgage applications and a decline in demand for our credit reports. If businesses in these industries experience economic hardship, there can be no assurance that we will be able to generate future revenue growth or collect our receivables.

There may be further consolidation in our end customer markets, which may adversely affect our revenues.

There has been, and we expect there will continue to be, merger, acquisition and consolidation activity in our customer markets. If our customers merge with, or are acquired by, other entities that are not our customers, or that use fewer of our services, our revenue may be adversely impacted. In addition, industry consolidation could affect the base of recurring transaction-based revenue if consolidated customers combine their operations under one contract, since most of our contracts provide volume discounts.

We are subject to significant competition in many of the markets in which we operate.

We may not be able to compete successfully against our competitors, which could impair our ability to sell our services. We compete on the basis of system availability, differentiated solutions, personalized customer service, breadth of services and price. Our regional and global competitors vary in size, financial and technical capability, and in the scope of the products and services they offer. Some of our competitors may be better positioned to develop, promote and sell their products. Larger competitors may benefit from greater cost efficiencies and may be able to win business simply based on pricing. Our competitors may also be able to respond to opportunities before we do, taking advantage of new technologies, changes in customer requirements, or market trends.

Although our consumer credit reporting business generally has significant barriers to entry, our Interactive segment experiences competition from emerging companies. For example, prior to January 2008, Equifax and Experian were our top competitors for direct-to-consumer credit services, such as credit reports and identity theft protection services. In the past few years there has been an influx of non-bureau companies offering similar services, some leveraging the free services that we must provide by law. These developments have resulted in increased competition.

Many of our competitors have extensive customer relationships, including relationships with our current and potential customers. New competitors, or alliances among competitors, may emerge and gain significant market share. Existing or new competitors may develop products and services that are superior to ours or that achieve greater market acceptance. If we are unable to respond to changes in customer requirements as quickly and effectively as our competition, our ability to expand our business and sell our services may be negatively affected.

Our competitors may be able to sell services at lower prices than us, individually or as part of integrated suites of several related services. This ability may cause our customers to purchase from our competitors rather than us. Price reductions by our competitors could also negatively impact our operating margins and harm our ability to obtain new long-term contracts or renewals of existing contracts on favorable terms.

No assurance can be given that we will be able to compete effectively against current and future competitors. If we fail to successfully compete, our business, financial position and results of operations may be adversely affected.

We depend, in part, on strategic alliances and joint ventures to grow our business. If we are unable to develop and maintain these strategic alliances and joint ventures, our growth may be adversely affected.

An important focus of our business is to identify business partners who can enhance our services and enable us to develop solutions that differentiate us from our competitors. A significant strategy for our international expansion is to establish operations through strategic alliances or joint ventures with local financial institutions and other technical partners. In the international markets we may own a minority equity position and receive royalties for providing the credit bureau software and technical advice. Alternatively, we may enter into revenue sharing arrangements for sales distribution channels and access to data or analytical services.

We often use strategic alliances, joint ventures and other distribution channels to develop new products and to expand into geographical markets where we identify opportunities for growth. We cannot provide assurance that these arrangements will be successful or that our relationships with our partners will continue to be mutually beneficial. If these relationships cannot be maintained it could negatively impact our business, financial condition and results of operations.

Data security and integrity are critically important to our business, and breaches of security, unauthorized disclosure of confidential information, or the perception that confidential information is not accurate or secure, could result in a material loss of business, substantial legal liability, or significant harm to our reputation.

Several of our services are accessed through secure transmissions over public networks, including the internet. The information accessed generally includes confidential consumer, financial and personal information. The disclosure, loss or corruption of this data could subject us to substantial liability or disrupt our operations. Although we take reasonable precautions to prevent the unauthorized access to, or disclosure of, this data through technical and contractual means, we cannot be certain that the networks that access our services and proprietary databases will not be compromised, whether by advances in criminal capabilities, new discoveries in the field of cryptography, or otherwise. Information security breaches in connection with the delivery of our services or other well-publicized security breaches could be detrimental to our reputation, business, financial condition and results of operations.

Concerns about data security and integrity have led to a growing number of regulatory bodies adopting, or considering the adoption of, consumer notification requirements in the event their information is accessed by unauthorized persons. Compliance with a large number of conflicting and complex consumer notification laws could prove to be expensive and difficult. A failure to comply with these regulations could subject us to regulatory scrutiny or liability.

Our customers and we are subject to various current governmental regulations, and could be affected by new laws or regulations, compliance with which may cause us to incur significant expenses, and if we fail to maintain satisfactory compliance with certain regulations, we could be subject to civil or criminal penalties.

Our businesses and the businesses of our customers are subject to various significant international, federal, state and local laws and regulations, including but not limited to privacy and consumer data protection, health and safety, tax, labor, financial and environmental regulations. These laws and regulations are complex, change frequently and have tended to become more stringent over time. We and our customers may be required to incur significant expenses to comply with, or to remedy, violations of these laws and regulations. Changes in laws or regulations, or the manner in which they are interpreted or enforced, could reduce demand for our services from affected customers including customers in the consumer credit and financial services industries, and any such reduced demand could reduce our revenues. Any failure by us to comply with applicable laws or regulations could also result in cessation of our operations or portions of our operations or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our services are regulated or sold into regulated industries, we must comply with additional regulations in marketing our services.

The United States Congress recently passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act established the Bureau of Consumer Financial Protection (the “CFPB”) and significant portions of the Dodd-Frank Act related to the CFPB become effective on July 21, 2011. The CFPB has broad powers to promulgate, administer and enforce consumer financial regulations. Final regulations could place significant restrictions on our business and the businesses of our customers, particularly customers in the lending industry. Compliance with the Dodd-Frank Act, CFPB regulations, or other new laws, regulations or interpretations could result in substantial compliance costs or otherwise adversely impact our business and our results of operations.

If we experience system failures or capacity constraints, the delivery of our services to our customers could be delayed or interrupted, which could harm our business and reputation and result in the loss of customers.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operation of our computer network, systems and data centers, some of which have been outsourced to third-party providers. Any significant interruptions could severely harm our business and reputation and result in a loss of revenue and customers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, war, terrorist act, telecommunications failure, unauthorized access and computer viruses. The online services we provide are dependent on links to telecommunications providers. In addition, we generate a significant amount of our revenues through telesales centers and websites that we utilize to acquire new customers, fulfill services and respond to customer inquiries. We may not have sufficient redundant operations to cover a loss or failure of these systems in a timely manner. Further, our property and business interruption insurance may not be adequate to compensate us for all losses that may occur.

We are subject to losses from risks for which we do not insure.

For certain risks, we do not maintain insurance coverage because of cost and/or availability. Because we retain some portion of insurable risks, and in some cases self-insure completely, unforeseen or catastrophic losses in excess of insured limits could materially adversely affect our financial performance, operating results and financial condition.

We could lose our access to data sources which could prevent us from providing our services.

We depend extensively upon data from external sources, including data received from customers, strategic partners and various government and public record depositories to create the services we provide to our customers. Our data providers could stop providing data, or increase our costs for their data, for a variety of reasons. We could also become subject to legislative, regulatory or judicial restrictions on the collection or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. In some cases, we compete with our data providers. If we lost access to this external data or if our access was restricted or became less economical, our ability to provide services could be negatively impacted, which would adversely affect our reputation, business, financial condition and results of operations. We cannot provide assurance that we will be successful in maintaining our relationships with these external data source providers or that we will be able to continue to obtain data from them on acceptable terms. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative sources if our current sources become unavailable.

If we are unable to develop successful new services in a timely manner, or if the market does not adopt our new services, our ability to increase our revenue could be adversely affected.

The growth of our business depends on our ability to sell new services that meet the changing needs of the marketplace. To increase our revenues, we must continue to introduce new services and develop new versions of existing services that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. Services that we plan to market in the future are in various stages of development, and the process of developing new services is complex and uncertain. We must commit significant resources to this effort before knowing whether our investments will result in services the market will accept. We may not successfully execute on our new services because of errors in planning or timing, technical hurdles that we fail to overcome, misunderstandings about market demand, changes in regulation, or lack of appropriate resources. Failure in execution or marketplace acceptance of the new services could result in competitive advantages for our competitors, including better differentiated and more timely solutions, which could adversely affect our reputation, business, financial condition and results of operations.

If we fail to keep up with rapidly changing technologies, demand for our services could be adversely affected.

In our markets, there are continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, database technology and the use of the internet.

Changes in customer preferences or regulatory requirements may require changes in the technology used to deliver our services. Our future success will depend, in part, upon our ability to:

•	internally develop new and competitive technologies;

•	use leading third-party technologies effectively; and

•	respond to changing customer needs and regulatory requirements.

We cannot provide assurance that we will successfully implement new technologies or adapt our technology to customer, regulatory and competitive requirements. If we fail to respond to changes in technology, regulatory requirements or customer preferences, the demand for our services, or the delivery of our services, could be adversely affected.

Our ability to expand our operations in, and the portion of our revenue derived from, markets outside the United States is subject to economic, political and other inherent risks, which could adversely impact our growth rate and financial performance.

Over the last several years, we derived a growing portion of our revenues from customers outside the United States, and it is our intent to continue to expand our international operations. We have sales and technical support personnel in numerous countries worldwide. We expect to continue to add international personnel to expand our abilities to deliver differentiated services to our international customers. Expansion into international markets will require significant resources and management attention and will subject us to new regulatory, economic and political risks. Moreover, the services we offer in developing and emerging markets must match our customers’ demand for those services. Due to price, limited purchasing power and differences in the development of consumer credit markets, there can be no assurance that our services will be accepted in any particular developing or emerging markets. We cannot be sure that our international expansion efforts will be successful. The results of our operations and our growth rate could be negatively affected by a variety of factors arising out of international commerce, some of which are beyond our control. These factors include:

•	currency exchange rate fluctuations;

•	foreign exchange controls that might prevent us from repatriating cash to the United States;

•	difficulties in managing and staffing international offices;

•	increased travel, infrastructure, legal and compliance costs of multiple international locations;

•	foreign laws and regulatory requirements;

•	terrorist activity, natural disasters and other catastrophic events;

•	restrictions on the import and export of technologies;

•	difficulties in enforcing contracts and collecting accounts receivable;

•	longer payment cycles;

•	maintenance of quality standards for outsourced work;

•	potentially unfavorable tax rules;

•	political and economic conditions in foreign countries, particularly in emerging markets;

•	varying business practices in foreign countries; and

•	reduced protection for intellectual property rights.

As we continue to expand our business, our success will partially depend on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks could adversely affect our business, financial condition and results of operations.

Our cost management strategy may not be effective, which may adversely affect our financial results.

Our cost management strategy includes strategic sourcing, labor management, streamlining back-office functions and improving overall processes. Although we have implemented such plans and continue to explore means by which we can control or reduce expenses, there can be no assurance that we will be able to realize all the projected benefits of our cost management strategies. If we are unable to realize these anticipated cost reductions, our financial results may be adversely affected. Moreover, our operations and performance may be disrupted by our cost-management and facilities-integration efforts.

We may be unable to protect our intellectual property adequately or cost-effectively, which may cause us to lose market share or force us to reduce our prices.

Our success depends, in part, on our ability to protect and preserve the proprietary aspects of our technology and services. If we are unable to protect our intellectual property, our competitors could use our intellectual property to market similar services, decreasing the demand for our services. We may be unable to prevent third parties from using our proprietary assets without our authorization. We rely on patents, copyrights, trademarks, and contractual and trade secret restrictions to protect and control access to our proprietary intellectual property. However, these measures afford limited protection and may be inadequate. Enforcing our rights could be costly, time-consuming, distracting and harmful to significant business relationships. Additionally, others may develop non-infringing technologies that are similar or superior to ours. Any significant failure or inability to adequately protect and control our proprietary assets may harm our business and reduce our ability to compete.

We may face claims for intellectual property infringement, which could subject us to monetary damages or limit us in using some of our technologies or providing certain services.

There has been substantial litigation in the United States regarding intellectual property rights in the information technology industry. There is a risk that we may infringe the intellectual property rights of third parties. As we expand our international operations, there is a risk that we could infringe the intellectual property rights of third parties in other countries, which could result in liability to us. In the event that claims are asserted against us, we may be required to obtain licenses from third parties. Intellectual property infringement claims against us could subject us to liability for damages and restrict us from providing services or require changes to certain services. Although our policy is to obtain licenses or other rights where necessary, we cannot provide assurance that we have obtained all required licenses or rights. If a successful claim of infringement is brought against us and we fail to develop non-infringing services, or to obtain licenses on a timely and cost-effective basis, our reputation, business, financial condition and results of operations could be adversely affected.

The outcome of litigation or regulatory proceedings in which we are involved, or in which we may become involved, could subject us to significant monetary damages or restrictions on our ability to do business.

Various legal proceedings arise during the normal course of our business. These include individual consumer cases, class action lawsuits and actions brought by federal or state regulators. The outcome of these proceedings is difficult to assess or quantify. Plaintiffs in these lawsuits may seek recovery of large amounts and the cost to defend this litigation may be significant. There may also be adverse publicity associated with litigation that could decrease customer acceptance of our services. In addition, a court-ordered injunction or an administrative cease-and-desist order may require us to modify our business practices or may prohibit conduct that would otherwise be legal and in which our competitors may engage. As a consumer reporting agency, we are subject to a wide variety of technical and complex statutes, including state and federal credit reporting, medical privacy, and financial privacy requirements, which may provide for civil and criminal penalties and may permit consumers to maintain individual or class actions and obtain statutorily prescribed damages. While we do not believe that the outcome of any pending or threatened litigation or regulatory enforcement action will have a material adverse effect on our financial position, litigation is inherently uncertain and adverse outcomes could result in significant monetary damages, penalties or injunctive relief against us. For example, in 2008, pursuant to the terms of a settlement agreement with respect to certain class action proceedings known as the Privacy Litigation (as defined in “Business—Legal proceedings”), we paid $75.0 million into a fund for the benefit of class members and are required to provide approximately 600,000 individuals with up to 9 months of free credit monitoring services. In addition, our insurance coverage may be insufficient to cover adverse judgments. See “Business—Legal proceedings” for further information regarding the Privacy Litigation and other material pending litigation.

When we engage in acquisitions, investments in new businesses or divestitures of existing businesses, we will face risks that may adversely affect our business.

We acquire or make investments in businesses that offer complementary services and technologies. Future acquisitions may not be completed on favorable terms and acquired assets, data or businesses may not be successfully integrated into our operations. Any acquisitions or investments will include risks commonly encountered in acquisitions of businesses, including:

•	failing to achieve the financial and strategic goals for the acquired business;

•	paying more than fair market value for an acquired company or assets;

•	failing to integrate the operations and personnel of the acquired businesses in an efficient and timely manner;

•	disrupting our ongoing businesses;

•	distracting management focus from our ongoing businesses;

•	acquiring unanticipated liabilities;

•	failing to retain key personnel;

•	incurring the expense of an impairment of assets due to the failure to realize expected benefits;

•	damaging relationships with employees, customers or strategic partners; and

•	diluting the share value of existing stockholders.

Any divestitures will be accompanied by the risks commonly encountered in the sale of businesses, which may include:

•	disrupting our ongoing businesses;

•	reducing our revenues;

•	losing key personnel;

•	distracting management focus from our ongoing businesses;

•	damaging relationships with employees and customers as a result of transferring a business to new owners; and

•	failure to close a transaction due to conditions such as financing or regulatory approvals not being satisfied.

These risks could harm our business, financial condition or results of operations, particularly if they occur in the context of a significant acquisition. Acquisitions of businesses having a significant presence outside the United States will increase our exposure to the risks of conducting operations in international markets.

If our outside service providers and key vendors are not able to fulfill their service obligations, our operations could be disrupted and our operating results could be harmed.

We depend on a number of service providers and key vendors such as telephone companies, software engineers, data processors and software and hardware vendors who are critical to our operations. These service providers and vendors are involved with our service offerings, communications and networking equipment, computer hardware and software and related support and maintenance. Although we have implemented service-level agreements and have established monitoring controls, our operations could be disrupted if we do not successfully manage relationships with our service providers or if they do not perform to service level agreements. If our service providers and vendors do not perform their service obligations, it could adversely affect our reputation, business, financial condition and results of operations.

Our access to the capital and credit markets could be adversely affected by economic conditions.

Historically, we have relied on cash from operations to fund our working capital and business growth. We may require additional capital from equity or debt financing in the future. The capital and credit markets have become more volatile as a result of recent adverse economic conditions. Our access to funds under short-term credit facilities is dependent on the ability of the participating banks to meet their funding commitments. Those banks may not be able to meet their funding commitments if they experience shortages of capital and liquidity, or due to changing or increased regulations.

Our relationships with key long-term customers may not continue.

We have long-standing relationships with a number of our large customers. Market competition, customer requirements and customer consolidation through mergers or acquisitions could adversely affect our ability to continue these relationships. There is no guarantee that we will be able to retain or renew existing agreements with these customers on acceptable terms. At the end of the contract term, customers have the opportunity to renegotiate their contracts with us and to consider whether to engage one of our competitors to provide services. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.

To the extent the availability of free or relatively inexpensive consumer information increases, the demand for some of our services may decrease.

Public sources of free or relatively inexpensive consumer information have become increasingly available, particularly through the internet, and this trend is expected to continue. Governmental agencies in particular have increased the amount of information to which they provide free public access. Public sources of free or relatively inexpensive consumer information may reduce demand for our services. To the extent that our customers choose not to obtain services from us and instead rely on information obtained at little or no cost from these public sources, our business, financial condition and results of operations may be adversely affected.

If we experience changes in tax laws or adverse outcomes resulting from examination of our income tax returns, it could adversely affect our results of operations.

We are subject to federal, state and local income taxes in the United States and in foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. Our future effective tax rates and the value of our deferred tax assets could be adversely affected by changes in tax laws. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our financial condition and results of operations.

We may not be able to attract and retain the skilled employees that we need to support our business.

Our success depends on our ability to attract and retain experienced management, sales, research and development, marketing and technical support personnel. If any of our key personnel were unable or unwilling to continue in their present positions, it may be difficult to replace them and our business could be seriously harmed. The complexity of our services requires trained customer service and technical support personnel. We may not be able to hire and retain such personnel at compensation levels consistent with our compensation structure. Some of our competitors may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expense replacing employees, and our ability to provide quality services could diminish, resulting in a material adverse effect on our business.

Risks related to our industry

Economic, political and market forces beyond our control could reduce demand for our services and harm our business.

Since mid-2007, global credit and other financial markets have suffered substantial volatility, illiquidity and disruption. These forces reached unprecedented levels during 2008 and 2009, resulting in some financial institutions filing for bankruptcy, being acquired or being provided with government assistance through intervention programs. These recent market developments and the potential for increased and continuing disruptions present considerable risks to our businesses and operations. These types of disruptions could lead to a decline in the volumes of services we provide our customers and negatively impact our revenue and results of operations.

Changes in legislation or regulations governing consumer privacy may affect our ability to collect, manage and use personal information.

The credit reporting industry is subject to substantial government regulation. Because personal information is stored in our databases, we are vulnerable to changes in government regulations and adverse publicity concerning the use of our data. We provide data and services that are subject to various federal, state and local laws and regulations. See “Business—Regulatory matters” for further discussion. These laws and regulations are designed to protect the privacy of the public and to prevent the misuse of personal information in the marketplace. There has been an increasing public concern about the use of personal information, particularly Social Security numbers, department of motor vehicle data, dates of birth, financial information and medical information. As a result, there may be legislative or regulatory efforts to further restrict the use of this personal information. In addition, we provide credit reports and scores to consumers for a fee, and this income stream may be reduced or interrupted by legislation. For example, in 2003, the United States Congress passed a law requiring us to provide consumers with one credit report per year free of charge. Recently, legislation was introduced requiring us to provide credit scores to consumers without charge. Changes in applicable legislation or regulations that restrict our ability to collect and disseminate information, or that require us to provide services to customers or a segment of customers without charge, could result in decreased demand for our services or increase our compliance costs and adversely affect our business, financial position and results of operations.

Forward-looking statements

Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements and projections are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include:

•	our ability to provide our services at competitive prices;

•	our ability to manage and expand our operations;

•	economic trends and adverse developments in the debt, consumer credit and financial services markets;

•	further consolidation in our end customer markets;

•	our ability to effectively develop and maintain strategic alliances and joint ventures;

•	our ability to maintain the security and integrity of our data;

•	government regulation and changes in the regulatory environment;

•	our ability to deliver services timely without interruption;

•	our ability to maintain our access to data sources;

•	our ability to timely develop new services;

•	our ability to manage expansion of our businesses into international markets;

•	our ability to effectively manage our costs;

•	economic stability in international markets where we operate;

•	our ability to make acquisitions and integrate the operations of other businesses;

•	our ability to access the capital markets;

•	our ability to retain or renew existing agreements with long-term customers;

•	reliance on key management personnel; and

•	other factors described under “Risk factors.”

Many of these factors are beyond our control. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For further information or other factors which could affect our financial results and such forward-looking statements, see “Risk factors.”

Exchange offer

Purpose and effect of the exchange offer

Under the registration rights agreement, we have agreed that we will:

•

use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below);

•	keep the exchange offer open for at least 20 business days after the date we mail notice of such exchange offer to holders; and

•	file and use our reasonable best efforts to cause to become effective a shelf registration statement for the resale of outstanding notes in certain circumstances.

We will pay additional interest on the outstanding notes for the periods described below if the exchange offer with respect to the outstanding notes is not completed on or before the date that is 485 days after the issue date of the outstanding notes. If a registration default occurs, the interest rate on the notes will increase by 0.25% per annum for the first 90-day period after such date, and by an additional 0.25% per annum for each subsequent 90-day period until all registration defaults are cured, subject to a maximum additional interest rate of 1.00% per year over the interest rate shown on the cover of this prospectus.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes pursuant to the exchange offer. However, the outstanding notes tendered must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes bear a Series B designation and a different CUSIP number from the outstanding notes;

•	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer to which this prospectus relates are terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

As of the date of this prospectus, $645.0 million aggregate principal amount of outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and expenses.”

Expiration date; extensions; amendments

The term “expiration date” means 5:00 p.m., New York City time, on                     , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement and notify the exchange agent of any extension by oral or written notice, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the exchange notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on                     , 2011. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on June 15 and December 15.

Procedures for tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the exchange offer, you will be required to make the following representations to us:

•	Any exchange notes to be received by you will be acquired in the ordinary course of your business.

•

At the time of the commencement of the exchange offer, you are not engaging in and do not intend to engage in a distribution, within the meaning of the Securities Act, of the exchange notes in violation of the Securities Act.

•

At the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of the exchange notes in violation of the Securities Act.

•	You are not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•

If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

•	You are not a broker-dealer tendering outstanding notes directly acquired from us for your own account.

•	You are is not acting on behalf of any person or entity that could not truthfully make these representations.

Your tender and our acceptance thereof will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at your election and sole risk. As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Letter to Beneficial Owners” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution (as defined in the letter of transmittal) unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an eligible guarantor institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by an eligible guarantor institution.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided, however, that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed delivery procedures

If you wish to tender your outstanding notes and (1) your outstanding notes are not immediately available, (2) you cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) you cannot complete the procedures for book-entry transfer, prior to the expiration date, you may effect a tender if:

1.	the tender is made through an eligible guarantor institution;

2.	prior to the expiration date, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth your name and address, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by an eligible guarantor institution with the exchange agent; and

3.	the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a “Notice of Guaranteed Delivery” will be sent you if you wish to tender your outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, you must send either a notice of withdrawal to the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

1.	specify the name of the person having deposited the outstanding notes to be withdrawn;

2.	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

3.	be signed by you in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

4.	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes that have been tendered but that are not accepted for exchange will be returned to you without cost to you promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

1.	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

2.	any material adverse development has occurred with respect to us or any of our subsidiaries that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

3.	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us; or

4.	any governmental approval has not been obtained, which failure to obtain, in our judgment, would reasonably be expected to impair consummation of the exchange offer as contemplated by this prospectus.

If we determine, in our reasonable discretion, that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.

Exchange agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By registered mail or certified mail:

Wells Fargo Bank, National Association

MAC – N9303-121

Corporate Trust Operations

P.O. Box 1517

Minneapolis, Minnesota 55480-1517

By regular mail or overnight courier:

Wells Fargo Bank, National Association

MAC – N9303-121

Corporate Trust Operations

Sixth Street & Marquette Avenue

Minneapolis, Minnesota 55479

By hand:

Wells Fargo Bank, National Association

Northstar East Building – 12th floor

Corporate Trust Services

608 Second Avenue South

Minneapolis, Minnesota 55402

Facsimile transmission (eligible institutions only):

(612) 667-6282

For information or to confirm receipt of facsimile by telephone (call toll-free):

(800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, in person or by other means by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred by us in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer.

Consequences of failure to exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

1.	to us upon redemption thereof or otherwise;

2.	so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

3.	outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act; or

4.	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of any outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register any remaining outstanding notes under the Securities Act.

Resale of the exchange notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder of outstanding notes acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Use of proceeds

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. We will retire or cancel all of the outstanding notes tendered in the exchange offer. The outstanding notes were issued on June 15, 2010 to fund a portion of the Change in Control Transaction.

Capitalization

The following table sets forth, as of December 31, 2010, our consolidated cash and cash equivalents and capitalization. This information should be read in conjunction with “Unaudited pro forma consolidated financial data,” “Use of proceeds,” “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

(in millions)	As of December 31, 2010
Cash and cash equivalents	$131.2
ADSR note payable(1)	1.6
Senior secured credit facilities	945.2
Outstanding notes	645.0
RFC loan	14.2

Total debt	$1,606.0
Total stockholders’ equity	(862.0)

Total capitalization	$744.0

(1)	Represents an unsecured non-interest bearing note payable to the sellers of ADSR, a software solutions company we acquired in 2007.

In connection with the Change in Control Transaction, we incurred $1,626.7 million of debt, consisting of our senior secured credit facilities, the outstanding notes and the RFC loan. The proceeds from this debt were used to finance a portion of the Change in Control Transaction and to repay existing debt. See Note 13, “Debt,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Total stockholders’ equity is negative at December 31, 2010 because the Change in Control Transaction was accounted for as a recapitalization of the Company in accordance with Accounting Standards Codification (“ASC”) 805 “Business Combinations,” with the necessary adjustments reflected in the equity section of our balance sheet. See Note 2, “Change in Control,” of our audited consolidated financial statements appearing elsewhere in this prospectus for additional information regarding the Change in Control Transaction.

Unaudited pro forma consolidated financial data

On June 15, 2010, the Purchaser, an affiliate of the Sponsor, acquired 51.0% of the outstanding common stock of the Parent from the Sellers. In connection with this Change in Control Transaction, we incurred $1,626.7 million of debt as discussed in Note 2, “Change in Control,” and Note 13, “Debt,” of our audited consolidated financial statements appearing elsewhere in this prospectus and “Summary—The Change in Control Transation.” Net income for the year ended December 31, 2010 includes interest expense on this debt from June 15, 2010, the date of the Change in Control Transaction.

Had the Change in Control Transaction (including the incurrence of the related debt financing) occurred on January 1, 2010 and assuming we had paid the required $2.4 million quarterly principal payments throughout 2010 and not borrowed additional funds under our senior secured revolving line of credit, total 2010 interest expense on all debt would have been approximately $58 million higher, $37 million net of tax, including approximately $55 million of additional cash interest expense and $3 million of additional amortization of deferred financing fees

The preceding unaudited pro forma consolidated financial data is for informational purposes only and does not purport to represent what our results of operations would have been had the Change in Control Transaction occurred on January 1, 2010. We cannot assure you that the assumptions used by our management, which they believe are reasonable, for the preparation of this pro forma consolidated financial data would have proven to be correct.

You should read this “Unaudited pro forma consolidated financial data” section together with “Selected historical consolidated financial data,” “Risk factors,” “Use of proceeds,” “Capitalization,” “Management’s discussion and analysis of financial condition and results of operations” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

On February 10, 2011, we amended the agreement governing our senior secured credit facilities at terms that are more favorable to us. This amendment resulted in a reduction in the interest rate, payment of additional financing fees that will be amortized over the life of the senior secured term loan facility, and the write-off of previously unamortized financing fees associated with the original senior secured term loan facility. See “Description of other indebtedness” and Note 26, “Subsequent Events,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Selected historical consolidated financial data

The following tables set forth selected historical consolidated financial data for TransUnion for the periods ended and as of the dates indicated below.

We have derived the selected historical consolidated financial data as of December 31, 2009 and 2010 and for each of the years in the three-year period ended December 31, 2010 from our audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the selected historical consolidated balance sheet data as of December 31, 2006, 2007 and 2008 from our audited consolidated financial statements as of such dates, which are not included in this prospectus. We have derived the selected historical consolidated income statement data for each of the years ended December 31, 2006 and 2007 from our audited consolidated financial statements for such periods, which are not included in this prospectus.

You should read the following financial data together with “Unaudited pro forma consolidated financial data,” “Risk factors,” “Use of proceeds,” “Capitalization,” “Management’s discussion and analysis of financial condition and results of operations” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Twelve months ended or at December 31,
(in millions)	2010	2009	2008	2007	2006
Income statement data:
Revenue(1)	$956.5	$924.8	$1,015.9	$1,060.0	$1,003.4
Operating income(1)(2)	216.1	204.4	192.5	251.1	262.6
Income from continuing operations(1)(2)(4)	36.7	132.3	134.4	190.2	195.0
Net income(4)	44.9	133.5	118.5	155.5	193.0

Balance sheet data:
Total assets(3)	$954.2	$1,010.0	$1,169.3	$1,535.6	$1,370.7
Long-term debt	$1,590.9	$451.6	$6.2	$5.6	$2.4

(1)	All years exclude amounts from discontinued operations. See Note 20, “Discontinued Operations,” of our audited consolidated financial statements appearing elsewhere in this prospectus.
(2)

Operating income for 2010 includes $20.7 million of additional stock-based compensation expense due to the accelerated vesting of outstanding restricted stock as a result of the Change in Control Transaction and a nonrecurring gain of $3.9 million on the trade in of mainframe computers. Operating income for 2008 includes $47.3 million of expense related to the Privacy Litigation. See “Business—Legal proceedings.”

(3)

The decrease in total assets at December 31, 2010 reflects cash used to partially fund the Change in Control Transaction. The decrease in total assets at December 31, 2009 reflects cash paid for the stock repurchase of approximately $900 million in December 2009, partially offset by loan proceeds of approximately $600 million received throughout 2009. The decrease in total assets at December 31, 2008 reflects the cash paid for the stock repurchase of approximately $400 million in November 2008. See Note 2, “Change in Control,” Note 13, “Debt,” and Note 14, “Stock Repurchases,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

(4)

Beginning January 1, 2009, net income attributable to noncontrolling interests is no longer subtracted from income from continuing operations or net income as codified in ASC 810, “Consolidation.” Accordingly, the figures reported in the table above include net income attributable to the noncontrolling interest of $8.3 million, $8.1 million, $9.2 million, $7.5 million and $6.9 million in each respective year.

Management’s discussion and analysis

of financial condition and results of operations

The following discussion of our financial condition and results of operations is provided as a supplement to, and should be read in conjunction with, “Unaudited pro forma consolidated financial data,” “Selected historical consolidated financial data,” “Risk factors,” “Use of proceeds,” “Capitalization” and our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those discussed in “Forward-looking statements” and “Risk factors.”

Overview

TransUnion is a global leader in credit and information management services, with operations in the United States, Africa, Canada, Asia, India and Latin America. We develop, maintain and enhance a number of secured proprietary information databases to support our operations. We compile payment history, accounts receivable information, and other information such as bankruptcies, liens and judgments, for consumers and businesses. We maintain reference databases of current consumer names, addresses and telephone numbers, which are used for identity verification and fraud management solutions. We obtain this information from a variety of sources, including credit-granting institutions and public records. We build and maintain these databases and, using our proprietary information management systems, make the resulting products available to our customers through a variety of services.

Our business customers rely on us to help them improve efficiency, manage risk, increase revenue and reduce costs by delivering comprehensive and accurate data and advanced analytics and decisioning. Through credit reports, credit scores, analytical services and decision technology, we help businesses acquire new customers, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt and manage fraud. We use credit-related financial data, coupled with technology and analytical capabilities, to provide services to business customers across a variety of industries.

For our individual consumer customers, we provide the tools, resources and education to help them manage their credit. Services include credit reports, credit scores and other credit monitoring services, which we provide to individuals primarily through our websites transunion.com, truecredit.com and zendough.com.

We primarily compete with two other global credit reporting companies, Equifax, Inc. and Experian plc, both of which offer a range of consumer credit reporting services similar to the services we offer. We also compete with a number of smaller, specialized companies, which collectively offer a variety of competing niche services.

Segment information

We manage our business and report our financial results in three operating segments:

•	USIS;

•	International; and

•	Interactive.

We also report expenses for Corporate, which provides support services to each operating segment. See Note 21, “Operating Segments,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

In 2007, we decided to exit the businesses comprising our Real Estate Services segment. We completed the sale of the primary real estate business in April 2008 and sold the remaining business of the segment in 2010. The assets, liabilities and operating activity of the Real Estate Services segment are reported as discontinued operations in our financial statements. See Note 20, “Discontinued Operations,” of our audited consolidated financial appearing elsewhere in this prospectus.

Business environment and outlook

During the course of 2010, we saw increased signs of market stabilization driven in part due to lower interest rates that helped improve results in our core USIS and International businesses. In addition, recent acquisitions and favorable exchange rates have contributed to increases in revenue.

These improvements were tempered by continuing consumer uncertainty as consumer spending remained far below the levels prior to the 2008 global financial crises. During 2010, concerns remained over continuing high unemployment, tightness in the consumer credit market and a housing market that saw a continuing decline. These concerns have negatively impacted all of our segments and will likely continue to have a negative impact until markets further improve and the uncertainty subsides.

New financial regulations and laws have introduced challenges and opportunities for us and our customers. A recent Federal Trade Commission (the “FTC”) ruling has limited the way we are able to market our direct-to-consumer products online, which has reduced revenue in our Interactive segment. We have reacted to this new ruling by directing these customers to our zendough.com website. During the third quarter of 2010, the Dodd-Frank Act became law. We continue to assess this situation to determine the best way to mitigate any negative impact of the eventual regulations and to determine how we can take advantage of any new market opportunities these regulations may create.

We have also begun to see an increase in demand for our credit marketing services as the uncertainties of recent credit card regulations have eased and our customers have increased their credit marketing programs and have begun to engage in new lending activities.

Company strategy

We have identified growth and diversification as a key strategic corporate objective. We believe that we have growth potential in multiple markets, both domestically and internationally. Consistent with this objective, we completed the following initiatives since the end of 2009:

•

On December 31, 2009, we acquired MedData, a leading provider of healthcare information and data solutions for hospitals, physician practices and insurance companies and integrated it into our USIS segment during 2010. We completed this acquisition to expand our healthcare product line and customer base and further leverage our existing operating model.

•

During the first quarter of 2010 we launched our consumer website, zendough.com, in part to take advantage of opportunities created by the FTC ruling on marketing products to individuals seeking their free annual credit report by directing these customers to zendough.com.

•

During the third quarter of 2010, we acquired a 51% ownership interest in Databusiness S.A. (“Chile”), the second largest credit bureau in Chile, which we believe to be a country with a stable economy and potential for growth.

We continue to look at a number of strategic acquisitions and partnerships in the healthcare, insurance, international and other markets consistent with this growth objective. We also continue to focus on organic growth opportunities, including new products and services as well as startup operations in specific international markets.

During 2010, we incurred a significant amount of additional debt to fund a portion of the Change in Control Transaction and will incur additional interest expense that will impact our net income for 2010 and beyond. We anticipate that our cash flows from operations will be sufficient to cover the additional interest expense and required principal payments on the loans. See “Unaudited pro forma consolidated financial data.”

Key performance indicators

Management, including our chief operating decision maker, evaluates the financial performance of our businesses based on a variety of key indicators. These indicators include revenue, Adjusted Operating Income, Adjusted EBITDA, cash provided by operating activities and capital expenditures. For the years ended December 31, 2010, 2009 and 2008 these indicators were as follows:

				Change
	Year ended December 31,			2010 vs. 2009		2009 vs. 2008
(dollars in millions)	2010	2009	2008	$	%	$	%
Revenue	$956.5	$924.8	$1,015.9	$31.7	3.4%	$(91.1)	(9.0)%

Reconciliation of operating income to Adjusted Operating Income and Adjusted EBITDA:
Operating income	$216.1	$204.4	$192.5	$11.7	5.7%	$11.9	6.2%
Adjustments(1)	17.5	—	47.3	17.5	nm	(47.3)	nm

Adjusted Operating Income(2)	$233.6	$204.4	$239.8	$29.2	14.3%	$(35.4)	(14.8)%
Depreciation and amortization	81.6	81.6	85.7	—	—	(4.1)	(4.8)%
Stock-based compensation(4)	10.8	16.1	20.1	(5.3)	(32.9)%	(4.0)	(19.9)%
Earnings from equity method investments	8.4	5.3	6.6	3.1	58.5%	(1.3)	(19.7)%
Dividends received from cost method subsidiaries	0.5	0.5	0.7	—	—	(0.2)	(28.6)%
Net income attributable to non-controlling interests	(8.3)	(8.1)	(9.2)	(0.2)	(2.5)%	1.1	12.0%

Adjusted EBITDA(5)	$326.6	$299.8	$343.7	$26.8	8.9%	$(43.9)	(12.8)%

Reconciliation of net income to Adjusted EBITDA:
Net income	$44.9	$133.5	$118.5	$(88.6)	(66.4)%	$15.0	12.7%
Net interest expense (income)	89.1	—	(20.6)	89.1	nm	20.6	nm
Income taxes	46.3	73.4	75.5	(27.1)	(36.9)%	(2.1)	(2.8)%
Depreciation and amortization	81.6	81.6	85.7	—	—	(4.1)	(4.8)%
Discontinued operations	(8.2)	(1.2)	15.9	(7.0)	nm	(17.1)	nm
Net income attributable to noncontrolling interests	(8.3)	(8.1)	(9.2)	(0.2)	(2.5)%	1.1	12.0%
Other income and expense(3)	52.9	4.5	10.5	48.4	nm	(6.0)	(57.1)%
Stock-based compensation(4)	10.8	16.1	20.1	(5.3)	(32.9)%	(4.0)	(19.9)%
Adjustments(1)	17.5	—	47.3	17.5	nm	(47.3)	nm

Adjusted EBITDA(5)	$326.6	$299.8	$343.7	$26.8	8.9%	$(43.9)	(12.8)%

Other Cash Metrics:
Cash provided by operating activities of continuing operations	$204.6	$251.8	$230.4	$(47.2)	(18.7)%	$21.4	9.3%
Cash paid for capital expenditures of continuing operations	46.8	56.3	93.5	(9.5)	(16.9)%	(37.2)	(39.8)%

nm: not meaningful

(1)

For 2010, operating expenses included $20.7 million of additional stock-based compensation and $0.5 million of related payroll taxes due to the accelerated vesting of outstanding restricted stock awards, and $0.2 of other related expenses as a result of the Change in Control Transaction. See Note 16, “Stock-Based Compensation,” of our audited consolidated financial statements appearing elsewhere in this prospectus. Also included in 2010 is a nonrecurring gain of $3.9 million on the trade in of mainframe computers. For 2008, operating expenses included $47.3 million related to the settlement of the Privacy Litigation. See “Business—Privacy litigation.”

(2)

Adjusted Operating Income is a non-GAAP measure. The reconciliation of Adjusted Operating Income to its most directly comparable GAAP measure, operating income, is included in the table above. For a further discussion of our definition of Adjusted Operating Income, how we use it, why we present it, and material limitations on its usefulness, see “Financial information—Use of non-GAAP financial measures.”

(3)	Includes all other income and expense except for earnings from equity method investments and dividends received from cost method investments.
(4)

The adjustment for stock-based compensation includes our stock-based compensation except for the additional stock-based compensation related to the accelerated vesting of restricted stock excluded from operating income as discussed in footnote 1 above.

(5)

Adjusted EBITDA is a non-GAAP measure. The reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income, is included in the table above. For a further discussion on our definition of Adjusted EBITDA, how we use it, why we present it and material limitations on its usefulness, see “Financial information—Use of non-GAAP financial measures.”

Results of operations

2010 financial highlights

•

On June 15, 2010, the Purchaser, an affiliate of the Sponsor, acquired 51.0% of the outstanding common stock of the Parent from the Sellers. The Change in Control Transaction was accounted for as a recapitalization of the Company in accordance with ASC 805, “Business Combinations,” with the necessary adjustments reflected in the equity section and the retention of the historical book values of assets and liabilities on the balance sheet as of June 15, 2010.

•

Total revenue increased 3.4% compared to 2009. USIS revenue increased 1.4%, primarily due to the inclusion of MedData revenue in 2010 and increased market stabilization in the second half of 2010. International revenue increased 15.1% due to an increase in local currency revenue in both developed and emerging markets, the impact of strengthening foreign currencies and the inclusion of the Chile revenue beginning in August 2010. On an organic constant currency basis, excluding Chile, international revenue increased 4.6%. Interactive revenue decreased 2.0%, but the number of direct and indirect subscribers both increased.

•

Operating expenses increased 2.8% compared to 2009. This increase was primarily due to additional stock-based compensation expense relating to the Change in Control Transaction, costs related to the acquisition of MedData and the impact of strengthening foreign currencies, partially offset by cost reductions from process improvements, strategic sourcing and cost management initiatives and other nonrecurring cost reductions. See “Summary—The Change in Control Transaction” and Note 16, “Stock-Based Compensation,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Revenue

For 2010, total revenue increased $31.7 million compared to 2009, due to an increase in our customers’ credit marketing programs, revenue from our recent acquisitions, organic growth and strengthening foreign currencies in our International segment. For 2009, total revenue decreased $91.1 million compared to 2008, due to the decline in economic conditions and the global financial crisis that began in late 2008. Revenue by segment and a more detailed explanation of revenue within each segment follows:

				Change
	Twelve months ended December 31,			2010 vs. 2009		2009 vs. 2008
(dollars in millions)	2010	2009	2008	$	%	$	%
U.S. Information Services:
Online Data Services	$439.7	$458.6	$513.5	$(18.9)	(4.1)%	$(54.9)	(10.7)%
Credit Marketing Services	120.4	115.4	139.3	5.0	4.3%	(23.9)	(17.2)%
Decision Services	75.9	53.5	55.5	22.4	41.9%	(2.0)	(3.6)%

Total U.S. Information Services	$636.0	$627.5	$708.3	$8.5	1.4%	$(80.8)	(11.4)%

International:
Developed Markets	$86.6	$79.4	$85.6	$7.2	9.1%	$(6.2)	(7.2)%
Emerging Markets	109.2	90.7	90.4	18.5	20.4%	0.3	0.3%

Total International	$195.8	$170.1	$176.0	$25.7	15.1%	$(5.9)	(3.4)%
Interactive	$124.7	$127.2	$131.6	$(2.5)	(2.0)%	$(4.4)	(3.3)%

Total revenue	$956.5	$924.8	$1,015.9	$31.7	3.4%	$(91.1)	(9.0)%

U.S. Information Services Segment

For 2010, USIS revenue increased $8.5 million compared to 2009, due to an increase in our customers’ credit marketing programs and the inclusion of revenue from the MedData acquisition, partially offset by unfavorable conditions in the consumer credit markets. For 2009, USIS revenue decreased $80.8 million compared to 2008, due to the downturn in economic conditions and credit markets that affected all service lines.

Online Data Services. Revenue in Online Data Services is driven primarily by the volume of credit reports that our customers purchase. Online credit report unit volume decreased 1.7% in 2010 and 13.2% in 2009. For 2010 and 2009, decreases in volume in the financial services market, driven by unfavorable conditions in the consumer credit markets, were partially offset by increases in volume in the insurance market, resulting in a revenue decrease of $18.9 million in 2010 and $54.9 million in 2009.

Credit Marketing Services. Revenue in Credit Marketing Services is driven primarily by demand for customer acquisition and portfolio review services. For 2010, overall requests for Credit Marketing Services increased due to an increase in our customers’ credit marketing programs, with an increase in demand for custom data sets and archive information for both customer acquisition and portfolio review services, resulting in an increase in revenue of $5.0 million. For 2009, overall requests for Credit Marketing Services decreased due to the declining credit markets, with a decrease in demand for acquisition services partially offset by an increase in demand for portfolio review services, resulting in a decrease in revenue of $23.9 million.

Decision Services. Revenue in Decision Services is driven primarily by demand for services that provide our customers with online, real-time decisions at the point of interaction between a consumer and business customer. For 2010, $19.8 million of revenue from MedData and an increase in demand for other Decision Services resulted in an increase in revenue of $22.4 million. For 2009, demand for Decision Services decreased due to the declining consumer credit markets, resulting in a decrease in revenue of $2.0 million.

International Segment

For 2010, International revenue increased $25.7 million, or 15.1%, compared to 2009, due to an increase in local currency revenue in both developed and emerging markets, the impact of strengthening foreign currencies and the inclusion of the Chile revenue beginning in August 2010. On a constant currency basis, revenue increased 6.2% in 2010 compared to 2009. On an organic constant currency basis, which excludes Chile, revenue increased 4.6%. For 2009, International revenue decreased $5.9 million, or 3.4%, compared to 2008, primarily due to the impact of the strengthening U.S. dollar. On a constant currency basis, revenue was relatively flat compared to 2008.

Developed Markets. For 2010, developed markets revenue increased $7.2 million, or 9.1%, compared to 2009. On a constant currency basis revenue increased 3.0%, with increases in all countries. The impact of a stronger Canadian dollar contributed the remaining 6.1% of the 2010 increase. For 2009, developed markets revenue decreased $6.2 million, or 7.2%, compared to 2008. On a constant currency basis, revenue decreased 2.0%, with decreases in Canada and Puerto Rico partially offset by an increase in Hong Kong. The impact of a weaker Canadian dollar contributed the remaining 5.2% of the 2009 decrease.

Emerging Markets. For 2010, emerging markets revenue increased $18.5 million, or 20.4%, compared to 2009. On a constant currency basis revenue increased 9.4%, with increases in most countries. On an organic constant currency basis, which excludes Chile, revenue increased 6.5%. The impact of a stronger South African rand contributed the remaining 11.0% of the 2010 increase. South Africa revenue comprised approximately 76% of the emerging markets revenue in 2010. For 2009, emerging markets revenue increased $0.3 million, or 0.3%, compared to 2008. On a constant currency basis revenue increased 2.3%, with increases in African and East Asian countries and India partially offset by decreases in Latin American countries. This increase was partially offset by the impact of weaker South African rand, which decreased revenue 2.0%.

Interactive Segment

For 2010, Interactive revenue decreased $2.5 million compared to 2009, due to a decrease in the volume of transactions through our indirect channel, partially offset by an increase in the average number of subscribers. For 2009, Interactive revenue decreased $4.4 million compared to 2008, due to a decrease in the average number of subscribers.

Revenue in the Interactive segment is derived through our direct and indirect channels from subscription and transaction-based sales. For 2010, revenue in our direct channel decreased $2.1 million compared to 2009, due to a $6.4 million decrease in transaction-based revenue, including a $5.7 million decrease resulting from an FTC ruling that limits the way we market our products to individuals visiting annualcreditreport.com for their federally-mandated free credit report. This decrease was partially offset by a $4.3 million increase in subscription-based revenue resulting from the launch of zendough.com, which helped drive a 3.1% increase in the average number of direct subscribers. Revenue in our indirect channel decreased $0.4 million compared to 2009, due to a $3.5 million decrease in transaction-based revenue, partially offset by a $3.1 million increase in subscription-based revenue resulting from a 23.5% increase in the average number of indirect subscribers. For 2009, revenue in our direct channel decreased $1.9 million compared to 2008, primarily due to a decrease in transaction-based revenue. Revenue in our indirect channel decreased $2.5 million compared to 2008, due to a $4.7 million decrease resulting from the loss of a large indirect client, which drove a 46.0% decrease in the average number of indirect subscribers, partially offset by a $2.2 million increase in transaction-based revenue.

Operating expenses

For 2010, total operating expenses increased $20.0 million compared to 2009, due to $20.7 million of stock-based compensation expense resulting from the Change in Control Transaction, $18.9 million of costs related to the MedData acquisition, and $9.8 million from the impact of strengthening foreign currencies, partially offset by cost reductions from process improvements, strategic sourcing, cost management initiatives and other nonrecurring cost reductions. For 2009, total operating expenses decreased $103.0 million compared to 2008, due to the $47.3 million litigation expense related to the Privacy Litigation that we settled in 2008, a decrease in product costs in our Interactive segment and other cost management initiatives that reduced operating expenses during 2009. Operating expenses for each year were as follows:

				Change
	Twelve months ended December 31,			2010 vs. 2009		2009 vs. 2008
(dollars in millions)	2010	2009	2008	$	%	$	%
Cost of services	$395.8	$404.2	$432.2	$(8.4)	(2.1)%	$(28.0)	(6.5)%
Selling, general and administrative	263.0	234.6	305.5	28.4	12.1%	(70.9)	(23.2)%
Depreciation and amortization	81.6	81.6	85.7	—	—	(4.1)	(4.8)%

Total operating expenses	$740.4	$720.4	$823.4	$20.0	2.8%	$(103.0)	(12.5)%

Cost of services

For 2010, cost of services decreased $8.4 million compared to 2009, due to a reduction in data center maintenance costs in our USIS segment resulting from the renegotiation of our data center maintenance agreement, a reduction in royalty costs due to the resolution of a contract dispute and a nonrecurring gain on the trade in of computer hardware, partially offset by the inclusion of $6.4 million of MedData costs, $7.9 million of additional stock-based compensation expense resulting from the Change in Control Transaction and the impact of strengthening foreign currencies. For 2009, cost of services decreased $28.0 million compared to 2008 due to a decrease in product costs of $18.1 million in the Interactive segment as a result of feature changes in our core product, along with savings from process improvements, strategic sourcing and labor cost management and a decrease in product costs due to lower sales volume.

Selling, general and administrative

For 2010, selling, general and administrative costs increased $28.4 million compared to 2009, due to $12.8 million of additional stock-based compensation expense resulting from the Change in Control Transaction, the inclusion of $8.1 million of MedData costs, the impact of strengthening foreign currencies and an increase in advertising expense, partially offset by reductions from other cost management initiatives. For 2009, selling, general and administrative costs decreased $70.9 million compared to 2008, due to $47.3 million of litigation expense in 2008 related to the Privacy Litigation and a decrease in compensation costs in our USIS segment and Corporate as a result of various cost saving initiatives. These decreases were partially offset by an increase in advertising costs in the Interactive segment.

Depreciation and amortization

For 2010, depreciation and amortization were flat compared to 2009 as the increase in MedData-related depreciation and amortization was offset by a decrease in other depreciation and amortization resulting from lower capital expenditures in 2010 and 2009 compared to 2008. For 2009, depreciation and amortization decreased $4.1 million compared to 2008, due to a lower level of capital expenditures for the year.

Operating income and operating margins

				Change
	Twelve months ended December 31,			2010 vs. 2009		2009 vs. 2008
(dollars in millions)	2010	2009	2008	$	%	$	%
Operating income:
U.S. Information Services	$177.1	$164.2	$213.0	$12.9	7.9%	$(48.8)	(22.9)%
International	62.7	55.8	61.7	6.9	12.4%	(5.9)	(9.6)%
Interactive	37.7	46.4	33.1	(8.7)	(18.8)%	13.3	40.2%
Corporate	(61.4)	(62.0)	(115.3)	0.6	1.0%	53.3	46.2%

Total operating income	$216.1	$204.4	$192.5	$11.7	5.7%	$11.9	6.2%

Operating margin(1):
U.S. Information Services	27.8%	26.2%	30.1%		1.6%		(3.9)%
International	32.0%	32.8%	35.1%		(0.8)%		(2.3)%
Interactive	30.2%	36.5%	25.2%		(6.3)%		11.3%
Total operating margin	22.6%	22.1%	18.9%		0.5%		3.2%

(1)	When comparing changes for margins, variance changes are based on a “basis point” change.

For 2010, consolidated operating income increased $11.7 million and operating margin increased by 50 basis points compared to 2009, due to the increase in revenue, partially offset by the increased stock-based compensation expense resulting from the Change in Control Transaction. For 2009, consolidated operating income increased $11.9 million and operating margin increased by 320 basis points compared to 2008, due to a $47.3 million decrease in Privacy Litigation expense in Corporate and a decrease in product and labor costs, partially offset by the decrease in revenue.

For 2010, operating margin for the USIS segment increased due to the increase in revenue and decrease in royalty and data center maintenance costs and the nonrecurring gain on the trade in of computer hardware. Operating margin for the International segment decreased due to an increase in labor costs, partially offset by the increase in revenue. Operating margin for the Interactive segment decreased due to the decrease in revenue and increase in advertising expense.

For 2009, operating margin for the USIS segment decreased because a substantial portion of the expenses were fixed while revenue for the segment decreased. Operating margin for the International segment also decreased due to the decrease in revenue. Operating margin for the Interactive segment increased due to product feature changes that significantly reduced our product costs and a decrease in mail and call center costs, partially offset by the decrease in revenue and an increase in advertising expense.

Non-operating income and expense

				Change
	Twelve months ended December 31,			2010 vs. 2009		2009 vs. 2008
(dollars in millions)	2010	2009	2008	$	%	$	%
Interest expense	$(90.1)	$(4.0)	$(0.9)	$(86.1)	nm	$(3.1)	nm
Interest income	1.0	4.0	21.5	(3.0)	(75.0)%	(17.5)	(81.4)%
Other income and (expense), net	(44.0)	1.3	(3.2)	(45.3)	nm	4.5	nm

Total non-operating income and expense	$(133.1)	$1.3	$17.4	$(134.4)	nm	$(16.1)	nm

nm: not meaningful

Interest expense increased $86.1 million for 2010 due to the new debt incurred in connection with the Change in Control Transaction. See “Summary—The Change in Control Transaction” and Note 13 “Debt,” to our audited consolidated financial statements appearing elsewhere in this prospectus. See Note 26, “Subsequent Event,” to our audited consolidated financial statements appearing elsewhere in this prospectus for changes to our senior secured credit facilities subsequent to December 31, 2010. Interest expense increased $3.1 million for 2009 due to new debt incurred in connection with the November 2009 stock repurchase. See Note 14, “Stock Repurchases,” to our audited consolidated financial statements appearing elsewhere in this prospectus.

Interest income decreased $3.0 million for 2010 and $17.5 million for 2009, due to falling interest rates and a lower balance of investable funds. The decrease in investable funds was due to cash used for the stock repurchases made during the fourth quarter of 2008 and 2009 as discussed in Note 14, “Stock Repurchases,” of our audited consolidated financial statements appearing elsewhere in this prospective, and cash used to fund the Change in Control Transaction.

For 2010, other income and expense resulted in a net increase in expense of $45.3 million compared to 2009. For 2010, other income and expense includes $28.7 million of acquisition fees and $20.5 million of loan fees primarily due to the new debt used to fund a portion of the Change in Control Transaction. Loan fees included a $10.0 million fee for the lender’s commitment to provide a bridge loan for the Change in Control Transaction that we did not utilize, and $8.9 million of previously unamortized deferred financing fees related to our old senior unsecured credit facility that was repaid as part of the Change in Control Transaction. The loan fees also included $2.7 million of commitment fees and amortization of deferred financing fees related to the undrawn portion of the senior secured revolving line of credit that was outstanding in 2010. Other income and expense also included a $2.1 million loss realized on the settlement of the swap instruments we held as an interest rate hedge on our old senior unsecured credit facility that was repaid in connection with the Change in Control Transaction. See Note 13, “Debt,” of our audited consolidated financial statements appearing elsewhere in this prospectus. For 2010, other income and expense also includes a $3.1 million increase in income from unconsolidated affiliates.

For 2009, other income and expense resulted in a net increase in income of $4.5 compared to 2008. For 2009, other income and expense includes $3.4 million of acquisition expenses, primarily related to the MedData acquisition as discussed in Note 19, “Business Acquisitions,” of our audited consolidated financial statements appearing elsewhere in this prospectus. For 2009, other income and expense also included $5.3 million of income from unconsolidated affiliates. For 2008, other income and expense included a $7.7 million impairment charge taken on marketable securities and $2.9 million of realized foreign exchange losses, partially offset by $6.6 million of income from unconsolidated affiliates.

Provision for income taxes

				Change
	Twelve months ended December 31,			2010 vs. 2009		2010 vs. 2009
(dollars in millions)	2010	2009	2008	$	%	$	%
Provision for income taxes	$46.3	$73.4	$75.5	$(27.1)	(36.9)%	$(2.1)	(2.8)%
Effective income tax rate	55.8%	35.7%	36.0%

For 2010, the decrease in the provision for income taxes was due to the costs incurred for the Change in Control Transaction and the increase in interest expense resulting from the new debt. The increase in the 2010 effective tax rate was primarily due to the nondeductible expenses related to the Change in Control Transaction and the limitation on our foreign tax credit resulting from the increased interest expense. For 2009, the provision and effective tax rate were relatively flat compared to 2008.

Discontinued operations, net of tax

				Change
	Twelve months ended December 31,			2010 vs. 2009		2009 vs. 2008
(dollars in millions)	2010	2009	2008	$	%	$	%
Discontinued operations, net of tax	$8.2	$1.2	$(15.9)	$7.0	nm	$17.1	nm

nm: not meaningful

During the first quarter of 2010, we completed the sale of the remaining business comprising our Real Estate Services segment and will have no significant ongoing relationship with this business in the future. Revenue for the Real Estate Services segment was $3.7 million in 2010, $18.8 million in 2009 and $44.8 million in 2008. Net income from the real estate discontinued operations for 2010 included an operating loss of $2.7 million and a gain on the final disposal of the business of $5.2 million. Net income from these discontinued operations included income of $1.5 million in 2009 and a loss of $15.9 million in 2008. The 2008 loss included $13.1 million of tax expense resulting from the recognition of a valuation allowance against the deferred tax asset recognized for the impairment and sale of the segment.

During the second quarter of 2010, we completed the sale of our third-party collection business in South Africa (the “collection business”) to the existing minority stockholders and will have no significant ongoing relationship with this business in the future. Revenue for the collection business was $1.3 million in 2010, $4.2 million in 2009 and $5.9 million in 2008. Net income from the collection business discontinued operations included income of $5.7 million in 2010 and losses of $0.3 million in 2009 and less than $0.1 million in 2008. The 2010 gain included an operating loss of less than $0.1 million and a gain of $3.7 million, $5.7 million after tax benefit, on the final disposal of this business.

See Note 20, “Discontinued Operations,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Significant changes in assets and liabilities

Our balance sheet at December 31, 2010, as compared to December 31, 2009, was impacted by the following:

•

The balance of current and long-term debt increased $1,014.7 million from December 31, 2009, primarily to fund the Change in Control Transaction. We incurred $1,626.7 million of new debt to partially fund the Change in Control Transaction and repay our old $500.0 million senior unsecured credit facility. We also exercised our right to sell our auction rate securities to UBS Bank USA and UBS Financial Services, Inc. (together, “UBS”) under a line of credit agreement we entered into with UBS in the first quarter of 2009, and used the proceeds from the sale and redemption of these securities to repay the $89.1 million line of credit. See Note 2, “Change in Control,” Note 4, “Marketable Securities,” and Note 13, “Debt,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

•

The balance of retained earnings and treasury stock decreased from December 31, 2009, primarily due to the Change in Control Transactions and the retirement of all treasury stock. The Change in Control Transaction was accounted for as a recapitalization of the Company in accordance with ASC 805, “Business Combinations,” with the necessary adjustments reflected in the equity section and the retention of the historical book values of assets and liabilities on the balance sheet as of June 15, 2010. See Note 2, “Change in Control,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

•	The balance in other assets increased $58.4 million from December 31, 2009, primarily due to a net increase of $49.2 million in deferred financing fees related to the Change in Control Transaction and from the purchase of an additional equity interest in an unconsolidated subsidiary in India. See Note 8, “Other Assets,” and Note 13, “Debt,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

•

The balance of short-term and other marketable securities decreased $116.8 million from December 31, 2009, primarily due to the sale and redemption of our auction rate securities held at UBS. In addition to the proceeds from the sale of these securities, we sold $25.0 million of auction rate securities at par to an entity owned by Pritzker family business interests and used the proceeds to partially fund the Change in Control Transaction. See Note 2, “Change in Control,” Note 4, “Marketable Securities,” and Note 13, “Debt,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

•

The balances of total current assets and liabilities of discontinued operations as of December 31, 2010, decreased from December 31, 2009, due to the sale of our title insurance business and the third-party collection business in South Africa. See Note 20, “Discontinued Operations,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Our balance sheet at December 31, 2009, as compared to December 31, 2008, was impacted by the following:

•

The balance of current and long-term debt increased $590.0 million from December 31, 2008. The proceeds from the additional 2009 debt were used to redeem shares of our outstanding common stock. See Note 13, “Debt,” and Note 14, “Stock Repurchases,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

•

The balance of treasury stock increased $907.2 million from December 31, 2008. We used $500 million of new debt proceeds and $400 million of cash on hand to redeem $900 million of our outstanding common stock in December 2009. See Note 13, “Debt,” and Note 14, “Stock Repurchases,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

•

On December 31, 2009, we acquired all of the outstanding units and voting interests of MedData for $96.5 million in cash. Of this amount, we allocated $53.9 million to goodwill. See Note 19, “Business Acquisitions,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Liquidity and capital resources

				Change
	Twelve months ended December 31,			2010 vs. 2009		2009 vs. 2008
(dollars in millions)	2010	2009	2008	$	%	$	%
Cash provided by operating activities of continuing operations	$204.6	$251.8	$230.4	$(47.2)	(18.7)%	$21.4	9.3%
Cash used in operating activities of discontinued operations	(4.2)	(7.5)	(10.0)	3.3	44.0%	2.5	25.0%
Cash provided by (used in) investing activities	70.4	(134.7)	169.4	205.1	nm	(304.1)	nm
Cash used in financing activities	(290.5)	(337.3)	(424.3)	46.8	13.9%	87.0	20.5%
Effect of exchange rate changes on cash and cash equivalents	1.8	4.0	(7.6)	(2.2)	nm	11.6	nm

Net change in cash and cash equivalents	$(17.9)	$(223.7)	$(42.1)	$205.8	nm	$(181.6)	nm

nm: not meaningful

Sources and uses of cash

Operating activities

Cash provided by operating activities decreased $47.2 million in 2010, from $251.8 million in 2009 to $204.6 million in 2010. The decrease was primarily due to an increase in cash interest expense and accounts receivable, partially offset by a decrease in cash taxes paid.

Investing activities

Cash provided by investing activities increased $205.1 million in 2010, from a use of cash of $134.7 million in 2009 to a source of cash of $70.4 million in 2010. The increase was due an increase in the proceeds from the sale of available-for-sale securities, a decrease in acquisitions and purchases of noncontrolling interests, proceeds from the sale of the assets of discontinued operations and a decrease in capital expenditures.

Financing activities

Cash used in financing activities decreased $46.8 million in 2010, from $337.3 million in 2009 to $290.5 million in 2010. The decrease was primarily because we used more cash on hand to fund the 2009 stock repurchase than we did to finance the recapitalization of the Company in connection with the Change in Control Transaction.

Capital expenditures

We make capital expenditures to grow our business by developing new and enhanced capabilities, increase our effectiveness and efficiency and reduce risks. Our capital expenditures include product development, disaster recovery, security enhancements, regulatory compliance and the replacement and upgrade of existing equipment at the end of its useful life. Cash paid for capital expenditures decreased $9.5 million from $56.3 million in 2009 to $46.8 million in 2010. On an accrual basis, our capital expenditures were $65.2 million in 2010 compared to $71.2 million in 2009. In 2009, we incurred higher capital expenditures to upgrade infrastructure and ensure high system availability by enhancing system redundancy. In 2010, these initiatives continued, but at a slower pace. For 2011, on an accrual basis, we expect our capital expenditures to be approximately the same as 2010.

Change in Control Transaction

On June 15, 2010, the Purchaser, an affiliate of the Sponsor, acquired 51.0% of the outstanding common stock of the Parent from the Sellers. The remaining common stock was retained by certain existing stockholders of the Parent, including 48.15% by Pritzker family business interests and 0.85% by certain members of senior management who rolled their equity over into non-voting common stock of the Parent. The Change in Control Transaction included the Merger of MergerCo with and into the Parent, with the Parent continuing as the surviving corporation. As part of the Merger, outstanding common stock of the Parent, other than common stock held by MergerCo, converted into the right to receive cash in an aggregate amount of $1,175.2 million. See “Summary—The Change in Control Transaction.”

As part of the Change in Control Transaction, we incurred $1,626.7 million of debt, consisting of a seven-year $950.0 million senior secured term loan and $15.0 million of a five-year $200.0 million senior secured revolving line of credit under our senior secured credit facilities, $645.0 million of outstanding notes, and $16.7 million under the RFC loan. The proceeds of these financing transactions were used to finance a portion of the Change in Control Transaction. See “Summary—The Change in Control Transaction,” Note 2 “Change in Control,” and Note 13, “Debt,” of our audited consolidated financial statements appearing elsewhere in this prospectus. See Note 26, “Subsequent Event,” of our audited consolidated financial statements appearing elsewhere in this prospectus for changes to our senior secured credit facilities subsequent to December 31, 2010.

2010 acquisitions

On August 1, 2010, we acquired a 51% ownership interest in our Chile subsidiary for $6.7 million. The fair value of 100% of the net assets of the entity acquired was $13.2 million, including $4.9 million allocated to goodwill. The results of operations of Chile have been included as part of the International segment in our consolidated statements of income since the acquisition. Pro forma financial information is not presented because the acquisition was not material to our 2010 consolidated financial statements.

2009 acquisitions

On December 31, 2009, we acquired all of the outstanding units and voting interests of MedData for $96.5 million in cash. MedData is a leading provider of healthcare information and data solutions for hospitals, physician practices and insurance companies. We completed this acquisition to expand our healthcare product line and customer base and further leverage our existing operating model. We have integrated MedData into our USIS segment. We financed this acquisition with cash on hand. As this acquisition was completed on December 31, there was no impact on our consolidated statement of income for 2009. Pro forma financial information is not presented because the acquisition was not material to our 2009 consolidated financial statements.

See Note 19, “Business Acquisitions,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Debt

Senior secured credit facilties

In connection with the Change in Control Transaction, on June 15, 2010, we entered into the credit agreement governing our senior secured credit facilities with various lenders. The senior secured credit facilities consist of a seven-year $950.0 million senior secured term loan and a five-year $200.0 million senior secured revolving line of credit. Interest rates on the borrowings under the senior secured credit facilities are based on the London Interbank Offered Rate (“LIBOR”) unless otherwise elected, subject to a floor, plus an applicable margin of between 3.5% and 5.0% based on our net leverage ratio and the type of rate elected. There is a 0.5% commitment fee due each quarter based on the undrawn portion of the senior secured revolving line of credit. To secure the financing, we incurred $55.2 million of fees that were deferred and allocated between the senior secured term loan and the senior secured revolving line of credit, and were scheduled to be amortized over the term of the loans.

Under the senior secured term loan, we are required to make principal payments of 0.25% of the original principal balance at the end of each quarter with the remaining principal balance due June 15, 2017. During 2010, we repaid $4.8 million of principal on the senior secured term loan. We will also be required to begin making principal payments on the senior secured term loan in 2012 based on excess cash flows of the prior year. Under the senior secured revolving line of credit, the entire principal is due June 15, 2015. During 2010, we repaid the entire $15.0 million previously drawn on the senior secured revolving line of credit.

See Note 26, “Subsequent Event,” of our audited consolidated financial statements for changes to our senior secured credit facilities subsequent to December 31, 2010, including payments of $20.8 million in the first quarter of 2011 associated with the refinancing of the senior secured credit facilities.

Outstanding notes

In connection with the Change in Control Transaction, on June 15, 2010, the Issuers issued $645.0 million of outstanding notes to certain qualified investors. The notes mature on June 15, 2018. Interest on the notes is payable semi-annually at a fixed rate of 11.375% per annum. To secure the financing, we incurred $20.3 million of fees, including commissions paid to the initial purchasers of the notes, which were deferred and are being amortized as additional interest expense over the term of the notes using the effective interest rate method. We are offering to exchange the outstanding notes for the exchange notes in connection with the exchange offer described in this prospectus.

RFC loan

On June 15, 2010, we borrowed $16.7 million under the RFC loan to finance a portion of the Change in Control Transaction. See “Summary—The Change in Control Transaction.” The loan is an unsecured, non-interest bearing note, discounted by $2.5 million for imputed interest, due December 15, 2018, with prepayments of principal due annually based on excess foreign cash flows. Interest expense is calculated under the effective interest method using an imputed interest rate of 11.625%.

Secured line of credit

In the first quarter of 2009, we entered into a line of credit agreement with UBS and borrowed $106.4 million equal to the full par value of the auction rate securities held by us at UBS at that time. During 2009, payments totaling $17.3 million were made towards this loan. During 2010, the balance of this loan was repaid in full.

Old senior unsecured credit facility

On November 16, 2009, we entered into our old senior unsecured credit facility with JPMorgan Chase Bank, N.A and various lenders and borrowed $500.0 million to fund the purchase of our common stock. On November 19, 2009, we entered into swap agreements with financial institutions that effectively fixed the interest payments on a portion of our old senior unsecured credit facility at 1.53%, plus the applicable margin on the loan. In connection with the Change in Control Transaction, on June 15, 2010, we repaid the remaining balance of our old senior unsecured credit facility and cash settled the swap instruments, realizing a $2.1 million loss that was included in other expense.

See Note 13, “Debt,” and Note 26, “Subsequent Event,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Stock repurchases

On November 3, 2009, our Board of Directors approved an offer to purchase up to $900.0 million of stock for cash from the stockholders of record of the Parent as of November 17, 2009. On December 17, 2009, we purchased $900.0 million of common stock of the Parent from the stockholders of record at a purchase price of $26.24 per share, which was based on a valuation of all outstanding common stock as of November 16, 2009.

On October 20, 2008, our Board of Directors approved an offer to purchase up to $400.0 million of stock for cash from the stockholders of record of the Parent as of October 27, 2008. We purchased 15.4 million shares in November 2008 and approximately an additional 43,000 restricted shares in January 2009 for a total of $400.0 million from the stockholders of record of the Parent at a purchase price of $25.85 per share, which was based on a valuation of all outstanding common stock of the Parent as of October 24, 2008.

Liquidity and cash management

Cash and cash equivalents of continuing operations totaled $131.2 million at December 31, 2010 and $137.5 million at December 31, 2009. We generate positive cash flow from our operations and expect to continue to do so. Our principal sources of liquidity are cash flows provided by operating activities, cash and cash equivalents on hand, and our senior secured revolving line of credit. As of December 31, 2010, we had no outstanding borrowings under our senior secured revolving line of credit, and could borrow up to the full amount. Beginning in 2012, under the senior secured term loan, we will be required to make additional principal payments based on the previous year’s excess cash flows. See Note 13, “Debt,” and Note 26, “Subsequent Event,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

As of December 31, 2010 we were in compliance with all financial covenants under the credit agreement governing our senior secured credit facilities, which required us to maintain a senior secured net leverage ratio below a maximum of 4.00 to 1, and an interest coverage ratio above a minimum of 1.50 to 1. The senior secured net leverage ratio and interest coverage ratio at December 31, 2010 were as follows:

At December 31, 2010
Senior secured net leverage ratio(1)	2.40
Interest coverage ratio(1)	2.48

(1)

The senior secured net leverage ratio is the ratio of consolidated total net debt to consolidated EBITDA (“Covenant EBITDA”) for the trailing twelve months as defined in the credit agreement governing our senior secured credit facilities. The interest coverage ratio is the ratio of Covenant EBITDA for the trailing twelve months to consolidated interest expense on an annualized basis as defined in the credit agreement governing our senior secured credit facilities. Covenant EBITDA for the twelve months ended December 31, 2010, totaled $339.8 million. The difference between Covenant EBITDA, as defined in the credit agreement governing our senior secured credit facilities, and Adjusted EBITDA, totaled $13.2 million for the twelve months ended December 31, 2010, and consists of adjustments for noncontrolling interests, equity investments and other adjustments as defined in the credit agreement governing our senior secured credit facilities.

See Note 26, “Subsequent Event,” for changes to the credit agreement governing our senior secured credit facilities subsequent to December 31, 2010. Under the terms of the amendment to the credit agreement governing our senior secured credit facilities as discussed in Note 26, “Subsequent Event,” the interest coverage covenant was removed for the senior secured term loan and senior secured revolving line of credit, and the net leverage covenant was removed for the senior secured term loan and modified for the senior secured revolving line of credit.

The balance retained in cash and cash equivalents is consistent with our short-term cash needs and investment objectives. We believe our cash on hand, cash generated from operations, and funds available under our senior secured revolving line of credit are sufficient to fund our planned capital expenditures, debt service obligations and operating needs for the foreseeable future.

Contractual obligations

Future minimum payments for noncancelable operating leases, purchase obligations and debt repayments as of December 31, 2010 are payable as follows:

(in millions)	Operating leases	Purchase obligations	Debt repayments	Loan fees and interest payments	Total
2011	$10.3	$118.0	$15.1	$138.3	$281.7
2012	8.2	37.8	10.4	137.2	193.6
2013	6.2	10.6	9.5	135.3	161.6
2014	5.1	7.7	9.5	134.9	157.2
2015	3.6	7.3	9.5	133.9	154.3
Thereafter	12.2	0.3	1,552.0	269.5	1,834.0

Totals	$45.6	$181.7	$1,606.0	$949.1	$2,782.4

Purchase obligations to be repaid in 2011 include $65.8 million of trade accounts payable that were included on the balance sheet as of December 31, 2010. We had no significant capital leases as of December 31, 2010. Loan fees and interest payments are estimates based on the interest rates in effect at December 31, 2010 and the contractual principal paydown schedule, excluding any excess cash flow paydowns that may be required. See Note 13, “Debt,” and Note 26, “Subsequent Event,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Off-balance sheet arrangements

As of December 31, 2010 and 2009 we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Application of critical accounting estimates

We prepare our consolidated financial statements in conformity with GAAP. The notes to our consolidated financial statements include disclosures about our significant accounting policies. These accounting policies require us to make certain judgments and estimates in reporting our operating results and our assets and liabilities. The following paragraphs describe the accounting policies that require significant judgment and estimates due to inherent uncertainty or complexity.

Goodwill and indefinite-lived intangibles

As of December 31, 2010, our consolidated balance sheet included goodwill of $223.7 million. As of December 31, 2010, we had no other indefinite-lived intangible assets. We test goodwill and indefinite-lived intangible assets, if any, for impairment on an annual basis, in the fourth quarter, or on an interim basis if an indicator of impairment is present. For goodwill, we compare the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. For other indefinite-lived intangibles, we compare the fair value of the asset to its carrying value to determine if there is an impairment. If the fair value of the asset is less than its carrying value, an impairment loss is recorded. We use discounted cash flow techniques to determine the fair value of our reporting units, goodwill and other indefinite-lived intangibles. The discounted cash flow calculation requires a number of significant assumptions, including projections of future cash flows and an estimate of our discount rate.

We believe our estimates of fair value are based on assumptions that are reasonable and consistent with assumptions that would be used by other marketplace participants. Such estimates are, however, inherently uncertain, and estimates using different assumptions could result in significantly different results. A 10% increase in our discount rate and a 10% decrease in our terminal value would still not result in an impairment of goodwill. During 2010, 2009 and 2008 there was no impairment of goodwill or other indefinite-lived intangible assets.

Long-lived assets

As of December 31, 2010, our consolidated balance sheet included fixed assets of $615.1 million, $186.1 million net of accumulated depreciation, and long-lived intangible assets of $327.4 million, $117.9 million net of accumulated amortization. We review long-lived assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the consolidated balance sheet, and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. When a long-lived asset group is tested for recoverability, we also review depreciation estimates and methods. Any revision to the remaining useful life of a long-lived asset resulting from that review is also considered in developing estimates of future cash flows used to test the asset for recoverability. We typically use a discounted cash flow model when assessing the fair value of our asset groups. The discounted cash flow calculation requires a number of significant assumptions, including projections of future cash flows and an estimate of our discount rate.

We believe our estimates of future cash flows used to determine recoverability and our estimates of fair value are based on assumptions that are reasonable and consistent with assumptions that would be used by other marketplace participants. However, such estimates are inherently uncertain and estimates using different assumptions, or different valuation techniques, could result in significantly different results. During 2010, 2009 and 2008 there were no significant impairment charges.

Legal contingencies

As of December 31, 2010, our consolidated balance sheet included accrued litigation costs of $5.6 million. We are involved in various legal proceedings resulting from our normal business operations. Our in-house legal counsel works with outside counsel to manage these cases and seek resolution. We regularly review all claims to determine whether a loss is probable and can be reasonably estimated. If a loss is probable and can be reasonably estimated, an appropriate reserve is accrued and included in other current liabilities. We make a number of significant judgments and estimates related to these contingencies, including the likelihood that a liability has been incurred, and an estimate of that liability. See Note 23, “Contingencies,” to our audited consolidated financial statements appearing elsewhere in this prospectus.

We believe the judgments and estimates used are reasonable, but events may arise that were not anticipated and the outcome of a contingency may differ significantly from what is expected.

Income taxes

As of December 31, 2010, our consolidated balance sheet included current deferred tax assets of $1.2 million, noncurrent deferred tax assets of $1.6 million, noncurrent deferred tax liabilities of $25.6 million and unrecognized tax benefits of $2.1 million. We are required to record current and deferred tax expense, deferred tax assets and liabilities resulting from temporary differences, and unrecognized tax benefits for uncertain tax positions. We make certain judgments and estimates to determine the amounts recorded, including future tax rates, future taxable income, whether it is more likely than not a tax position will be sustained, and the amount of the unrecognized tax benefit to record.

We believe the judgments and estimates used are reasonable, but events may arise that were not anticipated and the outcome of tax audits may differ significantly from what is expected.

Stock-based compensation

For the year ended December 31, 2010, we recorded $31.8 million of stock-based compensation expense, including $20.7 from the accelerated vesting of restricted stock in connection with the Change in Control Transaction. The fair value of each award was determined by various methods including independent valuations of the Parent’s common stock based on discounted cash flow and selected public company comparable analyses, a Black-Scholes valuation model, and a risk-neutral Monte Carlo valuation model. The various valuation models require a number of significant assumptions, including projections of future cash flows and an estimate of our cost of capital, volatility rates, expected life of awards and risk-free interest rates. We believe the determination of fair value was based on assumptions and estimates that are reasonable and consistent with what would be used by other marketplace participants to determine fair value. However, valuations are inherently uncertain and valuations using different assumptions and estimates, or different valuation techniques, could result in significantly different values.

Recent accounting pronouncements

For information about recent accounting pronouncements and the potential impact on our consolidated financial statements, see Note 1, “Significant Accounting and Reporting Policies,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Quantitative and qualitative disclosures about market risk

In the normal course of business we are exposed to market risk, primarily from changes in foreign currency exchange rates and variable interest rates, which could impact our results of operations and financial position. We manage the exposure to this market risk through our regular operating and financing activities and, when appropriate, through the use of derivative financial instruments, such as foreign currency and interest rate hedges. We use derivative financial instruments as a risk management tool only and not for speculative or trading purposes.

Interest rate risk

During the quarter ended June 30, 2010, we incurred a significant amount of new debt, including variable-rate debt, to fund a portion of the Change in Control Transaction, and to pay off existing debt. As a result, our exposure to market risk for changes in interest rates due to variable-rate debt increased. As of December 31, 2010, our variable-rate debt had a weighted-average interest rate of 6.75% and a weighted-average life of 6.50 years. As of December 31, 2010, 58.9% of our outstanding debt was variable. The variable-rate loans have interest rate floors. On December 31, 2010, the variable rate on our senior secured term loan was below the floor, and a 1% change in the interest rate on that loan would not have changed our interest expense for one month. On December 31, 2010, we had no outstanding balance on our senior secured revolving line of credit and a change in the interest rate on that loan would not have changed our interest expense for one month.

As part of the Change in Control Transaction, we settled the swap instruments we used to hedge a portion of our old senior unsecured credit facility that was repaid at that time. The settlement resulted in a loss of $2.1 million that was included in other income and expense. We have not hedged any of our current variable-rate debt.

Based on the amount of outstanding variable-rate debt, we have a material exposure to interest rate risk. In the future our exposure to interest rate risk may change due to changes in the amount borrowed, changes in interest rates, or changes in the amount we have hedged. The amount of our outstanding debt, and the ratio of fixed-rate debt to variable-rate debt, can be expected to vary as a result of future business requirements, market conditions or other factors.

See Note 13, “Debt,” and Note 26, “Subsequent Event,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Foreign currency exchange rate risk

A substantial majority of our revenue, expense and capital expenditure activities are transacted in U.S. dollars. However, we do transact business in a number of foreign currencies, including the South African rand and Canadian dollar. In reporting the results of our foreign operations, we benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to the foreign currencies.

We are required to translate the assets and liabilities of our foreign subsidiaries that are measured in foreign currencies at the applicable period-end exchange rate on our consolidated balance sheets. We are required to translate revenue and expenses at the average exchange rates prevailing during the year in our consolidated statements of income. The resulting translation adjustment is included in other comprehensive income, as a component of stockholders’ equity. We include transactional foreign currency gains and losses in other income and expense on our consolidated statements of income.

In 2010, revenue from foreign operations was $195.8 million, and foreign pre-tax income was $70.6 million. A 10% change in the value of the U.S. dollar relative to a basket of the currencies for all foreign countries in which we had operations during 2010 would have changed our revenue by $19.6 million and our pre-tax income by $7.1 million.

A 10% change in the value of the U.S. dollar relative to a basket of currencies for all foreign countries in which we had operations would not have had a significant impact on our 2010 realized foreign currency transaction gains and losses.

Business

Overview

We are a global leader in credit information and information management services, with operations in the United States, Africa, Canada, Asia, India and Latin America. We maintain credit data on millions of consumers and serve thousands of customers worldwide. We compile payment history, accounts receivable information and other information such as bankruptcies, liens and judgments for consumers and small businesses, and maintain reference databases of current consumer names, addresses and telephone numbers. We obtain this information from thousands of sources, including credit-granting institutions and public record depositories. We enhance our data and service offerings through access to other unique databases owned or maintained by third parties. We combine our credit and other source data with analytics and decisioning technology to deliver value-added solutions to our customers that assist with new account acquisitions, account management, risk management, collections, identity verification and fraud protection. Historically, our business has experienced attractive operating margins and modest capital expenditure and working capital needs, resulting in strong cash flow from operations.

We manage our business through three operating segments: USIS, International and Interactive.

•

USIS, which represented approximately 67% of our revenue in 2010, provides consumer reports, credit scores, verification services, analytical services and decision technology to business customers in the United States. USIS offers these services to customers in the financial services, insurance, healthcare and other markets, and delivers them through both direct and indirect channels.

•

International, which represented approximately 20% of our revenue in 2010, provides services similar to our USIS and Interactive segments in multiple countries outside the United States. Our International segment also provides auto ownership information and commercial data to our customers in select geographies.

•

Interactive, which represented approximately 13% of our revenue in 2010, offers the tools, resources and education to help individuals understand and manage their credit. Interactive delivers these services primarily through our proprietary internet websites, transunion.com, truecredit.com and zendough.com.

We have built a strong and highly diversified base of customers globally. In 2010, our largest customer accounted for approximately 3.5% of our revenue and our top ten customers, in the aggregate, accounted for approximately 19.0% of our revenue. Given the strength of our relationships and the incremental value of our services, we have historically enjoyed long-standing relationships with our customers, including relationships of over ten years with each of our top ten USIS financial services customers.

We compete primarily with two other global credit reporting companies, Equifax, Inc. and Experian plc, both of which offer a range of consumer credit reporting services similar to our services. We also compete with a number of smaller, specialized companies, all of which offer a subset of the services we provide.

Our industry

Evolution to mission-critical role

Credit bureaus were formed in the nineteenth century to help provide better credit information to local and regional lenders so they could make more informed credit decisions. As populations became more mobile and financial services offerings became more prevalent, credit bureaus began to offer more data and services and expanded their geographic reach through strategic alliances and acquisitions. As consumer lending expanded, credit bureaus became an integral part of the lending process and now play a critical intermediator role between lenders and borrowers. Credit bureaus developed a variety of methods to collect, maintain and analyze information concerning the ability of consumers and businesses to meet their obligations. Consumers and commercial lenders have increasingly used these services to make more informed credit decisions. As a result, credit bureaus have positioned themselves as mission-critical partners to financial services institutions around the world.

Three major providers with sustainable competitive advantage

As financial services institutions grew in scale and geographic scope, credit bureaus extended their reach by coordinating and forming strategic alliances with other credit reporting providers to share data across large territories through a “hub and spoke” system. Three credit bureaus have since consolidated into large, international organizations that can provide a wide range of data services and analytical applications to their larger and increasingly demanding financial services customers. As a result of this consolidation, TransUnion, Equifax and Experian have emerged as the global leaders in the industry. The largest U.S. customers of these global credit bureaus typically use the services of all three providers to validate consistency and ensure reliability.

Expanding the scope of offerings

Over the past decade, credit bureaus have devoted significant resources to enhance the quality of their data sets by developing a variety of proprietary information databases. Credit bureaus have evolved from being collectors and sellers of credit information to being providers of more advanced information services. With more sophisticated analytical tools and decision technology, credit bureaus have expanded the scope of their offerings to the financial services industry, which has enabled the industry to process information and provide predictive and decisioning tools to prescreen and acquire new customers, cross-sell to existing customers, use rules-based decision making at the point of sale and monitor and manage risk in existing portfolios. In addition, credit bureaus have leveraged their data by developing advanced analytical tools and services to offer value-added solutions to customers in new markets, including insurance, healthcare, collections, retail and telecommunications. Given the increased consumer demand for credit and consumer data, the credit bureaus have also begun to market or sell these services directly to consumers. The development of these more advanced services has enabled credit bureaus to diversify their revenue base and accelerate growth.

International market expansion

As consumer lending activities have grown in markets outside the United States, the major global credit bureaus have expanded internationally to increase market opportunities, accelerate growth and increase market share. The international market represents a significant opportunity for the global credit bureaus to offer established, proven services and solutions in new or emerging markets. To penetrate these markets, credit bureaus have formed joint ventures or other strategic alliances with local data providers, financial services institutions and key technology partners. Credit bureaus have also begun to expand in key regions through acquisitions, similar to the way that credit bureaus consolidated in the United States.

Economic and market trends

Credit bureaus have benefited from the dramatic expansion of consumer lending. Consumer lending is affected by a number of macroeconomic factors such as GDP growth, interest rates, unemployment, per capita disposable income and consumer spending. The United States and much of the world economy were impacted during the economic recession that began during the second half of 2007, which slowed consumer lending and adversely affected the credit bureau industry. However, during the same period, the credit bureaus benefited from the growing demand for value-added portfolio and risk management services due to the heightened focus on risk mitigation and protection. As the U.S. economy begins to stabilize and improve, we expect demand for credit bureau services to increase.

Our competitive strengths

Global leader in credit information and information management services

We are a leading credit bureau with a global reach as one of only three global credit bureaus. In the United States, we have agreements or relationships with 18 of the top 20 banks, all of the major credit card issuers, 15 of the top 20 collections companies, 9 of the top 10 property and casualty insurance carriers, thousands of healthcare providers and hundreds of healthcare payors. Outside the United States, we have established a variety of wholly-owned businesses and have entered into joint ventures with leading partners in local markets to create localized proprietary databases and offer a suite of comprehensive services that are tailor-made for each market. We leverage various sources of information and our proprietary technologies to provide data, analytical tools and decisioning solutions that enable our business services customers to grow their business and manage risk more effectively.

Attractive business model

We believe we have an attractive business model that has had strong and stable historical cash flow from operations, high revenue visibility and low capital intensity. The mission-critical importance of our services to our customers, the proprietary nature of our technologies and the integration of our systems into customer processes have historically driven high customer retention rates. We have enjoyed long-standing relationships with our customers, including relationships of over ten years with each of our top ten USIS financial services customers. Our vertical and geographic expansion has diversified our revenue streams. Our efficient operating structure and scale have enabled us to generate strong operating margins, while the low capital intensity of our business allows us to continue to invest in selected growth initiatives. We believe that, as a result of operating efficiencies and low capital intensity, we will continue to generate strong and consistent cash flow from operations.

Strong global presence

We provide services in a number of countries outside the United States and are well positioned in the following geographies:

•	South Africa, where we host the largest credit database on the continent;

•	Asia, where we are the only global agency with a credit bureau in Hong Kong;

•	India, where we are the technology provider to and part owner of the largest operating credit bureau and provider of analytic and decisioning services;

•	Latin America, where we are a major credit bureau in the region and a technology partner to the largest credit bureau in Mexico; and

•	Canada, where we are a significant player in a market with one other competitor.

We believe our presence in these regions enables continued diversification and expansion and positions us for long-term growth in these markets.

Differentiated information services and capabilities

We maintain integrated relationships with our customers by providing mission-critical services and capabilities. We use high-quality consumer credit information collected from thousands of different sources augmented by additional information sources such as fraud, identity, criminal, health insurance, insurance claims and mortgage lending data. Using this data, we create proprietary databases and matching algorithms that enable us to deliver basic consumer credit data, such as standard data, characteristics and credit reports, and differentiated solutions, including:

•	enhanced consumer credit data, such as trend data and mortgage information;

•	value-added platforms, such as “triggers” and advanced decisioning; and

•	models and analytics, including generic and custom credit scores.

We enhance our offerings by leveraging our research and development and technology innovation.

Industry leading analytical tools

As global credit information services have grown and become more complex, the demand for more sophisticated and robust business decision-making tools has grown. In anticipation of this demand, we have made significant investments to develop next-generation analytical capabilities and services. For example, we have introduced two new platforms to our suite of services:

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our “triggers” platform, which takes daily snapshots of our entire database and analyzes profile information changes, enabling us to identify unique patterns that may predict future consumer behavior and allowing our customers to assess portfolio risks and new customer candidates more effectively; and

•	our advanced “decisioning” platform, which leverages multiple data sources to build decision-based rules technology that we offer to customers on a software as a service platform.

Technology platform

To operate, deliver and support our solutions and services, we have developed and continuously invest in a range of proprietary systems and a global technology platform with a strong track record of reliability and scalability. We have built a technology platform with flexible architectures, secure software applications and processing capabilities to manage and deliver our solutions to a variety of customers in different markets. We use robust storage capabilities with large-scale and redundant hardware systems to support our technology infrastructure and continually monitor our systems to ensure that they operate consistently and cost-effectively.

Focus on cost control and operational efficiencies

In 2008, we launched our Operational Excellence Program, through which we were able to implement several cost-saving initiatives:

•	a strategic sourcing program, which drives increased control over spending on third-party vendors;

•	our labor management strategy, which includes the expanded use of lower-cost resources and allows us to continue to improve, align and integrate our enterprise workforce; and

•	our enterprise process improvement, which focuses on streamlining back office functions and improving overall processes.

These cost-control initiatives, which we implemented during the economic downturn, allowed us to achieve significant cost savings and maintain Adjusted EBITDA as a percentage of revenue of over 34% in 2010, consistent with historical Adjusted EBITDA margins, despite a challenging revenue environment.

Proven and experienced management team

We have an experienced senior management team with an average of 15 years of experience in the credit reporting, financial services and information technology industries. Our senior management team has a track record of strong performance and significant experience in the markets served by our USIS, International and Interactive segments. This team has expanded our global footprint, invested in new solutions in market verticals and managed the cost base effectively to maintain a strong operating margin and position us well for future growth.

Our business strategy

We create economic and competitive advantages for our customers. To promote sustainable growth, diversification and a strong global brand, each of our business segments focuses on aligning its resources and efforts with the following priorities:

Investment in innovation and service development

We continually seek to innovate by investing in new data sources and applications to provide our customers with integrated solutions that better meet their needs. Despite the economic downturn, we launched a number of new services and solutions in the past two years. We introduced enhanced analytics and decisioning services to deliver stronger account management, risk management and fraud protection services to our financial services customers. For example, we developed and introduced an adjustable rate mortgage indicator service that provides businesses with tools for risk management purposes and an income estimator solution that is used by credit card issuers to acquire and manage accounts in response to the CARD Act. In International, we have introduced credit sourcing, decisioning and asset monitoring solutions. In Interactive, we launched zendough.com, which targets a consumer demographic that seeks a streamlined, user-friendly, more proactive credit and identity personal solution.

Expand the fast-growing International segment

We believe our International segment represents a significant opportunity for growth as economies outside the United States continue to develop and mature. We seek to expand internationally by forming joint ventures and other strategic alliances with local data providers, financial services institutions and key technology partners. In developing markets, such as India, Latin America and Asia, we believe there are significant opportunities for growth as a substantial portion of the population in these economies who are not yet credit active will emerge as consumers of credit. In relatively mature markets, such as Canada and Hong Kong, we will continue to improve our core services and seek to expand into other industries or verticals. In addition, we continue to pursue start-up opportunities in markets we do not currently serve, as well as establish and expand our presence through acquisitions.

Focus on growth markets

We continue to focus on growth markets, such as insurance and healthcare. For example, in insurance, we continue to deliver new fraud detection solutions through improved accuracy and efficiency for the quoting and underwriting process. In the healthcare industry, our acquisition of MedData, a leading provider of healthcare information and data solutions for hospitals, physician practices and insurance companies enables us to deliver new solutions that connect providers and payors. We continue to seek to identify new opportunities in these and other vertical markets in which we can leverage our data assets and core competencies to improve customer performance and drive growth.

Proactive review of cost structure

We strategically manage our investments in people and technology for cost-effective growth. In 2008, we launched our Operational Excellence Program, which has enabled us to reduce costs through four key initiatives: a strategic sourcing program, our labor management strategy, our enterprise process improvement approach and focus. We continue to focus on each of these initiatives to improve productivity and long-term cost competitiveness.

Investment in human and intellectual capital

We believe that highly skilled people with relevant subject matter expertise give us a competitive advantage. As a result, we identify areas of strategic need and proactively recruit individuals from our customers’ industries who provide insight and relevant expertise in our key markets. We also continue to invest in training and benefit programs to identify, attract, develop and retain key professionals in the industry.

Segment overview

TransUnion offers a diverse suite of business and consumer services. These services include credit reports, credit scores, analytics, risk management, portfolio review, direct marketing, credit monitoring, identification management, fraud detection and various other credit-related services. We manage our business and report our financial results in three operating segments: USIS, International and Interactive. We also report expenses for Corporate, which provides shared services for us and conducts enterprise functions. See Note 21 “Operating Segments,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Revenue for our segments was as follows:

Segments	2010	2009
USIS Online Data Services Credit Marketing Services Decision Services	$636.0	$627.5
International Developed Markets Emerging Markets	195.8	170.1
Interactive	124.7	127.2

Total revenue	$956.5	$924.8

The following is a more detailed description of each segment, and Corporate, which provides support services to each operating segment.

U.S. Information Services

USIS provides consumer credit and data reports, credit scores, analytical services and decision technology to business customers. We offer these services to customers in the financial services, insurance, healthcare and other markets, and deliver them through both direct and indirect channels. These business customers use our services to acquire new customers, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt and manage fraud. USIS also provides healthcare insurance-related information to medical care facilities and insurers, as well as mandated consumer services such as dispute investigations and free annual credit reports, as required by the United States Fair Credit Reporting Act (“FCRA”), the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”), and other credit-related legislation. USIS provides solutions to its customers through the following three service lines:

Online Data Services

Online Data Services are delivered in real-time to qualified businesses to help them assess the financial viability and capacity, or risk, of prospective consumers seeking to access credit. The primary source for these services is our consumer credit database. This database contains the name and address of most U.S. adults, a listing of their existing credit relationships and their timeliness in repaying debt obligations. The information in our database is voluntarily provided by thousands of credit-granting institutions and other data furnishers, such as public utilities. We also actively collect, directly and through vendors, information from courts, government agencies and other public record sources. This data is updated, audited and monitored on a regular basis. Information such as credit reports, credit characteristics and predictive scores are created from the primary underlying data. Collectively, the reports, characteristics and scores, with variations tailored for specific industries, form the basis of Online Data Services.

Online Data Services revenue is driven by consumers initiating transactions with our business customers. Our customers most frequently use the information and scores to underwrite or otherwise manage risk in connection with the establishment of a new account for a consumer, such as a credit card, home loan, auto loan, or insurance policy. Our customers also use our services to evaluate risks and make risk-related decisions in connection with existing accounts.

TransUnion also provides online services to help businesses manage fraud and authenticate a consumer’s identity when they initiate a new business relationship. Our fraud database, which is updated daily, contains data elements from multiple sources that enable credit grantors to identify fraudulent activity. These data elements include address histories, social security numbers and names of individuals who have been victims of identity fraud. We provide services that alert customers to identities associated with known or suspected fraudulent activity, satisfy compliance requirements to “know your customer,” and confirm an individual’s identity.

Credit Marketing Services

Credit Marketing Services help our business customers proactively acquire new customers, cross-sell to existing customers and monitor and manage risk in their existing portfolios. We provide information extracted from the consumer credit database according to specific customer criteria and deliver it in the form of a batch dataset. These services are delivered on an ad hoc or regularly scheduled basis.

We have a variety of Credit Marketing Services to help customers market to prospects and manage risks of new and existing accounts as efficiently and effectively as possible. We provide portfolio review services, periodic reviews of our customers’ existing accounts, to help our customers develop cross-selling offers to their existing customers and monitor and manage risk in their existing consumer portfolios. Prescreen services are marketing lists our customers use on a one-time basis to extend firm offers of credit or insurance to consumers. Prospect databases are used by our customers to contact individuals multiple times to extend firm offers of credit or insurance. We also provide trigger services, daily notifications of credit data sent to our customers to notify them of changes in their customers’ credit and risk profiles. The information we provide also helps our business customers manage and assess various risks associated with their customers, such as the ability to repay debt, the likelihood of a credit or insurance loss and the potential for fraud.

Decision Services

Decision Services provides the analytics and technology to support rules-based decisions at the point of interaction between a consumer and a business customer. Decisions may be based on a generic logical formula or customized to fit specific customer business rules. The data used in the decisioning process is derived from our consumer credit database, other sources of data we own or external suppliers. Our customers use Decision Services to evaluate business risks and opportunities, including those associated with new consumer credit and checking accounts, insurance applications, account collection and apartment rental requests.

International

The International segment provides services similar to our USIS segment to business customers in select regions outside the United States. Depending on the maturity of the credit economy in each geographic location, services may include credit reports, analytical and decision services, and risk management services. These services are offered to customers in a number of industries including financial services, insurance, automotive, collections, communications and other markets, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered in our Interactive segment, such as credit reports, credit scores and credit monitoring services. The two market groups in the International segment are as follows:

Developed Markets

Developed Markets, which includes Canada, Hong Kong and Puerto Rico, accounted for approximately 44% of our international revenue in 2010. We offer online data services, credit marketing services and decisioning services in all three of the developed market countries. Canada, where we have operated a wholly-owned subsidiary since 1989, accounted for approximately 66% of our Developed Markets revenue in 2010. Hong Kong, where we have had a majority ownership interest in the only consumer credit bureau in the country since 1998, accounted for approximately 25% of our Developed Markets revenue in 2010. Puerto Rico, where we have been active since 1985, accounted for approximately 9% of our Developed Markets revenue in 2010.

Emerging Markets

Emerging Markets, which includes South Africa, Mexico, Dominican Republic, Chile, India and other emerging countries, accounted for approximately 56% of our international revenue in 2010. We offer online data services, credit marketing services and decisioning services in most of these markets as well as auto information solutions, commercial credit information and check guarantee services in South Africa. South Africa, where we have operated a wholly-owned subsidiary since 1993, accounted for approximately 76% of our Emerging Markets revenue in 2010. In Latin America, we have been active since 1996 and have operations in several Central and South American countries, including a 25.69% ownership interest in TransUnion de México, S.A., the primary credit bureau in Mexico. In India, we have been active since 2004 and hold a 19.99% ownership interest in Credit Information Bureau (India) Limited (“CIBIL”), the largest operating credit bureau in India. We provide technological expertise and derive revenue from royalties paid by CIBIL for the use of our technology and credit scores.

Interactive

Interactive offers easy-to-use credit services and associated educational materials to help individual consumers understand, monitor and manage their credit. Services in this segment include credit reports, credit scores and credit monitoring services, provided primarily through the internet. The majority of revenue is derived from subscribers who pay a monthly fee for access to their credit report, credit score and for alerts of changes in their credit reports. We deliver these services to consumers primarily through our websites truecredit.com and transunion.com and, beginning in January 2010, our interactive website zendough.com. We also provide these services on a white-label basis on behalf of other financial services companies and direct-to-consumer marketers.

Corporate

Corporate provides support services to each operating segment, holds investments and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are primarily enterprise-level costs and administrative in nature.

Markets and customers

We provide services to businesses and consumers in the United States and throughout the world. We provide services directly to business customers in a wide range of industries including financial services, insurance, healthcare and other markets, which we deliver through both direct and indirect channels. We also provide services directly to individual consumers.

We have a highly diversified customer base, with our largest customer accounting for approximately 3.5% of revenue, and our top ten customers accounting for approximately 19.0% of revenue. A substantial portion of our revenue is derived from companies in the financial services industry.

We have significant operations in the United States, South Africa, Canada, Hong Kong, Puerto Rico, Mexico, the Dominican Republic, India, Trinidad and Tobago, Guatemala, Chile, Costa Rica, Honduras, Nicaragua, El Salvador and Botswana. The following table summarizes our 2010 revenue based on the country where the revenue was earned:

Approximate percent of consolidated revenue
United States	80%
South Africa	9%
Canada	6%
Other	5%

We market our services primarily through our own sales force. We have dedicated sales team for our largest customers focused by industry and geography. These dedicated sales teams provide strategic account management and direct support to customers to develop comprehensive solutions in certain markets. We use shared sales teams to sell our services to mid-size customers. These sales teams are based in our headquarters office and in field offices strategically located in the United States and abroad. Smaller customers’ sales needs are serviced primarily through call centers. We also market our services through indirect channels such as resellers, who sell directly to businesses and consumers. Our direct-to-consumer services are sold through our websites transunion.com, truecredit.com and zendough.com. We also market our services through paid online searches, television commercials, direct mail and other marketing campaigns.

Seasonality

Seasonality in the USIS segment is strongly correlated to volumes of online credit data purchased by our financial services and mortgage customers, and our sales are generally higher during the second and third quarters. Our Interactive segment has historically had revenue peaks in March and August of each year, with slower sales between November and February. However, the recent downturn in the residential real estate, general credit and financial services markets has made it more difficult to determine if these seasonality trends will continue. Seasonality in our International segment is driven by local economic conditions and relevant macro-economic market trends.

Competition

The market for our services is highly competitive. Our competitors vary in size and in the scope of the services they offer. We are one of three global credit reporting companies. The other two global credit reporting companies are Equifax Inc. and Experian plc, both of which offer a similar range of consumer credit reporting services. We also compete with a number of smaller, specialized companies, all of which offer a subset of the services we provide. At times, we partner with our competitors to offer combined consumer credit reporting information to our mutual customers.

We believe the services we provide our customers reflect our understanding of our customers’ businesses, the depth and breadth of our data, and the quality of our decisioning technologies and advanced analytics. By integrating our services into our customers’ business processes we ensure efficiencies, continuous improvement and long-lasting relationships.

Information technology

Technology

The continuing operation of our information systems is fundamental to our success. Our information systems access, process, deliver and store the data that is used to develop solutions for our customers. Customers connect to our systems using a number of different technologies, including secured internet connections, virtual private networks and dedicated network connections. We contract with various third-party providers to help us maintain and support our systems, as well as to modify existing and develop new applications to be used in our businesses.

Control of our technology is critical to our success, and knowledge transfer is a key component of our relationships with third-party providers and our implementation of emerging technologies. Therefore, when we contract for third-party support or incorporate new technology into our systems, we use dedicated employee teams to manage the ongoing development of the strategy in these areas.

Data centers and business continuity

As a global operation we have data centers located throughout the world. We generally employ similar technologies and infrastructures in each data center.

The accessibility and availability of our data is critical to our success. We maintain a framework for business continuity that includes policies and procedures that identify critical business functions and processes designed to maintain such functions, as well as specific disaster recovery plans should critical infrastructure or systems fail or become disabled.

As part of our operational requirements, each business unit must prepare and maintain an updated business continuity plan. These plans are stored in a centralized database and reviewed by our compliance team. We also have specific disaster recovery procedures that are designed to recover critical systems should an event occur at any of our data centers. We periodically test the state of preparedness of our most critical disaster recovery procedures. For our primary U.S. data center we maintain redundancy plans that allow for the transfer of capacity in the event there is a major failure of computer hardware, or a loss of our primary telecommunications line or power source. We also maintain a recovery site in Gaithersburg, Maryland to recover the majority of our operational capacity should our redundancy program fail.

Security

The security and protection of non-public consumer information is one of our highest priorities. We have written processes and procedures relating to information security and a wide range of physical and technical safeguards that are designed to provide security. These safeguards include firewalls, monitoring and forensic tools, encryption programs, data transmission standards and access and anomaly reports.

Intellectual property and licensing agreements

Our intellectual property is a key strategic advantage and is critical to our success. Because of the importance of our intellectual property, we treat our brand, software, technology and database as proprietary. We attempt to protect our intellectual property rights through the use of trademarks, copyrights, patents, trade secret laws, licenses and contractual agreements. While we hold various patents, we do not rely on patents to protect our core intellectual property. We have certain registered trademarks, trade names, service marks, logos, internet URLs and other marks of distinction in the United States and foreign countries, the most important of which is the trademark “TransUnion.” This trademark is used in connection with most of our service lines and services we sell and we believe it is a known mark in the industry and is important to our ability to create a competitive advantage.

We license certain data and other intellectual property to other companies for a fee, on terms that are consistent with customary industry standards and that are designed to protect our rights to our intellectual property. We generally use standard licensing agreements and do not provide our intellectual property without a nondisclosure and license agreement in place.

We own proprietary software that we use to maintain our databases and to develop and deliver our services. We develop and maintain business critical software that transforms data furnished by various sources into databases upon which our services are built. We also develop and maintain software for our consumer relations personnel to manage any consumer disclosures and help resolve disputes. In all business segments we develop and maintain software applications that we use to deliver services to our customers, through an Application Service Provider (“ASP”) model. In particular, we develop and maintain decision technology platforms that we host and integrate into our customers’ workflow systems to improve the efficiency of their operations.

We also license certain key intellectual property from third parties that we use in our business. For example, we license credit-scoring algorithms and the right to sell credit scores derived from those algorithms from Fair Isaac Corporation (“FICO”). This license requires us to pay a usage-based fee and expires in 2015.

Employees

As of December 31, 2010, we employed approximately 3,200 employees throughout the world, 18 of whom are subject to collective bargaining agreements. We consider our relationships with our employees to be good and have not experienced any work stoppages.

Properties

Our corporate headquarters and main data center are located in Chicago, Illinois, in an office building that we own. We also own a data center building in Hamilton, Ontario, Canada, which is free of any encumbrances. We lease space in approximately 70 other locations, including office space and additional data centers. These locations are geographically dispersed to meet our sales and operating needs. We anticipate that suitable additional or alternative space will be available at commercially reasonably terms for future expansion.

See Note 22, “Commitments,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Regulatory matters

Compliance with regulatory requirements is a top priority. Numerous laws govern the collection, protection, dissemination and use of the consumer information we collect. These laws are enforced by federal, state and local regulatory agencies, and also through private civil litigation. We identify these laws and regulations and put in place technical, physical and administrative safeguards reasonably designed to protect the privacy of consumers and the access to, and accuracy of, the personal information in our database.

U.S. data and privacy protection

Our U.S. operations are subject to numerous laws that regulate the use of consumer credit information and provide for civil and criminal penalties for the unauthorized release of, or access to, this protected information. The laws and regulations that affect our U.S. business include, but are not limited to, the following:

•

Fair Credit Reporting Act—The FCRA, as amended by FACTA and the CARD Act, applies to consumer credit reporting agencies, including TransUnion, as well as data furnishers and users of consumer reports. The FCRA promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies that engage in the practice of assembling or evaluating certain information relating to consumers. The FCRA limits what information may be reported by consumer reporting agencies, limits the distribution and use of consumer reports, establishes consumer rights to access and dispute their own credit files, requires consumer reporting agencies to make available to consumers a free annual credit report and imposes many other requirements on consumer reporting agencies, data furnishers and users of consumer report information. Violation of the FCRA, as amended by the FACT Act, can result in civil and criminal penalties. The law also allows consumers to bring individual or class action lawsuits against a consumer reporting agency for violations of the FCRA.

•

State FCRAs—Many states have enacted laws with requirements similar to the federal FCRA. Some of these state laws impose additional, or more stringent, requirements than the federal FCRA. Some of these state laws impose additional requirements in connection with the investigation and response to reported inaccuracies in consumer reports. The FCRA preempts some of these state laws but the scope of preemption continues to be defined by the courts.

•

The Financial Services Modernization Act of 1999, or Gramm-Leach-Bliley Act (“GLB Act”)—The GLB Act regulates the receipt, use and disclosure of non-public personal financial information of consumers that is held by financial institutions, including TransUnion. Several of our data sets are subject to GLB Act provisions, including limitations on the use or disclosure of the underlying data and rules relating to the technological, physical and administrative safeguarding of non-public personal financial information. Breach of the GLB Act can result in civil and criminal liability.

•

Data security breach laws—A majority of states have adopted data security breach laws that require notice be given to affected consumers under certain circumstances. Some of these laws require additional data protection measures over and above the GLB Act data safeguarding requirements. These state laws vary, but generally require that notification be sent to affected consumers in the event of a breach of personal information under certain circumstances. If data within our system is compromised by a breach, we may be subject to provisions of various state security breach laws.

•

Identity theft laws—In order to help reduce the incidence of identity theft, most states and the District of Columbia have passed laws that give consumers the right to place a security freeze on their credit reports to prevent others from opening new accounts or obtaining new credit in their name. Generally, these state laws require us to respond to requests for a freeze within a certain period of time, to send certain notices or confirmations to consumers in connection with a security freeze, and to unfreeze files upon request within a specified time period.

•

The Federal Trade Commission Act (“FTC Act”)—The FTC Act prohibits unfair methods of competition, and unfair or deceptive acts or practices. We must comply with the FTC Act when we market our services, such as consumer credit monitoring services. The security measures we employ to safeguard the personal data of consumers could also be subject to the FTC Act, and failure to safeguard data adequately may subject us to regulatory scrutiny or enforcement action. There is no private right of action under the FTC Act.

•

The Credit Repair Organizations Act (“CROA”)—The CROA regulates companies that claim to be able to assist consumers in improving their credit standing. There have been efforts to apply the CROA to credit monitoring services offered by consumer reporting agencies and others. CROA is a very technical statute that allows for a private right of action, and permits consumers to recover all money paid for alleged “credit repair” services in the event of violation. We, and others in our industry, have settled purported consumer class actions alleging violations of CROA without admitting or denying liability.

•

The Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery and Reinvestment ACT of 2009 (“HIPAA”)—HIPAA requires companies to implement reasonable safeguards to prevent intentional or unintentional use or disclosure of protected health information. In connection with receiving data from and providing services to health care providers, we may handle data subject to the HIPAA requirements. We obtain protected health information from healthcare providers and payors that are subject to the privacy, security and transactional requirements imposed by HIPAA. We are frequently required to secure HIPAA-compliant “business associate” agreements with the providers and payors who supply data to us. As a business associate, we are obligated to limit our use and disclosure of health-related data to certain statutorily permitted purposes, as outlined in our business associate agreements and the HIPAA regulations, and to preserve the confidentiality, integrity and availability of this data. HIPAA also requires, in certain circumstances, the reporting of breaches of protected health information to affiliated individuals and to the United States Department of Health and Human Services. A violation of any of the terms of a business associate agreement or noncompliance with the HIPAA data security requirements could result in administrative enforcement action and/or imposition of statutory penalties by the United States Department of Health and Human Services or a state attorney general. HIPAA’s requirements supplement but do not preempt state laws regulating the use and disclosure of health-related information; state law remedies (which can include a private right of action) remain available to individuals affected by an impermissible use or disclosure of health-related data.

We are also subject to federal and state laws typically applicable to global businesses, such as antitrust laws, the Foreign Corrupt Practices Act, the Americans with Disabilities Act and employment laws. We continuously monitor federal and state legislative and regulatory activities that involve data privacy and protection to identify issues in order to remain in compliance with all applicable laws and regulations.

International data and privacy protection

We are subject to data protection, privacy and consumer credit laws and regulations in the foreign countries where we conduct business. These laws and regulations include, but are not limited to, the following:

•

South Africa: National Credit Act of 2005 (the “Act”)—The Act and its implementing regulations govern credit bureaus and consumer credit information. The Act sets standards for filing, retaining and reporting consumer credit information. The Act also defines consumers’ rights with respect to accessing their own information and addresses the process for disputing information in a credit file.

•

Canada: Personal Information Protection and Electronic Documents Act of 2000 (“PIPEDA”)—The PIPEDA and provincial credit reporting laws govern how private sector organizations collect, use or disclose personal information in the course of commercial activities. The PIPEDA gives individuals the right to access and request correction of their personal information collected by such organizations. The PIPEDA requires compliance with the Model Code for the Protection of Personal Information. Most Canadian provinces also have laws dealing with consumer reporting. These laws typically impose an obligation on credit reporting agencies to ensure the accuracy of the information, place limits on the disclosure of the information and give consumers the right to have access to, and challenge the accuracy of, the information.

•

India: Credit Information Companies Regulation Act of 2005 (“CICRA”)—The CICRA requires entities that collect and maintain personal credit information ensure that it is complete, accurate and protected. Entities must adopt certain privacy principles in relation to collecting, processing, preserving, sharing and using credit information. The Indian parliament recently passed legislation that would allow individuals to sue for damages in the case of a data breach, if the entity negligently failed to implement “reasonable security practices and procedures” to protect personal data.

•

Mexico: Law on Credit Reporting Societies of 2002 (“LCRS”)—The LCRS regulates the operations of credit information companies that gather, manage, and release credit history information of individuals and businesses. The LCRS requires credit information companies to provide consumer reports to individuals upon request, and addresses individuals’ right to challenge information in the report. The LCRS requires that credit reporting companies have adequate technology and internal controls for the security and validation of credit information. The Mexican congress is currently drafting comprehensive data protection legislation, which could impose additional obligations regarding information security and fair information practices.

We are also subject to various laws and regulations in the other countries where we operate.

Legal proceedings

General

We are involved in various legal proceedings resulting from our current and former business operations. Some of these proceedings seek business practice changes or large damage awards. These actions generally assert claims for violations of federal or state credit reporting or consumer protection laws, or common law claims related to privacy, libel, slander or the unfair treatment of consumers. We believe that most of these claims are either without merit or we have valid defenses to the claims, and it is our position to vigorously defend these matters. However, due to the uncertainties inherent in litigation we cannot predict the outcome in each instance. We could incur costs or suffer an adverse result that may have a material adverse effect on our business or financial condition.

To reduce our exposure to a significant monetary award resulting from an adverse judicial decision we maintain insurance that we believe is appropriate and adequate based on our historical experience. We regularly advise our insurance carriers of the claims (threatened or pending) against us and generally receive a reservation of rights letter from the carriers when such claims exceed applicable deductibles. Other than the Privacy Litigation, we are not aware of any significant monetary claim that has been asserted against us that would not be covered to some extent by insurance.

Privacy Litigation

We were the defendant in sixteen purported class actions that arose from our Performance Data Division that was discontinued over 10 years ago. All of these purported class actions, except for Andrews v. Trans Union, LLC, Case No. 02-18553, filed in 2002 in the Civil District Court, Parish of Orleans, Louisiana (the “Louisiana Action”) were consolidated for pre-trial purposes in the United States District Court for the Northern District of Illinois (Eastern Division) and are known as In Re TransUnion Corp. Privacy Litigation, MDL Docket No. 1350. We refer to these matters as the “Privacy Litigation”

The Privacy Litigation, which began in 2000, was the result of our sale of target marketing information, including names and addresses of individuals to businesses for marketing purposes. The FTC challenged our target marketing practice in 1992 and a final decision was rendered in 1999 holding that the target marketing lists being sold were consumer reports as defined in the FCRA.

A settlement of this matter was approved by the court on September 17, 2008. Pursuant to the terms of settlement we paid $75.0 million into a fund for the benefit of class members and we provided approximately 600,000 individuals with free credit monitoring services. All class members, including those in the Louisiana Action, released their procedural rights to pursue the claims alleged in these matters through a class action. However, all class members (other than the named plaintiffs in the Privacy Litigation and the Louisiana Action) did retain their right to bring a separate, individual action against us for the claims alleged in these matters provided these post-settlement claims were asserted on or before September 18, 2010. The settlement agreement provides that any money remaining in the fund after payment of notice costs, class counsel fees and administrative expenses will be used to satisfy any post-settlement claims with remaining funds distributed on a pro-rata basis to class members who elected to receive a potential cash payment as part of the consideration to release their procedural rights.

We have been advised that there are approximately 100,000 post-settlement claimants seeking payment from the settlement fund. We are currently in mediation with counsel representing the class members and the post-settlement claimants to bring this matter to conclusion. We believe the remaining amount of the fund will be sufficient to meet all demands asserted by post-settlement claimants and class members against us and that any future costs and expenses that we incur with respect to this matter will not have a material adverse effect on our financial condition.

Bankruptcy tradeline litigation

In a matter captioned White, et al v. Experian Information Solutions, Inc. (No. 05-cv-01070-DOC/MLG, filed in 2005 in the United States District Court for the Central District of California), plaintiffs sought class action status against Equifax, Experian and TransUnion in connection with the reporting of delinquent or charged-off consumer debt obligations on a consumer report after the consumer was discharged in a bankruptcy proceeding. The claims allege that each national consumer reporting company did not automatically update a consumer’s file after their discharge from bankruptcy and such non-action was a failure to employ reasonable procedures to assure maximum file accuracy, a requirement of the FCRA.

Without admitting any wrongdoing, we have agreed to a settlement of this matter. On August 19, 2008, the Court approved an agreement whereby we and the other industry defendants voluntarily changed certain operational practices. These changes require us to update certain delinquent records when we learn, through the collection of public records, that the consumer has received an order of discharge in a bankruptcy proceeding. These business practice changes did not have a material adverse impact on our operations or those of our customers.

In 2009, we also agreed, with the other two defendants, to settle the monetary claims associated with this matter and to deposit $17.0 million ($51 million in total) into a settlement fund that will be used to pay the class counsel’s attorney fees, all administration and notice costs of the fund and the purported class and a variable damage amount to consumers within the class based on the level of harm the consumer is able to confirm. Our share of this settlement was fully covered by insurance. This settlement has been preliminarily approved by the Court. The settlement approval is being opposed by certain plaintiff class members who assert, among other things, that the settlement payment is inadequate in the face of allegations that the industry willfully violated the FCRA. Objectors have asserted that if a willful violation can be proven, the damages payable by the three credit reporting companies would be in excess of $1.0 billion. If the monetary settlement is not finally approved by the Court we expect to vigorously litigate this matter and assert valid defenses we have to the claims made by the plaintiffs. Although we believe we have defenses and have not violated any law, as well as additional insurance coverage, due to the uncertainties of litigation the ultimate outcome of this matter is not certain. However, we do not believe the final resolution of this matter will have a material adverse effect on our financial condition.

Deceptive credit score

A complaint was filed in late 2008 (Chudner v. TransUnion Interactive, Inc. and Trans Union LLC, United States District Court—Oregon), alleging a class action on behalf of Oregon residents who purchased credit scores from one of our subsidiaries on files delivered from Equifax or Experian. The lawsuit alleged that we deceptively misrepresented the type of credit score that was being sold by us to consumers. In particular, the plaintiffs asserted that consumers are misled into believing, based on statements made on our consumer services website, that the credit score consumers buy from us was issued directly by or from Equifax and Experian. We have had this matter transferred to the U.S. District Court in Delaware (Chudner v. TransUnion Interactive, Inc. et al (No. 09-CV-00433-ER) United States District Court—Delaware). The specific claims related to deceptive practices under Oregon and Delaware law have been dismissed. Plaintiffs are principally alleging a nationwide breach of contract claim and unjust enrichment against us.

In December 2010 the federal court in Delaware dismissed all class claims against us. As a result, the plaintiffs and we agreed to the dismissal of this action with prejudice.

Management

Directors and executive officers

The directors and principal officers of the Parent, and their positions and years of birth, are set forth below:

Name	Year of birth	Position
John A. Canning, Jr	1944	Director
Timothy M. Hurd	1969	Director
Vahe A. Dombalagian	1973	Director
Edward M. Magnus	1975	Director
Nigel W. Morris	1958	Director
Penny Pritzker	1959	Director, Non-Executive Chairman of the Board of Directors
Matthew A. Carey	1964	Director
Renu S. Karnad	1952	Director
Siddharth N. (Bobby) Mehta	1958	Director, President & Chief Executive Officer
Samuel A. Hamood	1968	Executive Vice President & Chief Financial Officer
John W. Blenke	1955	Executive Vice President & General Counsel
Ian M. Drury	1965	Executive Vice President & Chief Information Officer—U.S. Information Services
Paul E. Fritz	1963	Executive Vice President—Technical and Business Operations
Jeffrey J. Hellinga	1958	Executive Vice President—U.S. Information Services
Andrew Knight	1957	Executive Vice President—International
Mary K. Krupka	1955	Executive Vice President—Human Resources
Mark W. Marinko	1962	Executive Vice President—Interactive
Wilbert P. Noronha	1959	Executive Vice President—Global Analytics Decision Services

The present and principal occupations and recent employment history of each of the directors and executive officers of the Parent listed above is as follows:

John A. Canning, Jr. is the Chairman and co-founder of the Sponsor. Prior to co-founding the Sponsor, Mr. Canning spent 24 years with First Chicago Corporation, most recently as Executive Vice President of The First National Bank of Chicago and President of First Chicago Venture Capital. Mr. Canning currently serves on the board of directors of Exelon Corporation, Milwaukee Brewers Baseball Club, Northwestern Memorial Hospital, and Children’s Inner City Educational Fund and on the board of trustees of the Big Shoulders Fund, The Museum of Science and Industry, and Northwestern University. Mr. Canning is also a commissioner of the Irish Pension Reserve Fund, a trustee and chairman of The Chicago Community Trust, a trustee and chairman of The Field Museum, chairman of the Chicago News Cooperative, and former director and chairman of the Federal Reserve Bank of Chicago.

Timothy M. Hurd is a Managing Director of the Sponsor and joined that firm in 1996. Prior to joining the Sponsor, Mr. Hurd was with Goldman, Sachs & Co. Mr. Hurd currently serves on the board of directors of CapitalSource Inc., Nuveen Investments, Inc., the CFA Society of Chicago, Children’s Memorial Foundation, and the Endowment & Investment Committee of the Chicago Symphony Orchestra.

Vahe A. Dombalagian is a Managing Director of the Sponsor and joined that firm in 2001. Prior to joining the Sponsor, Mr. Dombalagian was with Texas Pacific Group, a private equity firm, and Bear Stearns & Co., Inc. Mr. Dombalagian currently serves on the board of directors of Cinemark Holdings, Inc., L.A. Fitness International, LLC, and Nuveen Investments, Inc.

Edward M. Magnus is a Director of the Sponsor and joined that firm in 2004. Prior to joining the Sponsor, Mr. Magnus was with Donaldson, Lufkin, & Jenrette in the financial institutions group and with the Sponsor as an Associate for two years. Mr. Magnus currently serves on the board of directors of Nuveen Investments, Inc.

Nigel W. Morris is the managing partner of QED Investors LLC, a direct investment fund focused on high-growth companies that leverage the power of data strategies. In addition, he works in an advisory capacity with General Atlantic Partners and Oliver Wyman Consulting. He serves on the board of numerous for-profit companies, including Network Solutions, Prosper, Clearspring Technologies, Media Math, and Mobile Posse. He is also on the board of the London Business School and Venture Philanthropy Partners, and is a member of the Global Leadership Council at the Brookings Institution.

Penny Pritzker has been the Non-Executive Chairman of the Board of Directors since 2005. Ms. Pritzker is the Chairman of CC-Development Group, Inc., which operates Vi (formerly known as Classic Residence by Hyatt), an owner and operator of upscale retirement communities throughout the United States; serves as President and Chief Executive Officer of Pritzker Realty Group, a real estate investment and advisory firm; is co-founder and Chairman of The Parking Spot, a near-airport parking company; is a Director and Vice President of The Pritzker Foundation, a charitable foundation; a member of the President’s Economic Recovery Advisory Board; and served as National Finance Chair of Barack Obama’s presidential campaign. Ms. Pritzker is also a director of Hyatt Hotels Corporation. Ms. Pritzker served as a director of the Marmon Group, Inc. until March 2008. Ms. Pritzker served as director of the William Wrigley Jr. Company from 1994 to 2005, and as director for LaSalle Bank Corporation, N.A. from 2004 to 2007.

Matthew A. Carey has been a member of our board of directors since 2009. Mr. Carey is executive vice president and chief information officer for The Home Depot, where he is responsible for all aspects of Home Depot’s information technology and communication systems and services. Before joining The Home Depot in 2008, Mr. Carey served as senior vice president and chief technology officer at eBay. Prior to joining eBay in 2006, Mr. Carey spent more than 20 years with Wal-Mart, where he was senior vice president and chief technology officer.

Renu S. Karnad has been a member of our board of directors since 2008. Ms. Karnad serves in numerous leadership roles, including serving as a director for ICI India, Limited, Credit Information Bureau (India) Limited, Motor Industries Co. Limited, Mother Dairy Fruits and Vegetables Private Limited, HDFC ERGO General Insurance Company Limited, Gruh Finance Limited and Sparsh BPO Services Limited. Ms. Karnad is a member of the Managing Committee of Indian Cancer Society and Vice Chairperson of the Governing Council of Indraprastha Cancer Society & Research Centre.

Siddharth N. (Bobby) Mehta joined TransUnion in August 2007. Since he joined he has served as the President & Chief Executive Officer. From May 2007 through July 2007, he was a consultant to our board of directors. From 1998 through February 2007, he held a variety of positions with HSBC Finance Corporation and HSBC North America Holdings, Inc. From May 2005 through February 2007 he was the Chairman and Chief Executive Officer of HSBC Finance Corporation. From March 2005 through February 2007 he was also the Chief Executive Officer of HSBC North American Holdings, Inc. From 1998 through February 2005 he was the Group Executive, Credit Card Services, of HSBC Finance Corporation. Prior to HSBC, he served as a Senior Vice President at the Boston Consulting Group in Los Angeles and co-leader of Boston Consulting Group Financial Services Practice where he developed retail, insurance and investment strategies for a variety of financial service clients. He also serves on the Board of Directors of DataCard Group, The Chicago Public Education Fund and The Field Museum.

Samuel A. Hamood joined TransUnion in February 2008. Since he joined he has served as Executive Vice President & Chief Financial Officer. From 2002 through January 2008, he held a variety of positions at Electronic Data Systems. From January 2007 to January 2008, he was the Chief Financial Officer for the U.S. Region. From April 2004 to December 2006 he was the Vice President of Investor Relations. From 2002 through

March 2004 he was the Senior Director of Corporate Strategy and Planning. Prior to that, he spent six years with the Walt Disney Company in a variety of finance and strategy roles with increasing levels of responsibility. He also spent five years in the audit practice of Deloitte and Touche, LLP.

John W. Blenke joined TransUnion in May 2003. Since he joined he has served as the Executive Vice President & General Counsel. From 1989 through April 2003, he held a variety of positions with HSBC North America, including most recently the Vice President of Corporate Law, where he managed the corporate legal functions responsible for mergers and acquisitions, corporate finance, and consumer finance branch-based and wholesale lending.

Ian M. Drury joined TransUnion in November 2007. Since he joined he has served as the Chief Information Officer of the U.S. Information Services segment. From July 2004 through October 2007, he was the Chief Information Officer of United Automobile Insurance Group.

Paul E. Fritz joined TransUnion in December 2005. Since November 2009, he has served as the Executive Vice President of Technical and Business Operations. Prior to that, he held a variety of management positions with increasing levels of responsibility since he joined TransUnion.

Jeffrey J. Hellinga joined TransUnion in 1998. Since January 2005, he has served as the Executive Vice President of the U.S. Information Services segment. Prior to that, he held a variety of management positions with increasing levels of responsibility since he joined TransUnion.

Andrew Knight joined TransUnion in 1993. Since June 2008, he has served as the Executive Vice President of the International segment. From February 2004 through May 2008 he was the Chief Executive Officer of TransUnion Africa. From 1993 through January 2004, he was the Managing Director of TransUnion Africa.

Mary K. Krupka joined TransUnion in 1977. Since January 2003, she has served as the Executive Vice President of Human Resources. Prior to that, she held a variety of human resource management positions with increasing levels of responsibility since she joined TransUnion.

Mark W. Marinko joined TransUnion in 1996. Since September 2004, he has served as the Executive Vice President of the Interactive segment. Prior to that, he held a variety of finance management positions with increasing levels of responsibility since he joined TransUnion.

Wilbert P. Noronha joined TransUnion in April 2008. Since he joined, he has served as the Executive Vice President of Analytics and Decision Services. From June 1998 through March 2008 he held a variety of finance and operating management positions at HSBC Finance Corporation.

There is no family relationship among any of our directors and executive officers.

Board of Directors of the Parent

The Board of Directors of the Parent is currently composed of nine directors. Because affiliates of the Sponsor own approximately 51.0% of the common stock of the Parent, we would be a “controlled company” under the rules of the New York Stock Exchange, which would qualify us for exemptions from certain corporate governance rules of the New York Stock Exchange, including the requirement that the Board of Directors of the Parent be composed of a majority of independent directors.

Audit committee

The audit committee currently consists of Messrs. Dombalagian and Carey and Ms. Karnad. The audit committee has responsibility for, among other things, the quality of our financial reporting and internal control processes, our independent auditor’s performance and qualification and the performance or our internal audit function.

Compensation committee

The compensation committee currently consists of Mses. Pritzker and Karnad, and Mr. Dombalagian. The compensation committee has responsibility for, among other things, review and approval of executive compensation, review and approval of equity compensation and review and approval of TransUnion’s compensation philosophy, strategy and principles.

Corporate governance and nominating committee

The corporate governance committee currently consists of Mr. Canning and Mses. Karnad and Pritzker. The corporate governance committee has responsibility for, among other things, review of corporate governance guidelines and oversight of the evaluation of the effectiveness of the Board of Directors of the Parent and its committees.

Acquisitions and strategy committee

The acquisitions and strategy committee currently consists of Messrs. Hurd, Magnus, Mehta and Morris, and Ms. Pritzker. The acquisitions and strategy committee has responsibility for, among other things, review of the development and implementation of the strategic business plans of TransUnion and review of potential acquisitions, investments or material dispositions.

Compensation committee interlocks and insider participation

None of the executive officers of the Parent has served as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of the Board of Directors of the Parent.

Director compensation

See “Compensation disclosure and analysis—Director compensation.”

Compensation discussion and analysis

The information contained in “Compensation discussion and analysis” describes the material elements of compensation paid or awarded to the principal executive officer, principal financial officer, and the other three most highly compensated executive officers of the Parent (collectively, our “named executive officers” or “NEOs”) and to the members of the Board of Directors of the Parent.

For 2010, our named executive officers are:

•	Mr. Siddharth N. (Bobby) Mehta—President & Chief Executive Officer (the “CEO”)

•	Mr. Samuel A. Hamood—Executive Vice President & Chief Financial Officer

•	Mr. Jeffrey J. Hellinga—Executive Vice President—U.S. Information Services

•	Mr. Andrew Knight— Executive Vice President—International

•	Mr. John W. Blenke—Executive Vice President & General Counsel

The specific amounts and material terms of such compensation paid, payable or awarded for 2010 to the named executive officers are disclosed under “—Executive compensation—Summary compensation table—2010” and the subsequent tables and narrative. The Compensation Committee of our Board of Directors (the “Compensation Committee”) oversees the compensation program for our named executive officers.

Executive summary

Our compensation program is intended to align the interests of our executives and stockholders by rewarding executives for the achievement of strategic goals that successfully drive our operations and, thereby, enhance stockholder value. The primary components of our executive compensation program are base salary, annual cash incentives and long-term equity awards.

We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee annually evaluates the performance of the CEO and determines his base salary and other compensation in light of the goals and objectives of TransUnion and the executive compensation program. The Committee annually reviews and adjusts executive officers’ base salaries based on a recommendation from the CEO.

Our annual cash incentives are designed to reward executive officers based on individual performance (as measured against individual goals) and our overall financial results (as measured against financial targets). The incentive targets, which are set annually with the review and approval of the Compensation Committee, are intended to highlight key strategic priorities and financial metrics.

Equity grants are intended to create a strong alignment between management’s interests and those of the stockholders. From 2005 until the Change in Control Transaction, we used restricted stock as the sole vehicle for equity compensation. In connection with the Change in Control Transaction and consistent with the terms of the awards, all outstanding restricted stock awards were accelerated and cashed-out. Following and as negotiated as part of the Change in Control Transaction, we provided executives equity compensation opportunities through a stock option grant, intended to provide the amount of equity compensation the executives would have received over the next five years. Additionally, as part of the Change in Control Transaction, each of our named executive officers was required to roll over a portion of their pre-Change in Control Transaction holdings of Parent common stock into non-voting common stock of the Parent. The option grants and the rollover equity are intended to incentivize management to remain focused on increasing the long-term value of the Company and create alignment between the executives’ interests and those of the stockholders.

The Compensation Committee uses various tools, such as benchmarking reports and tally sheets, to confirm that the level of pay of each named executive officer is appropriate. However, base salary, annual bonus goals, and long-term equity awards are each specifically designed to meet the compensation objectives set forth above.

Despite continued weakness in our domestic markets, we reported net operating income of $216.1 million on revenue of $956.5 million for 2010, compared to net operating income of $204.4 million on revenue of $924.8 million for 2009, an increase of 5.7% in net operating income and 3.4% in revenue. Our continued international growth and our ongoing focus on our cost structure have enabled us to generate strong operating margins in 2010 compared to 2009 despite the soft economic conditions. Revenue and net income were higher in the second half of 2010 compared to the first half of 2010, as each of our business segments trended favorably.

Compensation philosophy and objectives

The following statements identify key components of our compensation philosophy. These statements are used to guide the Compensation Committee in making compensation decisions.

•	Attract, motivate, and retain highly experienced executives who are vital to our short- and long-term success, profitability and growth.

•	Create alignment with executives and stockholders by rewarding executives for the achievement of strategic goals that successfully drive our operations and, thereby, enhance shareholder value.

•	Differentiate executive rewards based on actual individual performance while also rewarding for our overall results.

These objectives have provided a basis for our compensation program since 2005. The Compensation Committee, which is responsible for establishing and reviewing our overall compensation philosophy, evaluates these objectives on an annual basis to confirm the appropriateness of each objective in light of the overall corporate strategy and typical market practices.

Role of Compensation Committee, management and compensation consultant in compensation decisions

The Compensation Committee was created to provide stewardship over our compensation and benefit programs, including executive compensation and equity plans. Pursuant to its charter, the Compensation Committee is responsible for overseeing our executive compensation program, developing and reviewing our executive compensation philosophy and approving decisions regarding executive compensation. As part of this responsibility, the Compensation Committee evaluates the performance of the CEO and determines his compensation in light of our goals and objectives and the executive compensation program. The Compensation Committee also reviews and approves annually all compensation decisions affecting our executive officers, including our named executive officers.

Additionally, the Compensation Committee performs the following functions in carrying out its responsibilities:

•	Reviews annually the components of our executive compensation programs to determine whether they are consistent with our compensation philosophy;

•	Reviews and approves corporate goals and objectives relevant to the CEO’s compensation, including annual performance objectives;

•

Recommends to the Board of Directors the creation or amendment of any compensation program that permits participation of the executive officers or any other executive whose compensation is determined by the Compensation Committee; and

•	Reviews, approves and monitors any employment, separation or change-in-control severance agreements.

The Compensation Committee’s responsibilities are defined in its charter, which can be found on our website, www.transunion.com. The Compensation Committee reviews the charter annually and recommends to the Board of Directors any changes to the charter that it deems necessary or appropriate.

The Compensation Committee is ultimately responsible for making the compensation decisions, including approval of equity grant recommendations, relative to executive officers. However, in making its decisions, the Compensation Committee seeks and considers input from senior management and Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant.

The executive officers play an important role in the compensation decision-making process because management has direct involvement with and in-depth knowledge of our business strategy, goals, and performance. Executive management regularly participates in the compensation decision making process in the following specific respects:

•

The CEO reports to the Compensation Committee with respect to his evaluation of the performance of our executives, including the other named executive officers. Together with the Executive Vice President of Human Resources, the CEO makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards;

•	The CEO develops recommended performance objectives and targets for our incentive compensation programs; and

•	The CEO and the Executive Vice President of Human Resources recommend long-term equity grants for executive officers, other than the CEO, for approval by the Compensation Committee.

Meridian’s engagement includes reviewing and advising on executive compensation matters principally related to the CEO, the executive officers, and outside directors. For 2010, Meridian assisted the Compensation Committee by (a) recommending a peer group for benchmarking purposes and (b) providing peer group data, including an analysis of total direct compensation (base salary, annual cash incentives and long-term equities). Meridian also assists the Compensation Committee in review of general market practices and management compensation proposals.

Market analysis and benchmarking

The Compensation Committee uses various tools and methods, such as benchmarking reports and tally sheets, to evaluate whether each named executive officer’s level of pay is appropriate. Base salary, annual bonus goals and long-term equity awards are each specifically designed to meet our compensation objectives.

Benchmarking

Percentile Goals

The Compensation Committee has approved the following target percentile for each pay component to support our compensation objectives.

Pay component	Target percentile of customer peer group
Base salary	50th Percentile
Target annual bonus	50th Percentile
Long-term equity	65th Percentile

Historically, the Compensation Committee has consistently determined that targeting the 65th percentile for long-term equity grants was appropriate to attract and retain the desired level of management talent as well as incentivizing management to focus on our long-term objectives by having a greater percentage of pay at risk over the longer term.

Peer Group

The following peer group was approved by the Compensation Committee in 2009 (the “Custom Peer Group”) and used in 2010 in reviewing and benchmarking the various pay elements against the targeted percentiles above.

Acxiom Corporation	Equifax Inc.	Merrill Corporation
Alliance Data Systems Corporation	Experian Services Corporation	Moody’s Corporation
Ceridian Corporation	Fair Isaac Corporation	Paychex, Inc.
ChoicePoint, Inc.	First Data Corporation	Synovus Financial Corporation
Convergys Corporation	Fiserv, Inc.	TeleTech Holdings, Inc.
Deluxe Corporation	Global Payments, Inc.	Total System Services
Discover Financial Services	Harte Hanks, Inc.	Unisys Corporation
DST Systems, Inc.	Marshall & Ilsley Corporation	Valassis Communications, Inc
The Dun & Bradstreet Corporation

The Customer Peer Group was selected to be representative of the financial sector in which we compete for executive talent. Additional criteria were considered in order to properly select component companies for the Custom Peer Group:

•	operating/industry competitors;

•	labor market competitors;

•	competitors for capital;

•	revenue size; and

•	data availability.

Use of tally sheets

In February 2010, the Compensation Committee reviewed individual worksheets and corresponding tally sheets for each executive officer, including the named executive officers. These worksheets, which are prepared by management, provide a summary of the current and historical amounts of each component of pay, including a historical review of prior long-term equity grants and the value received. In 2010, the Compensation Committee did not recommend or approve changes to our named executive officers’ compensation based on its review of this information. Rather, the Compensation Committee reviewed the tally sheets as a tool to confirm that pay objectives continue to be aligned with the long-term interests of the stockholders.

2010 Compensation

Base Salary

As described above, we provide each of the named executive officers with a base salary to compensate them for services rendered during the fiscal year. Each year, the Compensation Committee evaluates the performance of the CEO and determines his base salary and other compensation in light of our goals and objectives and the executive compensation program. The Compensation Committee also reviews and adjusts each other named executive officer’s base salary annually based on a recommendation from the CEO. The CEO generally recommends a base salary increase for the other named executive officers when supported by strong individual performance, and/or executive promotion, or when supported by the external market data. For 2010, the CEO did not recommend any base pay increases for any of the other named executive officers, and the Compensation Committee did not increase the CEO’s base salary because the base pay of each named executive officer fell within a reasonable range of the targeted percentile of the median for the Custom Peer Group.

2010 Annual Bonus Plan

Annual bonus compensation is designed to reward executive officers based on actual individual performance and our overall financial results. Our overall financial performance is measured by our achievement of financial targets established under the Annual Bonus Plan. Additionally, individual and other qualitative goals are set to successfully drive our operations to achieve the overall corporate strategy. All of the named executive officers participate in the Annual Bonus Plan. Under the plan, the named executive officers are paid cash incentive awards to the extent we meet or exceed financial and non-financial performance goals set by the Compensation Committee at the beginning of the year. Individual awards may be adjusted by the Compensation Committee, based on a recommendation from the CEO.

Target bonus levels

Each executive is assigned a target bonus expressed as a percentage of their base pay at the beginning of the year. The target is determined by the Compensation Committee after consideration of several factors, including the individual executive’s duties and responsibilities, market data, and individual executive capabilities. The bonus targets for 2010 were set within a reasonable range of the targeted percentile of the median for the Custom Peer Group. The following table illustrates the target bonus as a percentage of base pay for each executive for the 2010 performance period.

Executive	2010 target bonus as a % of base pay
Mr. Mehta	100%
Mr. Hamood	75%
Mr. Hellinga	60%
Mr. Knight	60%
Mr. Blenke	50%

Objectives, weighting and potential payouts

Each executive’s individual goals and objectives vary based on their individual roles within TransUnion. The following table defines the various financial and non-financial objectives that the Compensation Committee approved for the 2010 performance period.

Objective	Definition
Corporate revenue growth	The amount of growth in overall TransUnion revenues
Corporate expense management	The ability to meet corporate budget or realize sustainable savings
Corporate operating income	Income after expenses and other adjustments for bonus plan purposes
Business unit revenue growth	The amount of growth in revenues for the specific business unit for which the named executive officer is responsible
Business unit operating income	Income after expenses for the specific business unit for which the named executive officer is responsible
Business unit operating budget	The ability of the specific business unit for which the named executive officer is responsible to meet its budget
Strategic projects	Ability to deliver specific tangible projects within a performance period
Talent management	Focus on specific initiatives designed to enhance the retention of key talent

The objectives for revenue growth and operating income were selected by the Compensation Committee to appropriately provide incentive rewards to executives based on achievement of corporate goals in consideration of the overall corporate strategy.

Corporate expense management has been a focus over the past few years. The purpose of the expense management objective was to create sustainable reductions in expenses by reviewing current strategies and locating areas of savings. Each business unit was expected to contribute to our overall cost management goal through improved efficiencies and productivity gains, while maintaining quality. At the CEO’s recommendation, the Compensation Committee agreed that this goal was directly aligned with the overall corporate strategy.

The CEO recommended the use of non-financial objectives related to strategic projects and talent management as new goals for the 2010 performance period. The Compensation Committee approved these goals because they were aligned to our corporate strategy and achievement of these goals would create shareholder value. The goals were set in a manner that would ensure that, if delivered, they would significantly advance strategic objectives. Each executive had a set of goals specifically tied to his or her ability to affect our corporate strategy. Additionally, stretch goals were designed to provide the executive the opportunity to achieve payouts for performance that exceeded 100% of these non-financial goals. The stretch goals were set to be attainable only with superior performance.

The following table is a summary of how each of the above objectives was weighted for each named executive officer for the 2010 performance period. Each individual executive’s objective weightings are determined based on their specific roles, duties and responsibilities. The various weightings are meant to reflect the influence that the executive’s performance may actually have on the metric. The Compensation Committee believes this strengthens the direct link between pay and performance.

Executive	Objective	Weighting
Mr. Mehta, President & Chief Executive Officer	Corporate Revenue Growth	25%
	Corporate Operating Income	50%
	Key Projects—Talent Management	5%
	Key Projects—Cost Management	15%
	Key Projects—Strategic Projects	5%

Mr. Hamood, Executive Vice President & Chief Financial Officer	Corporate Operating Income	25%
	Corporate Operating Expense	25%
	Key Projects—Talent Management	5%
	Key Projects—Cost Management	22.5%
	Key Projects—Strategic Projects	22.5%

Mr. Hellinga, Executive Vice President—U.S. Information Services	Business Unit Revenue Growth	35%
	Corporate Operating Income	25%
	Business Unit Operating Income	25%
	Key Projects—Talent Management	5.25%
	Key Projects—Cost Management	9.75%

Mr. Knight, Executive Vice President—International	Business Unit Revenue Growth	35%
	Corporate Operating Income	25%
	Business Unit Operating Income	25%
	Key Projects—Talent Management	5.25%
	Key Projects—Cost Management	9.75%

Mr. Blenke, Executive Vice President & General Counsel	Corporate Revenue Growth	15%
	Corporate Operating Income	25%
	Business Unit Operating Budget	25%
	Key Projects—Talent Management	22.75%
	Key Projects—Cost Management	12.25%

Based upon the weightings above, each named executive officer had the ability to achieve 100% of their target bonus if target performance is achieved. However, a named executive officer’s actual bonus payout increased or decreased based on individual and company financial performance. The minimum bonus payout is zero percent and the maximum bonus payout was 200% of target bonus.

The following tables represent what the payout, as a percentage of target, would be if our financial performance was achieved at threshold, target, or maximum levels (as shown below) for two objectives: corporate revenue growth and operating income. No payout would result if performance was below threshold levels. The table includes the specific growth percentage or dollar amount that was required for achievement at each level in 2010.

Corporate revenue growth

Threshold			Target			Maximum
Revenue growth	Performance as a percentage of plan	Payout	Revenue growth	Performance as a percentage of plan	Payout	Revenue growth	Performance as a percentage of plan	Payout
<$49,450,000	N/A	0%	$49,450,000	100%	100%	$70,900,000	143.4%	200%

Operating income—Incentive plan basis

Threshold			Target			Maximum
Operating income	Performance as a percentage of plan	Payout	Operating income	Performance as a percentage of plan	Payout	Operating income	Performance as a percentage of plan	Payout
$173,601,600	80%	25%	$217,002,000	100%	100%	$238,702,200	110%	200%

The Compensation Committee’s intent with establishing both the financial and non-financial goals and target percentages is to provide a comparable level of difficulty in achieving the goals and receiving annual incentive awards for each named executive officer annually. However, payment of annual incentives will vary from year to year and may or may not be consistent with historical payment trends.

The financial objectives tied to business unit performance were designed to require strong performance to achieve the target bonus. In 2008 and 2009, the named executives with operating income objectives attained between 80% and 98% of those objectives. Only one named executive officer attained the revenue objectives in 2009 and none of the revenue objectives was attained in 2008.

The expense management goal was to attain sustainable, incremental cost savings of 1.3% of our operating plan budget through supportable run-rate reductions and improved efficiencies. If we obtained 1.6% cost savings, that portion of the bonus paid out at maximum. Each named executive officer will be rewarded based upon that officer’s contribution toward the cost management initiative as assessed by the CEO. The named executives each achieved maximum payouts for their 2008 and 2009 expense management goals (or the expense management component of other goals). The Compensation Committee believed that the 2010 targets for incremental improvement were appropriately challenging in view of the cost reductions already achieved in prior years.

The talent management objectives for each of the NEOs included establishing and cascading goals throughout the organization, conducting mid-year talent reviews, implementing career development, succession and compensation planning initiatives and achieving an objective for retaining identified key talent. In addition, the CEO was responsible for connecting with the top leaders identified through the review process. We believe that these objectives will aid in the grooming and retention of key personnel, the mitigation of staffing risks and the delivery of value to shareholders through increased management continuity and effectiveness. These objectives are largely within the control of the named executive officers and, as such, were expected to be earned and paid in full.

Mr. Mehta had a strategic objective of driving the development of a detailed enterprise architecture blueprint for implementation in 2011. The Compensation Committee recognized that implementation would be a challenging goal, but expected that the blueprint would be developed.

Mr. Hamood was charged with leading and facilitating our preparation for and execution of the Change in Control Transaction. This objective was achieved.

Actual payouts

The following narrative summarizes the performance of the 2010 financial and non-financial goals under the 2010 Annual Bonus Plan.

Results of financial goals

The corporate financial results for the 2010 performance period are described in the narrative accompanying “—Grants of plan-based awards—2010.”

Results of non-financial goals

At the end of the performance period, the CEO evaluated each of the named executive officers in conjunction with the individual’s own self evaluation. Based on the CEO’s evaluation, with input from others including the named executive officer, the CEO rated the executive’s qualitative objectives against the executive’s performance goals.

•

Based on this assessment, the CEO recommended to the Compensation Committee a performance evaluation rating, as a percentage of total qualified goal bonus opportunity, for each executive. Additionally, the Compensation Committee reviewed the CEO’s performance and determined a level of performance against his qualitative performance goals.

•

The CEO was able to recommend an increase or decrease for each executive’s total bonus for Compensation Committee approval. The Compensation Committee did exercise this discretion when approving the annual bonus awards. While not achieving his revenue targets, Mr. Hellinga received a discretionary payment in recognition of achieving favorable income objectives in a very challenging environment and improved performance in the second half of the year.

•

Additionally, the Compensation Committee applied discretion and determined to pay the CEO’s bonus at 130% of target in order to align the CEO’s bonuses (as a percentage of target) more closely with the levels achieved the executive management team and to recognize the CEO’s contributions to those achievements.

Taking into account the financial performance results and the CEO’s evaluation and recommendation, the Compensation Committee met in February 2011 to set and approve annual bonus payments to each of the named executive officers and evaluate the CEO’s performance. In February 2011, the Compensation Committee approved annual bonus payments to the named executive officers ranging from 87 to 180 percent of the named executive officers’ target opportunity based upon 2010 performance. The annual bonus payments will subsequently be paid in March of 2011. For more detailed information regarding individual executive annual bonus awards, see the narrative following “—Grants of plan-based awards—2010.”

Long-term equity plan

In 2005, all of the common stock of the Parent was distributed to the stockholders of our former parent company for the important business reason of providing management ownership to create a strong alignment between the management team and our stakeholders. We have made significant equity grants in previous years to further this important purpose. Historically, restricted stock had been used as the sole equity vehicle for executive officers, as restricted stock was considered the most appropriate vehicle to create an immediate and actual shareholder interest and perspective for key executives.

Restricted stock grants

As noted above, 100% of the total award value has been granted in the form of restricted stock. Awards generally vested ratably over three years such that they are fully vested on the January 1 following the second anniversary of the grant (i.e., grants made in 2010 are fully vested on January 1, 2013). Emphasizing retention, these awards require continued service with TransUnion during the vesting period. Restricted stock has value tied to share price at the time of vesting aligning the interests of the executive officers with those of stockholders. Restricted stock also facilitates stock ownership and consists of issued and outstanding shares of common stock, with dividend and voting rights from the date of grant.

As consistent with prior practice, in February 2010, the Compensation Committee awarded restricted stock to Mr. Mehta, Mr. Hamood, Mr. Hellinga, Mr. Blenke and Mr. Knight with a total award value at the time of grant, as follows:

Executive	Total award value
Mr. Mehta	$1,725,000
Mr. Hamood	$470,800
Mr. Hellinga	$546,100
Mr. Blenke	$352,000
Mr. Knight	$242,000

Initially, the Compensation Committee reviewed a market pay study of the Custom Peer Group, provided by Meridian, which targeted the 65th percentile of external market practices for long-term equity grants. The market amounts were subsequently adjusted upwards or downwards as necessary based on our performance and individual performance as well as the sizes of previous awards granted to the executive. These adjustments help to ensure consistent linkage to paying for performance over the years. All of the grants were within the range of the targeted percentile, except the grants for Mr. Mehta and Mr. Blenke, which were adjusted upward by approximately 15% for Mr. Mehta and 20% for Mr. Blenke, to reflect their individual performance and to maintain consistency with Mr. Blenke’s historical compensation levels.

Stock option grants

In connection with the Change in Control Transaction, on July 20, 2010, all named executive officers received stock options. These grants were the results of negotiations between management, the Sponsor and the Compensation Committee and are designed to reward executives to increase shareholder value by providing them an incentive to keep focused on the long-term value of the Company. This one-time grant was designed to replace our traditional annual grants. The exercise price of the options is equal to the per share price at which the Sponsor purchased the common stock of the Parent, which reflected the fair market value of the shares of our Parent’s common stock at such time. The options vest based on time and the Sponsor’s return on investment. Accordingly, 50% of the options vest ratably over five years with the first 20% vesting on June 15, 2011 and thereafter, 5% on the last day of each subsequent full calendar quarter, and 50% vest on the same five-year time-based vesting, but also are subject to the Sponsor having both (i) a cash-on-cash return equal to 20% and (ii) a multiple of money return equal to 2.25.

Management’s stock ownership requirements

In connection with the Change in Control Transaction, each of our named executive officers was required by the Sponsor to roll over a portion of his holdings of Parent common stock, which would otherwise have been cashed out, into non-voting shares common stock of the Parent. The CEO rolled-over shares of Parent common stock with a value equal to approximately 50% of after-tax proceeds received by him in the Change in Control Transaction, and all other named executive officers rolled-over shares of Parent common stock with a value equal to approximately 30% of their after-tax proceeds received in the Change in Control Transaction. As our equity compensation program was switching from actual stock ownership to stock options, as described above, this required equity roll over was intended to further align management with shareholder interests.

Executive benefits and perquisites

The named executive officers do not receive any additional benefits or perquisites beyond what is provided on a broad basis. Providing additional benefits or perquisites would not support our compensation policy.

Retirement plan

We maintain a broad-based 401(k) savings and retirement plan (the “401(k) Plan”) in which all associates, including the named executive officers, may participate. The Internal Revenue Code of 1986, as amended (the “Code”), places certain limits on the amount of contributions that may be made by and on behalf of the named executive officers to the 401(k) Plan. To extend the named executive officers’ retirement benefit beyond the contribution limits set under the Code, we created the Nonqualified Retirement and 401(k) Supplemental Plan (the “Supplemental Plan”). Under the Supplemental Plan, each named executive officer may defer all or some portion of their cash compensation that the executive officer was not otherwise permitted to defer under the 401(k) Plan to provide additional retirement savings. We make a matching contribution to the Supplemental Plan that mirrors the employer contribution to the 401(k) Plan. Additionally, similar to the 401(k) Plan, the Compensation Committee may authorize us to make a discretionary contribution on behalf of the named executive officers to the Supplemental Plan at the end of the year.

Employment agreement with Mr. Mehta

Mr. Mehta has been employed under an employment agreement he entered into at the time he became employed by us on August 22, 2007. The initial term of the agreement expired on August 22, 2010, but renews automatically for twelve months, unless one party to the agreement provides notice of non-renewal at least 180 days before the day that would be the last day of the agreement.

Mr. Mehta’s agreement provides a minimum base salary and the eligibility to participate in our annual incentive plan for executive officers. With the exception of severance provisions, the agreement does not provide Mr. Mehta any additional benefits beyond what is provided to the other named executive officers. The severance provisions are discussed under “—2010 Compensation—Severance and change-in-control compensation.”

The agreement includes confidentiality and nonsolicitation provisions to protect our interests. The specifics of the compensation provided under Mr. Mehta’s employment agreement are detailed in the narrative accompanying “—Payments upon termination or change in control—2010.”

Severance and change-in-control compensation

In connection with the Change in Control Transaction, and as required by and negotiated with the Sponsor, each named executive officer, except Mr. Mehta, entered into Severance and Restrictive Covenant Agreements (the “Severance Agreements”). These Severance Agreements are designed to maximize retention of the named executive offers. The terms of the Severance Agreements are summarized under “—Payments upon termination or change in control—2010” and the accompanying narrative.

Federal income tax considerations

As a private company, we are not subject to the federal income tax provisions of the Code, including Code Section 162(m). Therefore, we have not made compensation decisions based on the deductibility limitations of the compensation, under section of the Code. Although the Compensation Committee will strive to have all compensation be deemed deductible, deductibility does not drive the compensation decisions for our executive team.

Risk assessment in compensation programs

We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through appropriate risk taking. The following elements have been incorporated in our programs available for our named executive officers:

•

A balanced mix of compensation components—The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity awards, representing a mix that is not overly weighted toward short-term cash incentives.

•	Multiple performance factors—Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for our overall benefit:

•

The annual cash incentive is dependent on multiple performance metrics including corporate revenue growth, corporate expense management and corporate operating income, as well as individual goals related to specific strategic or operational objectives.

The option grants vest over a five-year period of time, complementing our annual cash-based incentives.

•	Capped incentive awards—Annual incentive awards are capped at 200% of target.

•

Stock ownership—Each named executive officer purchased a significant amount of common stock of the Parent in connection with the Change in Control Transaction. We believe this ownership aligns the interests of our executive officers with the long-term interests of stockholders.

Based on these factors, management in consultation with Meridian concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us.

Executive compensation

Summary compensation table—2010

The following table presents information regarding the annual compensation for services to us, in all capacities, of our named executive officers. The amounts in the “Stock awards,” “Option awards” and “Non-equity incentive compensation” columns are further explained in the narrative following “—Grants of plan-based awards—2010.”

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compensation(6) ($)	Total ($)
Siddharth N. (Bobby) Mehta President & Chief Executive Officer	2010	900,000	—	1,725,042	2,019,878	1,170,000	125,761	5,940,681

Samuel A. Hamood Executive Vice President & Chief Financial Officer	2010	450,000	—	470,798	807,946	612,170	67,449	2,408,363

Jeffrey J. Hellinga Executive Vice President—U.S. Information Services	2010	422,300	—	546,087	1,009,933	343,661	50,042	2,372,022

Andrew Knight Executive Vice President—International	2010	335,018	41,751	241,971	706,953	285,672	90,991	1,702,357

John W. Blenke Executive Vice President & General Counsel	2010	464,600	—	352,014	504,967	292,814	57,608	1,672,003

(1)

The amounts shown in this column represent annual base salary. These amounts are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the TransUnion 401(k) & Savings Plan and/or the Trans Union LLC 401(k) and Supplemental Retirement Plan.

(2)

While Mr. Knight was employed by us in South Africa, he received a cash-based retention award in 2007. The award vested equally on January 1, 2008, January 1, 2009 and January 1, 2010. The payment made in 2010 was the final payment related to this award. No additional cash-based retention awards have been made to Mr. Knight since 2007.
(3)

The amounts shown in this column represent the aggregate grant date “fair value” of stock awards granted to the NEO during 2010 as computed in accordance with ASC Topic 718, “Compensation—Stock Compensation.” Further details regarding these grants and the assumptions used to determine their “fair value” can be found in the narrative disclosure following “—Grants of Plan-Based Awards—2010.”

(4)

The amounts shown in this column represent the aggregate grant date “fair value” of option awards granted to the NEO during 2010 as computed in accordance with ASC Topic 718, “Compensation—Stock Compensation.” Further details regarding these grants and the assumptions used to determine their “fair value” can be found in the narrative disclosure following “—Grants of plan-based awards—2010.”

(5)

The amounts shown in this column represent amounts paid under the Annual Incentive Plan during 2011 for services performed in 2010. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the TransUnion 401(k) & Savings Plan and/or the Trans Union LLC 401(k) and Supplemental Retirement Plan.

(6)	Information regarding the amounts shown in this column can be found under “—Detailed analysis of ‘all other compensation’ column” and the accompanying narrative.

Detailed analysis of “all other compensation” column

Name	Company match and retirement contribution to qualified 401(k) savings plan(1) $	Company match and retirement contribution to non-qualified retirement plan(2) $	Cost of living payment(3) $	Group term life imputed income(4) $	Payment & gross-up on Medicare tax related to contributions into non- qualified retirement plan(5) $	Total $
Siddharth N. (Bobby) Mehta	17,150	106,200	—	552	1,859	125,761
Samuel A. Hamood	17,150	49,050	—	240	1,009	67,449
Jeffrey J. Hellinga	17,150	31,707	—	552	633	50,042
Andrew Knight	17,150	26,051	46,800	552	438	90,991
John W. Blenke	17,150	38,580	—	1,032	846	57,608

(1)

For 2010, we matched 50% of the first 6% of recognizable compensation (subject to the 2010 Code limit of $245,000) contributed on a pre-tax basis to the tax-qualified TransUnion 401(k) & Savings Plan. Additionally, in 2010, we made a discretionary 4% retirement contribution of recognizable compensation, as defined above, to the TransUnion 401(k) & Savings Plan.

(2)

For recognized compensation above the Code limit of $245,000, we matched 50% of the first 6% contributed on a pre-tax basis to the TransUnion Retirement and 401(k) Supplemental Plan. Additionally, in 2010 for the 2009 plan year, we made a discretionary 6% retirement contribution of recognizable compensation to the TransUnion Retirement and 401(k) Supplemental Plan.

(3)

At the time of Mr. Knight’s transfer to the United States in 2008, we addressed a greater cost-of-living in the U.S. versus Johannesburg, South Africa. To offset this additional expense, Mr. Knight receives a bi-weekly payment to assist in offsetting the higher cost of living.

(4)

We provide life insurance to all full-time employees in an amount equal to one times their annual salary, to a maximum of $250,000. Code Section 79 provides an exclusion for the first $50,000 of group-term life insurance coverage provided under a policy carried directly or indirectly by an employer. The table notes the imputed cost of coverage in excess of $50,000, which is based on the named executive officer’s age and coverage he receives.

(5)

Executive contributions made into the non-qualified deferred compensation plan are subject to Medicare tax at a rate of 1.45%. We provide this payment on behalf of the NEO and since the amount paid on behalf of the NEO is taxable to the executive, we provide for a “gross up” on that payment.

Grants of plan-based awards—2010

Name	Grant Date	Estimated frame payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units(2) (#)	All other option awards: number of securities underlying options(3) (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Siddharth II. (Bobby) Mehta		337,500	900,000	1,800,000	—	—	—
	2/4/2010 2/22/2010 7/20/2010							65,388 9,810 —	— — 332,962	— — 24.37	1,500,001 225,041 2,019,878
Samuel A. Hamood		127,500	340,000	680,000	—	—	—
	2/4/2010 7/20/2010							20,523 —	— 133,184	— 24.37	470,798 807,946

Jeffrey J. Hellinga		95,025	253,400	506,800	—	—	—
	2/4/2010 7/20/2010							23,805 —	— 166,480	— 24.37	546,087 1,009,933
Andrew Knight		75,375	201,000	402,000	—	—	—
	2/4/2010 7/20/2010							10,548 —	— 116,536	— 24.37	241,971 706,953
		87,113	232,300	464,600	—	—	—
John W. Blenke	2/4/2010 7/20/2010							15,345 —	— 83,240	— 24.37	352,014 504,967

(1)

Reflects payment opportunities under the Annual Bonus Plan described under “—2010 Compensation—2010 Annual bonus plan” Threshold is the lowest payment opportunity at the lowest level of performance described by the plan (25% payout of target opportunity) for corporate and business unit financial performance metrics and individual performance (an “achieves expectations” threshold individual goal rating); target reflects a 100% payout of target opportunity; and maximum reflects 200% payout of target opportunity. These amounts are based on the individual’s current salary and position. The minimum payment is $0.

(2)	Reflects the number of time-based restricted stock shares granted to each NEO during 2010 under the TransUnion Corp. Equity Award Plan.
(3)	Reflects nonqualified stock options granted to each NEO during 2010 under the TransUnion Corp. 2010 Management Equity Plan.
(4)

Reflects the aggregate grant date fair value of stock and option awards calculated in accordance with ASC Topic 718. For assumptions used in determining these values, see Note 16, “Stock-Based Compensation,” of the audited consolidated financial statements appearing elsewhere in this prospectus.

Additional discussion of material items in “—Grants of plan-based awards—2010”

Our executive compensation policies and practices are described in “Compensation discussion and analysis.” A summary of certain material terms of our compensation plans that relate to grants of plan based awards is set forth below.

•

The non-equity incentive awards shown above were based on the formula described in “—2010 Compensation—2010 Annual bonus plan.” Operating income, as adjusted for bonus plan purposes, was $221.4 million for 2010, resulting in a payout of 102.0% of target performance since the actual results exceeded target performance. Our actual revenue was approximately 98% of 2010’s plan, which resulted in a payout of 0% of target performance, since new revenue growth was not realized. Actual expenses were favorable to plan by approximately $23 million, which resulted in a maximum payout for that goal.

•

The size of the equity awards granted to each named executive officer was based on market data, CEO recommendations (the CEO did not make any recommendations as to his own equity awards), and the Compensation Committee’s overall review. The Compensation Committee also reviewed and considered several other factors in determining the size of equity awards including company financial performance and individual executive performance as described under “—2010 Compensation—Long-term equity plan.”

Outstanding equity awards at fiscal year-end

Name	Option awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable(1) (#)	Equity incentive plan awards: number of securities underlying unexercisable unearned options (#)	Option exercise price(2)	Option expiration date
Siddharth N. (Bobby) Mehta	—	332,962	—	$24.37	7/20/2020
Samuel A. Hamood	—	133,184	—	$24.37	7/20/2020
Jeffrey J. Hellinga	—	166,480	—	$24.37	7/20/2020
Andrew Knight	—	116,536	—	$24.37	7/20/2020
John W. Blenke	—	83,240	—	$24.37	7/20/2020

(1)

50% of the options are time vested options and shall vest as follows: 20% shall vest on June 15, 2011, the first anniversary of the grant date, which was June 15, 2010. Thereafter, 5% shall vest on the last day of each subsequent full calendar quarter until all the Time Vested Options have vested. The remaining 50% of the options are performance-based options and will vest according to the time vesting schedule set forth above and upon attainment of performance criteria as defined here. Performance criteria will be met on the measurement date in which the Sponsor first cumulatively earns or is deemed to earn, (i) a cash-on-cash return equal to 20% and (ii) a multiple of money return equal to 2.25.

(2)	The option exercise price equals the per share price in the Change in Control Transaction, which the Board of Directors determined to be fair market value.

Option exercises and stock vested

	Stock awards
Name	Number of shares acquired on vesting(1) (#)	Value realized on vesting(2) ($)
Siddharth N. (Bobby) Mehta	393,406	9,614,546
Samuel A. Hamood	119,589	2,920,514
Jeffrey J. Hellinga	68,738	1,693,885
Andrew Knight	28,727	703,884
John W. Blenke	49,918	1,235,895

(1)

A portion of restricted stock shares previously granted in 2007, 2008 and 2009 vested on January 1, 2010. However, all remaining unvested shares vested on June 15, 2010, at the time of the Change in Control Transaction. The number in this column includes both shares vesting during the normal vesting cycle as well as shares where vesting was accelerated due to the Change in Control Transaction.

(2)	The amounts in this column are based on the share price of the common stock of the Parent at time of vesting.

Nonqualified deferred compensation

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY(2) ($)	Aggregate earnings in last FY(3) ($)	Aggregate balance at last FYE ($)
Siddharth N. (Bobby) Mehta	43,615	106,200	49	326,071
Samuel A. Hamood	42,284	49,050	(810)	115,976
Jeffrey J. Hellinga	29,105	31,707	919	389,738
Andrew Knight	16,236	26,051	8	58,537
John W. Blenke	75,572	38,580	46,093	907,016

(1)	Includes amounts reflected under “Salary” and “Non-equity incentive plan compensation” in “—Executive compensation—Summary compensation table—2010.”
(2)	Amounts included in this column are reflected under “All other compensation” in “—Executive compensation—Summary compensation table—2010.”
(3)

Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in pension value and nonqualified deferred compensation earnings” column of “—Summary compensation table—2010.” Each NEO self-directs the investment of his non-qualified deferred compensation plan account balance into one or more of the available twelve different investment funds. Consequently, the value of an NEO’s plan account balance may go up or down based on the performance of the selected investment funds.

Deferred compensation plan

This nonqualified plan is a tax deferred compensation program for a limited number of executives, including named executive officers, and provides a favorable tax vehicle for deferring cash compensation (base salary and annual incentive payment). Pursuant to the plan, the NEO is able to defer up to 100% of cash compensation received. Amounts deferred are invested in any of twelve different investment funds and are credited with gains or losses of the various funds selected by the participant. The plan does not offer any above-market rate of return to the NEO. Upon termination of employment, amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of either 5 or 10 years. Executives are not permitted to take loans from the account. We contribute a match equal to 50% of the executive’s contributions, up to 6% of compensation. Additionally, in 2010, the Compensation Committee approved a discretionary retirement contribution of an additional 4% of compensation. Assets in this plan are held in a rabbi trust.

Payments upon termination and change-in-control—2010

The following charts illustrate benefits that the named executive officers would receive upon the occurrence of certain separation scenarios, which are assumed to occur on December 31. No special payments are made upon resignation or retirement. Descriptions of the provisions that govern these benefits are set forth following the charts.

Siddharth N. (Bobby) Mehta(1)

Type of payment	Involuntary termination(2) ($)	Death ($)	Disability ($)	Change in control ($)
Severance payments(3)	3,600,000	—	—	3,600,000
Outplacement(4)	35,000	—	—	35,000
Welfare benefits(5)	35,598	—	—	35,598
Excise tax & gross-up	—	—	—	—
Life insurance payout(6)	—	250,000	—	—
Disability payments(7)	—	—	1,776,000	—
Total	3,670,598	250,000	1,776,000	3,670,598

(1)

Separation benefits are outlined in Mr. Mehta’s employment agreement, dated October 3, 2007. The table excludes (a) any amounts accrued through December 31, 2010 that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2010, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)	Involuntary termination is defined in Mr. Mehta’s employment agreement as is “without cause or resignation for good reason.”
(3)	A lump sum payment equal to four times Mr. Mehta’s base salary.
(4)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(5)	Pursuant to Mr. Mehta’s employment agreement, this amount reflects the present value of 24 months of family PPO health and dental coverage using our 2011 COBRA premium rate.
(6)

Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. We also maintain a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(7)

Reflects the value of the executive’s disability benefit as of December 31, 2010 (a) assuming full disability at December 31, 2010 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Samuel A. Hamood(1)

Type of payment	Involuntary termination ($)	Death ($)	Disability ($)	Change in control ($)
Severance Payments(2)	1,501,965	—	—	1,501,965
Outplacement(3)	35,000	—	—	35,000
Welfare Benefits(4)	26,699	—	—	26,699
Excise Tax & Gross-Up	—	—	—	—
Life Insurance Payout(5)	—	250,000	—	—
Disability Payments(6)	—	—	3,228,000	—
Total	1,563,664	250,000	3,228,000	1,563,664

(1)

The table excludes (a) any amounts accrued through December 31, 2010 that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2010, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)

Mr. Hamood entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the date of the Change in Control Transaction). If Mr. Hamood is terminated without cause or he resigns for good reason (as defined in Mr. Hamood’s Severance and Restrictive Covenant Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a base salary multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the severance payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2011 COBRA premium rate.
(5)

Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. We also maintain a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)

Reflects the value of the executive’s disability benefit as of December 31, 2010 (a) assuming full disability at December 31, 2010 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Jeffrey J. Hellinga(1)

Type of payment	Involuntary termination ($)	Death ($)	Disability ($)	Change in control ($)
Severance Payments(2)	1,227,037	—	—	1,227,037
Outplacement(3)	35,000	—	—	35,000
Welfare Benefits(4)	26,301	—	—	26,301
Excise Tax & Gross-Up	—	—	—	—
Life Insurance Payout(5)	—	250,000	—	—
Disability Payments(6)	—	—	1,824,000	—
Total	1,183,337	250,000	1,824,000	1,183,337

(1)

The table excludes (a) any amounts accrued through December 31, 2010 that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2010, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)

Mr. Hellinga entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the date of the Change in Control Transaction). If Mr. Hellinga is terminated without cause or he resigns for good reason (as defined in Mr. Hellinga’s Severance and Restrictive Covenant Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a base salary multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the severance payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2011 COBRA premium rate.
(5)

Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. We also maintain a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)

Reflects the value of the executive’s disability benefit as of December 31, 2010 (a) assuming full disability at December 31, 2010 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Andrew Knight(1)

Type of payment	Involuntary termination ($)	Death ($)	Disability ($)	Change in control ($)
Severance Payments(2)	884,490	—	—	884,490
Outplacement(3)	35,000	—	—	35,000
Welfare Benefits(4)	26,699	—	—	26,699
Excise Tax & Gross-Up	—	—	—	—
Life Insurance Payout(5)	—	250,000	—	—
Disability Payments(6)	—	—	1,644,000	—
Total	946,189	250,000	1,644,000	946,189

(1)

The table excludes (a) any amounts accrued through December 31, 2010 that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2010, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)

Mr. Knight entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the date of the Change in Control Transaction). If Mr. Knight is terminated without cause or he resigns for good reason (as defined in Mr. Knight’s Severance and Restrictive Covenant Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a base salary multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the severance payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2011 COBRA premium rate.
(5)

Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. We also maintain a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)

Reflects the value of the executive’s disability benefit as of December 31, 2010 (a) assuming full disability at December 31, 2010 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

John W. Blenke(1)

Type of payment	Involuntary termination ($)	Death ($)	Disability ($)	Change in control ($)
Severance Payments(2)	1,137,926	—	—	1,137,926
Outplacement(3)	35,000	—	—	35,000
Welfare Benefits(4)	17,723	—	—	17,723
Excise Tax & Gross-Up	—	—	—	—
Life Insurance Payout(5)	—	250,000	—	—
Disability Payments(6)	—	—	1,380,000	—
Total	1,190,649	250,000	1,380,000	1,190,649

(1)

The table excludes (a) any amounts accrued through December 31, 2010 that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2010, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

(2)

Mr. Blenke entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the date of the Change in Control Transaction). If Mr. Blenke is terminated without cause or he resigns for good reason (as defined in Mr. Blenke’s Severance and Restrictive Covenant Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a base salary multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the severance payments line.

(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	This amount reflects the present value of 18 months of associate +1 PPO health and dental coverage using our 2011 COBRA premium rate.
(5)

Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. We also maintain a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.

(6)

Reflects the value of the executive’s disability benefit as of December 31, 2010 (a) assuming full disability at December 31, 2010 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Director compensation

The following table sets forth the compensation received by directors of the Parent during 2010:

Name	Fees earned or paid in cash ($)	Stock awards (1) ($)	Non-equity incentive plan compensation ($)	Total ($)
Matthew A. Carey	26,500	132,526	—	159,026
Renu S. Karnad	51,000	115,023	—	166,023
Penny Pritzker	327,000	—	22,917	349,917
Joseph D. Mansueto(2)	4,500	140,024	—	144,524
John D. Nichols(2)	6,500	139,036	—	145,536
Donald G. Ogilvie(2)	4,500	134,022	—	138,522
Reuben Gamoran(2)	45,500	115,023	—	160,523
Thomas J. Pritzker	28,500	—	—	28,500

(1)	The amounts in these columns for 2010 are reported as “fair value” as of the grant date.
(2)	Messrs. Mansueto, Nichols, Ogilvie, Gamoran and Pritzker resigned their positions on the Board of Directors of the Parent effective June 15, 2010 in connection with the Change in Control Transaction. Messrs. Canning, Hurd, Dombalagian and Magnus and Ms. Brittany Smith were appointed to the Board of Directors of the Parent effective June 15, 2010 in connection with the Change in Control Transaction. Messrs. Canning, Hurd, Dombalagian and Magnus and Ms. Smith did not receive any compensation for their service on the Parent’s Board of Directors. Effective February 9, 2011, Ms. Smith resigned as a director of the Parent and Mr. Morris was appointed as a director of the Parent. See “Management.”

Director fees

In 2010, each non-employee director of the Parent received a cash retainer of $40,000 and $1,500 per board meeting and $1,000 per committee meeting attended. Additionally, the Audit Committee chair received $10,000, and the chairs of the Compensation Committee and Corporate Governance and Nominating Committee each received $5,000. During 2010 Messrs. Gamoran and Dombalagian each served as the Audit Committee Chair, Ms. Pritzker and Mr. Mansueto each served as the Compensation Committee Chair and Mr. Canning served as the Corporate Governance and Nominating Committee Chair.

Due to Ms. Pritzker’s time commitment and active involvement with TransUnion, as the Non-Executive Chairman of the Board of Directors of the Parent, she was eligible to receive an annual fee of $327,000. Additionally, she also received a bonus of $22,917, which represented a prorated bonus for 2010 service through the Change in Control Transaction.

Equity awards

Each independent director of the Parent also received restricted stock with a value of approximately $115,000. At the time of grant, 4,716 shares were awarded based on a fair market value of $24.39 per share. Directors were 100 percent vested in the shares immediately upon award.

At the director’s discretion, any retainer, meeting fee or Committee Chair fee (“cash payments”) was payable in restricted stock. Mr. Carey, and the Parent’s former directors Messrs. Mansueto, Nichols and Ogilvie, elected to have a portion of their cash payments made in restricted stock. Cash payments were converted to stock awards on the basis of $24.39 per share. However, in connection with the Change in Control Transaction and consistent with the terms of the awards, all outstanding restricted stock awards were cashed-out.

Other directors and Mr. Mehta

Messrs. Canning, Hurd, Dombalagian and Magnus and Ms. Smith did not receive any compensation for their service on the Parent’s Board of Directors. Mr. Mehta only receives compensation as an employee, and his compensation is disclosed under “—Executive compensation—Summary compensation table—2010.”

Security ownership of certain beneficial owners

The following table sets forth certain information regarding the beneficial ownership of common stock of the Parent as of March 1, 2011 by:

•	each person that is the beneficial owner of more than 5% of the outstanding common stock of the Parent;

•	each member of the Board of Directors of the Parent;

•	each named executive officer of the Parent; and

•	all of the members of the Board of Directors and executive officers of the Parent as a group.

The information below is based on a total of 29,774,592 shares of Parent common stock outstanding as of March 1, 2011 and disregards fractional shares.

Each beneficial owner of more than 5% of our common stock, director and executive officer named in the table furnished the beneficial ownership information set forth below to us. Beneficial ownership has been determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and investment power with respect to those securities. Unless otherwise noted, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock of the Parent shown as beneficially owned by them.

Our address is the address of each director and executive officer named in the table.

5% or greater stockholders	Beneficially owned	Percent	Percent of total voting power
MDCPVI TU Holdings, LLC(1)	15,185,041	51.0%	51.4%
Thomas J. Pritzker, Marshall E. Eisenberg and Karl J. Breyer, in their capacity as co-trustees(2)	11,185,011	37.6%	37.9%
CIBC Trust Company (Bahamas) Limited, in its capacity as trustee(3)	3,152,862	10.6%	10.7%

Directors and named executive officers
John A. Canning, Jr.	—	—	—
Timothy M. Hurd	—	—	—
Vahe A. Dombalagian	—	—	—
Edward M. Magnus	—	—	—
Nigel W. Morris	—	—	—
Penny Pritzker(4)	—	—	—
Matthew A. Carey	—	—	—
Renu S. Karnad	—	—	—
Siddharth N. (Bobby) Mehta	128,363	*	—
Samuel A. Hamood	23,079	*	—
Jeffrey J. Hellinga	26,872	*	—
Andrew Knight	6,065	*	—
John W. Blenke	24,883	*	—

All directors and executive officers as a group (18 persons)	251,671	*	—

*	Less than 1%.
(1)

The shares owned of record by MDCPVI TU Holdings, LLC, the Purchaser, may be deemed to be beneficially owned by Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P. (collectively, “MDCP V”) and Madison Dearborn Capital Partners VI-A, L.P., Madison Dearborn Capital Partners VI-C, L.P., and Madison

Dearborn Capital Partners VI Executive-A, L.P. (collectively, “MDCP VI” and, together with MDCP V, the “Funds”). Such shares may also be deemed to be beneficially owned by Madison Dearborn Partners V-A&C, L.P. (“MDP V”), the sole general partner of MDCP V and Madison Dearborn Partners VI-A&C, L.P. (“MDP VI”), the sole general partner of MDCP VI. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP V and MDP VI that has the power, acting by majority vote, to vote or dispose of the security interests beneficially held by the Funds. Each of Timothy M. Hurd, Vahe A. Dombalagian and Edward M. Magnus is a limited partner of MDP V and MDP VI and an officer of the Sponsor (the general partner of MDP V and MDP VI), and therefore may be deemed to share beneficial ownership of the securities beneficially owned by the Funds. Messrs. Canning, Finnegan, Mencoff, Hurd, Dombalagian and Magnus, MDP V and MDP VI each hereby disclaims any beneficial ownership of any securities described hereunder, except to the extent of each such person’s pecuniary interest. The address of each entity and person named in this footnote is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(2)

Represents shares of common stock held of record by U.S. situs trusts for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased, including Ms. Penny Pritzker, one of our directors, and her immediate family members. Mr. Thomas J. Pritzker, Mr. Marshall E. Eisenberg and Mr. Karl J. Breyer are co-trustees of all such U.S. situs trusts and have shared voting and investment power over the shares listed in the table. The address of Messrs. Pritzker, Eisenberg and Breyer, in their capacity as co-trustees, is 71 S. Wacker Drive, 46th Floor, Chicago, Illinois 60606.

(3)

Represents shares of common stock held of record by non-U.S. situs trusts for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased. CIBC Trust Company (Bahamas) Limited (“CIBC”) is the sole trustee of such trusts. The address of CIBC is Goodman’s Bay Corporate Centre, West Bay Street, P.O. N-3933, Nassau, Bahamas.

(4)

Ms. Pritzker and her immediate family members are beneficiaries of certain of the U.S. situs trusts referred to in footnote (2) and certain of the non-U.S. situs trusts referred to in footnote (3). Neither Ms. Pritzker nor any of her immediate family members has voting or investment power over the shares held by such trusts.

Certain relationships and related-party transactions

Stock purchase agreement

On April 28, 2010, the Parent entered into a stock purchase agreement pursuant to which, among other things, the Purchaser agreed to acquire 51.0% of the outstanding common stock of the Parent from the Sellers and certain employee and director stockholders of the Parent. The Purchaser is a newly formed Delaware limited liability company beneficially owned by affiliates of the Sponsor.

In connection with the Change in Control Transaction, the Parent consummated the Merger. Pursuant to the Merger, certain outstanding shares of the Parent converted into the right to receive cash and were cancelled pursuant to Delaware law. In connection with the Merger, the Purchaser acquired voting common stock of the Parent such that Purchaser holds 51.0% of the total issued and outstanding common stock of the Parent. See “Summary—The Change in Control Transaction.”

The stock purchase agreement contains customary representations and warranties about the Parent, Trans Union LLC and the Sellers, as well as customary covenants and conditions to closing for similar transactions. In addition, the stock purchase agreement includes indemnification provisions for breaches of representations and warranties that are subject to certain thresholds and caps. You are not entitled to rely on any of the provisions of the stock purchase agreement, including the representations and warranties contained in the stock purchase agreement.

Stockholders agreements

Concurrently with the closing of the Change in Control Transaction, the Parent entered into various stockholders agreements with stockholders of the Parent immediately after the Acquisition, including the Purchaser, certain Sellers and the holders of roll-over equity. The principal stockholders agreements among the Parent and the holders of a majority of the outstanding shares of common stock (including the Purchaser and Pritzker family business interests) provide that:

•

the board of directors of the Parent will consist of a total of nine directors to be appointed as follows: five directors appointed by the Purchaser, two directors appointed by the U.S. situs trusts for the benefit of members of the Pritzker family, one director appointed by the non-U.S. situs trusts for the benefit of members of the Pritzker family, and the chief executive officer of the Parent;

•

the applicable stockholders will have customary rights of first refusal and tag-along rights with respect to specified transfers of shares of the Parent by other stockholders, as well as certain pre-emptive rights and transfer restrictions;

•	the Purchaser will have drag-along rights with respect to shares of the Parent owned by certain other stockholders of the Parent; and

•	the Parent will be required to obtain the prior written consent of certain stockholders and the Purchaser before taking specified actions.

Registration rights agreement

Concurrently with the closing of the Change in Control Transaction, the Parent entered into a registration rights agreement with certain stockholders of the Parent, including the Purchaser and Pritzker family business interests. Under the registration rights agreement, these stockholders have the right at any time after the expiration of a lock-up period, or in the event we have not consummated an initial public offering of our common stock prior to the fifth anniversary of the closing of the Change in Control Transaction, subject to certain conditions, to request that we register any or all of their securities under the Securities Act at our expense. In addition, beginning on the date on which we become eligible to register securities under the Securities Act on Form S-3, the Purchaser and the Pritzker family business interests have the right, subject to certain conditions, to request that we register any or all of their securities under the Securities Act on Form S-3, including pursuant to a shelf registration statement, at our expense. Holders of registrable securities under the registration rights agreement will also have customary piggyback rights in certain cases.

Tax separation agreement with Marmon Holdings, Inc.

Prior to the distribution by Marmon Holdings, Inc. (“Marmon”), our former parent company, of the common stock of the Parent to its stockholders in January 2005 (the “Spin-off”), we, Marmon and our and their respective subsidiaries were included in the consolidated federal income tax return as well as various consolidated or combined state, local and foreign tax returns filed by Marmon. As a result of the Spin-off, we and our subsidiaries left the Marmon consolidated group, and we became the parent of a new consolidated group.

On January 1, 2005, we, Marmon and our and their respective direct and indirect subsidiaries entered into a tax separation agreement. In general, Marmon agreed to indemnify us and our subsidiaries against:

•	taxes of the members of Marmon group prior to the Spin-off;

•	taxes attributable to the Spin-off and related transactions; and

•	liabilities of certain members of Marmon group prior to the Spin-off under the consolidated return rules or similar rules.

In general, we agreed to indemnify Marmon and its subsidiaries against:

•	our group’s share of Marmon’s taxes for periods prior to the Spin-off, calculated as if our group was a separate group for those periods;

•	our post-Spin-off taxes;

•	except with respect to certain specified pre-Spin-off matters, final audit adjustments attributable to our group’s members for pre-Spin-off periods; and

•	taxes attributable to a breach of certain provisions of the distribution agreement relating to the Spin-off.

The parties to the tax separation agreement agreed that Marmon will control any tax audit or similar proceeding related to tax periods ending on or before or including the Spin-off and will consult with us with respect to issues that impact us. Marmon’s settlement of such issues requires our reasonable consent.

Marmon is entitled to refunds and other tax benefits from periods prior to the Spin-off, provided that Marmon reimburses us for any refunds or tax benefits attributable to members of our group. The tax separation agreement provides that refunds for tax periods that straddle the Spin-off will be allocated equitably.

Legal services

We paid $0.9 million in 2010, $5.2 million in 2009 and $8.6 million in 2008 to the law firm of Neal, Gerber, & Eisenberg LLP for legal services. Marshall E. Eisenberg, a partner in the law firm, is a co-trustee of certain Pritzker family trusts that beneficially own in excess of 5% of the Parent’s common stock.

We paid $3.9 million in 2010, $0.5 million in 2009 and $0.4 million in 2008 to the law firm of Latham and Watkins LLP for legal services. Michael A. Pucker, a partner in the law firm, is an immediate family member of a co-trustee of certain Pritzker family trusts that beneficially own in excess of 5% of the Parent’s common stock.

Consulting fees

In connection with the Change in Control Transaction, we paid $13.0 million to the Sponsor and $2.6 million to The Pritzker Organization, L.L.C. for financial advisory and merchant banking services.

Receivables

Receivables from related parties were $0.3 million at December 31, 2010 and 2009. These receivables primarily relate to services provided to our unconsolidated subsidiaries.

Other assets included a non-interest bearing note receivable from an unconsolidated subsidiary of $1.5 million at December 31, 2009. This loan was repaid in 2010.

Payables

Other liabilities included $9.3 million due to certain Pritzker family business interests related to tax indemnification payments due under the terms of the stock purchase agreement described under “—Stock purchase agreement.” This amount is subject to future adjustments based on a final determination of tax expense. See Note 2, “Change in Control,” to our audited consolidated financial statements appearing elsewhere in this prospectus.

Debt

In connection with the Change in Control Transaction, we borrowed $16.7 million under the RFC loan. The loan is an unsecured, non-interest bearing note, discounted by $2.5 million for imputed interest, due December 15, 2018, with prepayments of principal due annually based on excess foreign cash flows. See “Summary—The Change in Control Transaction” and Note 13, “Debt,” to our audited consolidated financial statements appearing elsewhere in this prospectus.

Sale of auction rate securities

In connection with the Change in Control Transaction, on June 15, 2010, we sold auction rate securities at fair value to an entity owned by Prtizker family business interests for $25.0 million, which was equal to the par value. This sale was made to assist in financing the Change in Control Transaction.

Stock repurchases

On November 3, 2009, the Board of Directors of the Parent approved an offer to purchase up to $900.0 million of stock for cash from the stockholders of record of the Parent as of November 17, 2009, including Pritzker family business interests. On December 17, 2009 we purchased $897.3 million of common stock from Pritzker family business interests at a purchase price of $26.24 per share.

On October 20, 2008, the Board of Directors of the Parent approved an offer to purchase up to $400.0 million of stock for cash from the stockholders of record of the Parent as of October 27, 2008, including Pritzker family business interests. On November 25, 2008 we purchased $398.9 million of common stock from Pritzker family business interests at a purchase price of $25.85 per share.

See Note 14, “Stock Repurchases,” of our audited consolidated financial statements appearing elsewhere in this prospectus.

Description of other indebtedness

The following description of other indebtedness we have does not purport to be complete and is qualified in its entirety by reference to the provisions of the various agreements and indentures related thereto.

Senior secured credit facilities

In connection with the Change in Control Transaction, we entered into our senior secured credit facilities, the terms of which were amended on February 11, 2011. Set forth below is a summary of the terms of our senior secured credit facilities, as amended.

General

Our senior secured credit facilities provide for senior secured financing of up to $1.15 billion, consisting of:

•	a $950.0 million senior secured term loan facility maturing on February 11, 2018 that was drawn in full in connection with the consummation of the Change in Control Transaction; and

•

a $200.0 million senior secured revolving line of credit facility maturing on June 15, 2015 with respect to $25 million of the revolving commitments and maturing on February 11, 2016 with respect to $175 million of the revolving commitments, including both a letter of credit sub-facility and a swingline loan sub-facility.

In addition, we may request additional tranches of term loans or increases to the senior secured revolving line of credit in an aggregate amount up to approximately $300 million, plus an additional amount of indebtedness under our senior secured credit facilities or separate facilities permitted by our senior secured credit facilities so long as certain financial conditions are met, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under our senior secured credit facilities are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Interest and fees

Interest rates on borrowings under our senior secured credit facilities are, based on LIBOR, unless we elect an alternate base rate. The interest rate is subject to a floor between 1.5% and 1.75% for LIBOR loans and 2.50% to 2.75% for base rate loans, plus an applicable margin of between 3.00% and 5.00% for LIBOR loans and 2.00% and 4.00% for base rate loans, based on our net leverage ratio. The alternate base rate is the greater of (i) the rate that our administrative agent announces from time to time as its prime lending rate (ii) 1/2 of 1.00% in excess of the overnight federal funds rate, and (iii) the adjusted eurodollar rate for a one-month interest period plus 1.00%.

Any incremental term facility may have a different interest rate, provided that the interest rate of the incremental term facility other than with respect to unsecured and junior lien incremental facilities cannot exceed the interest rate on the existing senior secured term loan facility by greater than 0.50%.

Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.

In addition, we are required to pay each lender a commitment fee of 0.50% quarterly in arrears on the daily unused commitments, excluding drawings under the swingline facility, under the senior secured revolving line of credit. We are required to pay letter of credit fees equal to the applicable margin of adjusted eurodollar loans to be shared proportionately by the lenders as well as a fronting fee to be paid to the letter of credit issuer for its own account.

Prepayments

Subject to exceptions, our senior secured credit facilities require mandatory prepayments of senior secured term loans in amounts equal to:

•

commencing with fiscal year ending December 31, 2012, 0% and 50%, based on our senior secured net leverage ratio, of our annual excess cash flow, each as defined in our new senior secured credit facilities;

•	100% of the net cash proceeds from asset sales and insurance recovery and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds from certain incurrences of debt.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted eurodollar rate loans.

Amortization of principal

Our senior secured credit facilities require scheduled quarterly payments on the senior secured term loans equal to one-fourth of 1% of the original principal amount of the senior secured term loans for the first six years and three quarters, with the balance paid at maturity.

Collateral and guarantors

Our senior secured credit facilities are guaranteed by the Parent and certain of our current and future domestic wholly-owned subsidiaries, and are secured by a perfected security interest in certain of our existing and future property and assets and by a pledge of our capital stock, the capital stock of our domestic subsidiaries and up to 65% of the capital stock of certain of our foreign subsidiaries.

Restrictive covenants and other matters

Our senior secured credit facilities require that we comply with a maximum senior secured leverage ratio test if we have drawn on our senior secured revolving line of credit, which is net of up to $150.0 million of unrestricted cash and cash equivalents. In addition, our senior secured credit facilities includes negative covenants, subject to significant exceptions, restricting or limiting our ability and the ability of the Parent and restricted subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale and leaseback transactions;

•	make loans and investments;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness, including the notes;

•	amend or otherwise alter the terms of certain of our indebtedness, including the notes;

•	enter into agreements limiting subsidiary distributions;

•	sell assets (including sale-leaseback transactions);

•	transact with affiliates;

•	change the business that we conduct;

•	issue certain disqualified equity interests;

•	change its fiscal year;

•	with respect to the Parent, incur liabilities, own assets or conduct any business; and

•	enter into any agreement containing a restriction that limits the ability to grant liens in favor of the lenders under our senior secured credit facilities.

Our senior secured credit facilities contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, change of control, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or material security document supporting our new senior secured credit facilities to be in full force and effect and change of control. If such an event of default occurs, the lenders under our new senior secured credit facilities would be entitled to take various actions, including the acceleration of amounts due under our new senior secured credit facilities and all actions permitted to be taken by a secured creditor.

RFC loan

In connection with the Change in Control Transaction, on June 15, 2010, we borrowed $16.7 million under the RFC loan. The loan was made to us to assist in financing the Change in Control Transaction. The loan is an unsecured, non-interest bearing note, discounted by $2.5 million for imputed interest, due December 15, 2018, with prepayments of principal due annually based on excess foreign cash flows. Interest expense is calculated under the effective interest method using an imputed interest rate of 11.625%.

Description of the notes

General

Certain terms used in this description are defined under the subheading “Certain definitions.” In this description, the terms “Trans Union LLC,” “we,” “our” or “us” refer to Trans Union LLC, a Delaware limited liability company, and not to any of its Subsidiaries, the word “Co-Issuer” refers only to TransUnion Financing Corporation, a Delaware corporation, the term “Issuers” refers to Trans Union LLC and Co-Issuer, and not to any of Trans Union LLC’s Subsidiaries, and the term “Parent” refers to TransUnion Corp. and not to any of its Subsidiaries.

The Issuers have issued $645,000,000 aggregate principal amount of 11 3/8% senior notes due 2018 (the “Notes”) under an indenture dated June 15, 2010 (the “Indenture”) among the Issuers, Parent, the Subsidiary Guarantors (together with Parent, the “Note Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Except as set forth herein, the terms of the Notes will be substantially identical and include those stated in the Indenture and certain provisions of the Trust Indenture Act made part of the Indenture by reference thereto.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Summary.” The terms of the exchange notes are identical in all material respects to the applicable series of outstanding notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

Brief description of the notes

The Notes:

•	are jointly and severally issued by the Issuers;

•	are unsecured senior obligations of the Issuers;

•	are pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuers;

•	are effectively subordinated to all secured Indebtedness of the Issuers (including the Senior Credit Facilities) to the extent of the value of the collateral securing such Indebtedness;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuers; and

•	are initially guaranteed on a senior unsecured basis by (i) Parent and (ii) each Restricted Subsidiary that guarantees the Senior Credit Facilities.

Note guarantees

The Note Guarantors, as primary obligors and not merely as sureties, initially jointly and severally irrevocably and unconditionally guaranteed, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

(i) Parent and (ii) the Restricted Subsidiaries (other than as detailed below) initially guaranteed the Notes. Each Note Guarantee will be a general unsecured obligation of each Note Guarantor and will be pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity to the extent of the value of the collateral securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness of Subsidiaries of Trans Union LLC that are not Subsidiary Guarantors.

Only Trans Union LLC’s Wholly-Owned Subsidiaries that (i) are not Foreign Subsidiaries (or Subsidiaries of Foreign Subsidiaries) and (ii) guarantee Trans Union LLC’s Obligations under the Senior Credit Facilities are Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any Subsidiaries that are not Subsidiary Guarantors, such non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Trans Union LLC. None of our Foreign Subsidiaries (or their Subsidiaries), non-Wholly-Owned Subsidiaries or any Receivables Subsidiary is a Subsidiary Guarantor. As of and for the twelve months ended December 31, 2010, the Issuers and the Subsidiary Guarantors would have represented approximately 97% of our total consolidated liabilities, 71% of our total consolidated assets, 60% of our total consolidated operating income and 78% of our total consolidated revenue.

The obligations of each Note Guarantor under its Note Guarantee are limited as necessary to prevent the Note Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Note Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Note Guarantor in an amount equal to such other Note Guarantor’s pro rata portion of such payment based on the respective net assets of all the Note Guarantors at the time of such payment determined in accordance with GAAP.

If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Note Guarantor, and, depending on the amount of such indebtedness, a Note Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks related to this offering and our indebtedness—A guarantee of the notes could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that guarantor to satisfy claims.”

A Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(a)	any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Subsidiary Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b)	the release or discharge of the guarantee by such Subsidiary Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Subsidiary Guarantee;

(c)	the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

(d)	the Issuers exercising their legal defeasance option or covenant defeasance option as described under “Legal defeasance and covenant defeasance” or the Issuers’ obligations under the Indenture being discharged in accordance with the terms of the Indenture.

Ranking

Senior secured indebtedness versus the notes

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Note Guarantee ranks pari passu in right of payment with all Senior Indebtedness of such Issuer or the relevant Note Guarantor, as the case may be, including the obligations of the Issuers and the Note Guarantors under the Senior Credit Facilities.

The Notes are effectively subordinated in right of payment to all of the Issuers’ and the Note Guarantors’ existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of December 31, 2010, after giving effect to the Change in Control Transaction, Trans Union LLC would have had $945.2 million of secured Indebtedness under the Senior Credit Facilities.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

Paying agent and registrar for the notes

The Issuers will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuers will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuers.

The Issuers may change the paying agents or the registrars without prior notice to the Holders. Either Issuer or any of Trans Union LLC’s Subsidiaries may act as a paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, maturity and interest

The Issuers issued $645,000,000 of Notes. The Notes will mature on June 15, 2018. Subject to compliance with the covenant described below under the caption “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” the Issuers may issue additional Notes from time to time after this offering under the Indenture (the “Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the notes” include any Additional Notes that are actually issued.

Interest on the Notes accrues at the rate of 11 3/8% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2010, to the Holders of Notes of record on the immediately preceding June 1 and December 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Mandatory redemption; offers to purchase; open market purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “Repurchase at the option of holders.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

Optional redemption

Except as set forth below, the Issuers are not entitled to redeem the Notes at their option prior to June 15, 2014.

At any time prior to June 15, 2014, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after June 15, 2014, the Issuers may redeem the Notes, in whole or in part, upon notice as described under the heading “Repurchase at the option of holders—Selection and notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning June 15 on of each of the years indicated below:

Year	Percentage
2014	105.688%
2015	102.844%
2016 and thereafter	100.000%

In addition, until June 15, 2013, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 111.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of an Initial Public Offering to the extent such net cash proceeds are received by or contributed to Trans Union LLC; provided, that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 90 days of the date of closing of each such Initial Public Offering.

The Trustee shall select the Notes to be purchased in the manner described under “Repurchase at the option of holders—Selection and notice.”

Repurchase at the option of holders

Change of Control

The Notes provide that if a Change of Control occurs, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional redemption,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided, that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)	that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1)	accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may, provide that certain change of control events with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indenture). If Trans Union LLC experiences a change of control that triggers a default under the Senior Credit Facilities, Trans Union LLC could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event Trans Union LLC does not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable.

The Issuers’ ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by their then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Trans Union LLC and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuers. As of the Issue Date, the Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on the Issuers’ ability to incur additional Indebtedness are contained in the covenants described under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “Certain covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “Optional redemption,” unless and until there is a default in the payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Trans Union LLC to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Trans Union LLC. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset sales

The Indenture provides that the Issuers will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)	Trans Union LLC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Trans Union LLC) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefore received by Trans Union LLC or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the amount of:

(a)	any liabilities (as shown on Trans Union LLC’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Trans Union LLC or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which Trans Union LLC and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any securities received by Trans Union LLC or such Restricted Subsidiary from such transferee that are converted by Trans Union LLC or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by Trans Union LLC or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) (other than securities received and not yet liquidated pursuant to clause (b) that are at that time outstanding), not to exceed 2.5% of Adjusted Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, Trans Union LLC or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to reduce:

(a)	Obligations under the Senior Credit Facilities; and, if the Obligations repaid are revolving credit Obligations, to correspondingly reduce commitments with respect thereto;

(b)	Obligations under Senior Indebtedness that is secured by a Lien and, if the Obligations repaid are revolving credit Obligations, to correspondingly reduce commitments with respect thereto;

(c)	Obligations under other Senior Indebtedness (and, if the Obligations repaid are revolving credit Obligations, to correspondingly reduce commitments with respect thereto), provided, that the Issuers shall equally and ratably reduce Obligations under the Notes as provided under “Optional redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(d)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Issuers or another Restricted Subsidiary;

(2)	to make (a) an Investment in any one or more businesses, provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in Trans Union LLC or one of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, including Capital Stock, in each of (a), (b) and (c) used or useful in a Similar Business;

(3)	to make an investment in (a) any one or more businesses, provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in Trans Union LLC or one of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets, including Capital Stock, that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(4)	any combination of the foregoing;

provided, that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Trans Union LLC or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuers or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if no Second Commitment is entered into or any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is an integral multiple of $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

Notwithstanding the foregoing, the following Asset Sales shall not be subject to the first paragraph of this covenant (but any Net Proceeds therefrom shall otherwise be applied in accordance with this covenant):

(1)	transfers of property subject to casualty or condemnation proceedings; and

(2)	dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture and similar binding agreements.

Selection and notice

If the Issuers are redeeming less than all of the Notes issued by them at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note or otherwise reflect such reduction in accordance with the procedures of DTC. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of the notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(1)	“Repurchase at the option of holders—Asset sales”;

(2)	“—Limitation on restricted payments”;

(3)	“—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(4)	clause (4) of the first paragraph of “—Merger, consolidation or sale of all or substantially all assets”;

(5)	“—Transactions with affiliates”;

(6)	“—Dividend and other payment restrictions affecting restricted subsidiaries”; and

(7)	“—Limitation on guarantees of indebtedness by restricted subsidiaries.”

During any period that the foregoing covenants have been suspended, Trans Union LLC’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (as defined below) and the Issuers and any of the Restricted Subsidiaries will be permitted, without causing a Default or Event of Default, to honor or otherwise perform any contractual commitments or obligations in the future after any date on which the Notes no longer have an Investment Grade Rating from both of the Rating Agencies as long as such contractual commitments or obligations were entered into during the Suspension Period and not in anticipation of the Notes no longer having an Investment Grade Rating from both of the Rating Agencies.

Notwithstanding the foregoing, if on any subsequent date one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Indebtedness) and Disqualified Stock or Preferred Stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (3) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.” Calculations under the reinstated “Restricted payments” covenant will be made as if the “Restricted payments” covenant had been in effect prior to, but not during, the period that the “Restricted payments” covenant was suspended as set forth above; provided, for the sake of clarity, that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. For purposes of determining compliance with the covenant described above under the caption “Repurchase at the option of holders—Asset sales,” the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on restricted payments

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)	declare or pay any dividend or make any payment or distribution on account of the Issuers’ or any of the Restricted Subsidiaries’ Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation) other than:

(a)	dividends, payments or distributions by the Issuers payable solely in Equity Interests (other than Disqualified Stock) of the Issuers; or

(b)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Trans Union LLC or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuers or any direct or indirect parent of Trans Union LLC, including Parent, held by Persons other than a Restricted Subsidiary, including in connection with any merger or consolidation;

(III)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)	Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; or

(b)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV)	make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, Trans Union LLC could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments (the amount of any Restricted Payment, if made other than in cash, to be based upon the fair market value at the time of such Restricted Payment) made by the Issuers and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (7) and (12) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the Consolidated Net Income of Trans Union LLC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Trans Union LLC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by Trans Union LLC, of marketable securities or other property received by Trans Union LLC since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) from the issue or sale of:

(i)	(A) Equity Interests of Trans Union LLC, but excluding cash proceeds and the fair market value, as determined in good faith by Trans Union LLC, of marketable securities or other property received from the sale of:

(x)	Equity Interests of Trans Union LLC to members of management, directors or consultants of Trans Union LLC, any direct or indirect parent company of Trans Union LLC, including Parent, and Trans Union LLC’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph; and

(y)	Designated Preferred Stock; and

(B)	to the extent such net cash proceeds are actually contributed to Trans Union LLC, Equity Interests of Trans Union LLC’s direct or indirect parent companies, including Parent (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities or other Indebtedness of Trans Union LLC that has been converted into or exchanged for such Equity Interests of Trans Union LLC;

provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of Trans Union LLC sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by Trans Union LLC or, if such fair market value exceeds $30.0 million, in writing by an Independent Financial Advisor, of marketable securities or other property contributed to the capital of Trans Union LLC following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by Trans Union LLC, of marketable securities or other property received by means of:

(i)	the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from such Issuer or such Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuers or any Restricted Subsidiary, in each case after the Issue Date; or

(ii)	the sale (other than to the Issuers or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)

in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by Trans Union LLC in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value exceeds

$30.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuers or a Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuers or a Note Guarantor, as the case may be, which is incurred in compliance with “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” so long as:

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is subordinated to the Notes or the applicable Note Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date either (i) equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (ii) at least 90 days following the final maturity date of the Notes; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(3)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Trans Union LLC or any of its direct or indirect parent companies, including Parent, held by any future, present or former employee, director or consultant of Trans Union LLC, any of its Subsidiaries or any of its direct or indirect parent companies, including Parent, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (3) do not exceed in any calendar year $10.0 million (which shall increase to $20.0 million subsequent to the consummation of a public Equity Offering of Trans Union LLC or any direct or indirect parent, including Parent) (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum (without giving effect to the following proviso) of $20.0 million (which shall increase to $40.0 million subsequent to the consummation of a public Equity Offering of Trans Union LLC or any direct or indirect parent, including Parent) in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Trans Union LLC and, to the extent contributed to Trans Union LLC, Equity Interests of any of Trans Union LLC’s direct or indirect parent companies, including Parent, in each case to members of management, directors or consultants of Trans Union LLC, any of its Subsidiaries or any of its direct or indirect parent companies, including Parent, that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Trans Union LLC or the Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (3);

and provided, further, that cancellation of Indebtedness owing to Trans Union LLC from members of management of Trans Union LLC, any of Trans Union LLC’s direct or indirect parent companies, including Parent, or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of Trans Union LLC or any of its direct or indirect parent companies, including Parent, will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(4)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Trans Union LLC or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(5)	(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Trans Union LLC after the Issue Date;

(b)	the declaration and payment of dividends to any direct or indirect parent company of Trans Union LLC, including Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent issued after the Issue Date, provided, that (x) the amount of dividends paid pursuant to clause (a) or (b) shall not exceed the aggregate amount of cash actually contributed to Trans Union LLC from the sale of such Designated Preferred Stock and (y) in the case of each of (a) and (b) of this clause (5), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuers and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(6)	repurchases of Equity Interests deemed to occur upon, or cash payments in lieu of the issuance of fractional shares in connection with, in each case, the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests (or the declaration and payment of distributions or dividends, as applicable, or the making of loans, in each case, to any direct or indirect parent of Trans Union LLC, including Parent, to fund such repurchases or cash payments) if, (a) in the case of repurchases of Equity Interests, such Equity Interests represent a portion of the exercise price of such options or warrants or (b) in the case of cash payments, any such cash payment shall not be for the purpose of circumventing the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of Trans Union LLC or any direct or indirect parent of Trans Union LLC, including Parent);

(7)	the making (or declaration) and payment of distributions or dividends, as applicable, on Trans Union LLC’s common stock (or the payment of distributions or dividends, as applicable, to any direct or indirect parent of Trans Union LLC, including Parent, to fund a payment of dividends on such entity’s common stock), following the first public offering of Trans Union LLC’s common stock or the common stock of any of its direct or indirect parent companies, including Parent, after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to Trans Union LLC in or from any such public offering, other than public offerings with respect to Trans Union LLC’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(8)	Restricted Payments that are made with Excluded Contributions;

(9)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (9) not to exceed $40.0 million;

(10)	distributions or payments of Receivables Fees;

(11)	any Restricted Payment made in connection with the Change in Control Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with affiliates” (other than clause (2) thereof);

(12)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the option of holders—Change of control” and “Repurchase at the option of holders—Asset sales”; provided, that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13)	the declaration and payment of distributions or dividends, as applicable, by Trans Union LLC or its Restricted Subsidiaries to, or the making of loans to, any direct or indirect parent, including Parent (or, solely in the case of clause (b) below, to an Affiliate of Trans Union LLC that is the common parent of a consolidated, combined or unitary group including Trans Union LLC or any of its Restricted Subsidiaries, as applicable, for the purpose of income tax liabilities under the laws of any state of the United States, the District of Columbia, or any territory thereof), in amounts required for any such direct or indirect parents (or such Affiliates) to pay, in each case without duplication,

(a)	franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	federal, state and local income taxes, to the extent such income taxes are attributable to the income of Trans Union LLC and/or its Restricted Subsidiaries (as applicable) and, to the extent of the amount actually received by Trans Union LLC (or its Restricted Subsidiaries) from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments in any taxable period does not exceed the amount that Trans Union LLC and/or its Restricted Subsidiaries (as applicable) would be required to pay in respect of federal, state and local income taxes for such taxable period were Trans Union LLC, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above), as applicable, to pay such taxes separately from any such parent entity (or such Affiliate);

(c)	customary salary, bonus, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of Trans Union LLC, including Parent, to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of Trans Union LLC and its Restricted Subsidiaries;

(d)	general corporate operating and overhead costs and expenses of any direct or indirect parent company of Trans Union LLC, including Parent, to the extent such costs and expenses are attributable to the ownership or operation of Trans Union LLC and its Restricted Subsidiaries; and

(e)	fees and expenses other than to Affiliates of Trans Union LLC related to any unsuccessful equity or debt offering or other financing transaction of such parent entity;

(14)	the distribution, dividend or otherwise of shares of Capital Stock of, or Indebtedness owed to the Issuers or a Restricted Subsidiary of Trans Union LLC by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(15)	payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of Trans Union LLC and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including the covenant described under “Merger, consolidation or sale of all or substantially all assets”; provided, that payments and distributions shall be permitted under this clause (15) only to the extent they are not otherwise permitted under this covenant; and

(16)

the payment of dividends, other distributions and other amounts by the Issuers to, or the making of loans to, any direct or indirect parent of the Issuers, including Parent, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Issuers, including

Parent, if applicable, to pay interest and/or principal (including AHYDO Catch Up Payments) on Indebtedness the proceeds of which have been permanently contributed to Trans Union LLC or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuers or any Restricted Subsidiary incurred in accordance with the covenant described under the caption “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided, that the proceeds contributed to Trans Union LLC or such Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of this “Limitation on restricted payments” covenant; provided, further, that the aggregate amount of such dividends shall not exceed the amount of cash actually contributed to Trans Union LLC for the incurrence of such Indebtedness;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9) and (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, Trans Union LLC will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

As of the Issue Date, all of Trans Union LLC’s Subsidiaries will be Restricted Subsidiaries. Trans Union LLC will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Trans Union LLC and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (8), (9) or (14) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuers will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuers may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Trans Union LLC’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Indebtedness or issue any shares of Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $150.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors would be outstanding pursuant to this paragraph and clauses (12)(b) and (14) below at such time.

The foregoing limitations will not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities (which in the case of clause (ii) below shall be Secured Indebtedness) by the Issuers or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount not to exceed the greater of (i) $1,440.0 million plus (x) the amount by which amounts outstanding under the senior secured term loan facility of the Senior Credit Facilities on the Issue Date exceed $940.0 million and (y) the amount by which aggregate commitments under the revolving credit facility of the Senior Credit Facilities as in effect on the Issue Date exceed $200.0 million or (ii) the maximum principal amount of Secured Indebtedness that could be incurred such that after giving effect to such incurrence, the Consolidated Secured Debt Ratio would be no greater than 3.0 to 1.0, in each case, outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with proceeds from an Asset Sale or series of related Asset Sales;

(2)	the incurrence by the Issuers and any Subsidiary Guarantor of Indebtedness represented by the Notes (including any Subsidiary Guarantee) (other than any Additional Notes);

(3)	Indebtedness of the Issuers and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuers or any of the Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, including, without limitation, through the direct purchase of assets or the Capital Stock of any Person owning such assets in an amount not to exceed the greater of (x) $30.0 million and (y) 1.0% of Adjusted Total Assets at the time of incurrence;

(5)	Indebtedness incurred by the Issuers or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances or similar instruments in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of the Issuers or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that with respect to dispositions the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuers and the Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of the Issuers to a Restricted Subsidiary; provided, that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuers or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8)

Indebtedness of a Restricted Subsidiary to the Issuers or another Restricted Subsidiary; provided, that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the Subsidiary Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of any such Indebtedness (except to the Issuers or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuers or another Restricted Subsidiary, provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuers or another of the Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11)	obligations in respect of performance, bid, appeal, statutory, export or import, customs, revenue and surety bonds and completion guarantees or similar instruments provided by the Issuers or any of the Restricted Subsidiaries in the ordinary course of business;

(12)	(a) Indebtedness or Disqualified Stock of the Issuers and Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by Trans Union LLC since immediately after the Issue Date from the issue or sale of Equity Interests of Trans Union LLC (or any direct or indirect parent of Trans Union LLC, including Parent) or cash contributed to the capital of Trans Union LLC (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Trans Union LLC or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on restricted payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on restricted payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuers and Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $150.0 million; provided, however, that on a pro forma basis, together with any amounts incurred and outstanding by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to the second proviso to the first paragraph of this covenant and clause (14), no more than $150.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (12)(b) shall be incurred by Restricted Subsidiaries that are not Subsidiary Guarantors (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuers or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13)	the incurrence by the Issuers or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Subsidiary Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Trans Union LLC that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of Trans Union LLC;

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Trans Union LLC that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under a Credit Facility;

(14)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuers or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuers or any Restricted Subsidiary or merged into the Issuers or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition merger, either:

(a)	the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b)	the Fixed Charge Coverage Ratio of Trans Union LLC and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

provided, however, that on a pro forma basis, together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clause (12)(b), no more than $150.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this clause (14) shall be incurred and outstanding;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within two Business Days of its incurrence;

(16)	Indebtedness of the Issuers or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)	(a) any guarantee by the Issuers or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b)	any guarantee by a Restricted Subsidiary of Indebtedness of the Issuers; provided, that such guarantee is incurred in accordance with the covenant described below under “—Limitation on guarantees of indebtedness by restricted subsidiaries”;

(18)

Indebtedness of Foreign Subsidiaries of Trans Union LLC incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) the greater of (x) $25.0 million and (y) 10.0% of the proportion of the Adjusted Total Assets represented by the Foreign Subsidiaries of Trans Union, LLC (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19)	Indebtedness of the Issuers or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20)	Indebtedness consisting of Indebtedness issued by the Issuers or any of the Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Trans Union LLC or any direct or indirect parent company of Trans Union LLC, including Parent, to the extent described in clause (3) of the second paragraph under the caption “—Limitation on restricted payments”;

(21)	Indebtedness of the Issuers or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “Legal defeasance and covenant defeasance” or “Satisfaction and discharge”; and

(22)	cash management obligations and Indebtedness of Foreign Subsidiaries in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided, that with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements.

Notwithstanding the preceding two paragraphs and except for Indebtedness, Disqualified Stock and Preferred Stock incurred under the revolving portion of the Senior Credit Facilities or Refinancing Indebtedness incurred under clause (13) or Indebtedness incurred under clauses (7), (8), (9), (10), (11), (15), (16), (17), (19) and (21) of the immediately preceding paragraph, the Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly incur any Indebtedness or issue any share of Disqualified Stock or Preferred Stock unless the Consolidated Total Debt Ratio for Trans Union LLC’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been less than 6.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Trans Union LLC, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided, that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph of this covenant; and

(2)	at the time of incurrence, Trans Union LLC will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant or, for purposes of the covenant set forth below, under the caption “Liens,” provided that, in each case, any such additional Indebtedness shall be included in the definition of “Consolidated Total Indebtedness.”

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuers will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuers or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Subsidiary Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuers will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or allow to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Subsidiary Guarantee, on any asset or property of the Issuers or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the Notes and related Subsidiary Guarantees are secured by a Lien on such assets or property that is senior in priority to such Liens; or

(2)	in all other cases, the Notes or the Subsidiary Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Notes and the related Subsidiary Guarantees and (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

Merger, consolidation or sale of all or substantially all assets

The Issuers may not consolidate or merge with or into or wind up into (whether or not one of the Issuers is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their properties or assets, in one or more related transactions, to any Person unless:

(1)	one of the Issuers is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company, if other than one of the Issuers, expressly assumes all the obligations of the Issuers under the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists that shall not have been cured or waived;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Issuers or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” or

(b)	the Fixed Charge Coverage Ratio for the Successor Company or the Issuers and the Restricted Subsidiaries, as applicable, would be greater than such ratio for the Issuers and the Restricted Subsidiaries immediately prior to such transaction;

(5)	each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Issuers (or such other predecessor company, as the case may be) will be released from their respective obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, the Issuers, as the case may be, under the Indenture, the Note Guarantees and the Notes, as applicable. Notwithstanding the foregoing,

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Trans Union LLC (in which case clauses (3), (4), (5) and (6) above will not apply), and

(2)	either Issuer may merge with an Affiliate of such Issuer, as the case may be, solely for the purpose of reincorporating such Issuer in a State of the United States so long as the amount of Indebtedness of the Issuers and Trans Union LLC’s Restricted Subsidiaries is not increased thereby (in which case clauses (3), (4), (5) and (6) above will not apply).

Subject to certain limitations described in the Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuers will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not an Issuer or Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to, any Person unless:

(1)	(a) such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or other entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)	the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s related Subsidiary Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c)	immediately after such transaction, no Default exists that shall not have been cured or waived; and

(d)	the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the option of holders—Asset sales.”

The predecessor Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee, and the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or Trans Union LLC.

Transactions with affiliates

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuers, taken as a whole, or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)	the Issuers deliver to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of (x) $10.0 million, a resolution adopted by the majority of the Board of Directors of Trans Union LLC approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above and (y) $35.0 million, an opinion from an Independent Financial Advisor that such Affiliate Transaction complies with this covenant.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuers or any of the Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on restricted payments” and the definition of “Permitted Investments”;

(3)	the payment of management, consulting, monitoring and advisory fees and related expenses to the Permitted Holders in an amount not to exceed $5.0 million in the aggregate in any calendar year;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuers, any of Trans Union LLC’s direct or indirect parent companies, including Parent, or any of the Restricted Subsidiaries;

(5)	transactions in which the Issuers or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuers, taken as a whole, or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuers, taken as a whole, or such relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers, taken as a whole, or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)	the existence of, or the performance by the Issuers or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuers or any of the Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	the Change in Control Transaction and the payment of all fees and expenses related to the Change in Control Transaction, in each case as disclosed in this prospectus;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuers and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Trans Union LLC or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)	the issuance of Equity Interests (other than Disqualified Stock) of Trans Union LLC to any Permitted Holder or to any director, officer, employee or consultant;

(11)	sales of accounts receivable, or participations therein, or any other transaction effected in connection with any Receivables Facility;

(12)	payments by the Issuers or any of the Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of Trans Union LLC in good faith;

(13)	payments or loans (or cancellation of loans) to employees or consultants of Trans Union LLC, any of its direct or indirect parent companies, including Parent, or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by Trans Union LLC in good faith;

(14)	any transaction permitted by the covenant “Merger, consolidation or sale of all or substantially all assets”;

(15)	transactions with a Person (other than an Unrestricted Subsidiary of Trans Union LLC) that is an Affiliate of the Issuers solely because Trans Union LLC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(16)	transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(17)	any contributions to the common equity capital of Trans Union LLC;

(18)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(19)	transactions between the Issuers or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuers or any direct or indirect parent of the Issuers, including Parent; provided, however, that such director abstains from voting as a director of the Issuers or such direct or indirect parent of the Issuers, including Parent, as the case may be, on any matter involving such other Person.

Dividend and other payment restrictions affecting restricted subsidiaries

The Issuers will not, and will not permit any of the Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a)	pay dividends or make any other distributions to the Issuers or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to the Issuers or any of the Restricted Subsidiaries;

(2)	make loans or advances to the Issuers or any of the Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuers or any of the Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b)	the Indenture and the Notes;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by the Issuers or any of the Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Trans Union LLC pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)	customary provisions contained in leases, subleases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)	any Restricted Investment not prohibited by the covenant described above under the caption “—Limitation on restricted payments” and any Permitted Investment;

(m)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Trans Union LLC, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(n)	restrictions created in connection with any Receivables Facility that, in the good faith determination of Trans Union LLC are necessary or advisable to effect such Receivables Facility.

Limitation on guarantees of indebtedness by restricted subsidiaries

The Issuers will not permit any of Trans Union LLC’s Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuers or a Subsidiary Guarantor), other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuers or any other Subsidiary Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuers or any Subsidiary Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuers or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a)	such Subsidiary Guarantee has been duly executed and authorized; and

(b)	such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and other information

Whether or not required by the rules and regulations of the SEC, the Indenture requires Trans Union LLC to file the following information with the SEC from and after the Issue Date and as long as any Notes are outstanding:

(1)	within 90 days after the end of each fiscal year (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of an annual report on Form 10-K by a non-accelerated filer), annual reports on Form 10-K, or any successor or comparable form;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a quarterly report on Form 10-Q by a non-accelerated filer), quarterly reports on Form 10-Q or any successor or comparable form; and

(3)	promptly from time to time after the occurrence of an event required to be therein reported, current reports on Form 8-K or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form or any successor or comparable form. If not otherwise available on the SEC’s EDGAR system or any successor system, the Indenture will require Trans Union LLC to make such information available to the Trustee and Holders of the Notes (without exhibits) within 15 days after it files such information with the SEC, without cost to any Holder.

Notwithstanding the foregoing, Trans Union LLC shall not be obligated to file such reports with the SEC prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement described under the caption “Exchange offer; registration rights” or if the SEC does not permit such filing, in which event Trans Union LLC will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes:

(1)	within 30 days, for annual reports;

(2)	within 15 days, for quarterly reports; and

(3)	within 6 Business Days, for current reports;

in each case, after the time Trans Union LLC would be required to file such information with the SEC if it were a non-accelerated filer. In addition, to the extent not satisfied by the foregoing, Trans Union LLC will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to any prospective investor that certifies it is a Qualified Institutional Buyer (as defined in the Securities Act), upon request and if not previously provided, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Parent may satisfy the obligations of Trans Union LLC set forth above; provided, that (i) the information filed with the SEC or delivered to Holders pursuant to this covenant should include consolidated financial statements for Parent, Trans Union LLC, and its Subsidiaries and (ii) Parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of Trans Union LLC.

The requirements of the first two paragraphs of this covenant shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by filing with the SEC the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act. In addition, prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement, Trans Union LLC shall not be required to provide the information that would otherwise be required by Section 302 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 or 308T of Regulation S-K in connection with any information provided under this covenant.

Notwithstanding anything herein to the contrary, at any time prior to the first anniversary of the Issue Date, Trans Union LLC will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (3) of the first paragraph under the caption “—Events of default and remedies” until 120 days after the date any report is required to be filed with the SEC (or provided to the Trustee or Holders of the Notes) pursuant to this covenant.

Restrictions on activities of Co-Issuer

The Indenture provides that the Co-Issuer may not hold any material assets, become liable for any material obligations or engage in any business activities or operations; provided, that the Co-Issuer may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if Trans Union LLC is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by Trans Union LLC or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Events of default and remedies

The Indenture provides that each of the following is an Event of Default:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)	failure by the Issuers or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers, Parent or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Issuers or any of the Restricted Subsidiaries, other than Indebtedness owed to the Issuers or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5)	failure by the Issuers or any Significant Subsidiary of Trans Union LLC to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to the Issuers or any Significant Subsidiary of Trans Union LLC; or

(7)	the Subsidiary Guarantee of any Significant Subsidiary of Trans Union LLC shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary of Trans Union LLC, as the case may be, denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and has not been cured or waived under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)	Holders of the Notes have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions under the Indenture, the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Subsidiary Guarantor or any of their direct or indirect parent companies, including Parent, shall have any liability for any obligations of the Issuers or the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal defeasance and covenant defeasance

The obligations of the Issuers and the Note Guarantors under the Indenture will terminate and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Notes and have the Issuers’ and each Note Guarantor’s obligation discharged with respect to its Note Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Note Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of default and remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)	the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, an Issuer or any Note Guarantor is a party or by which an Issuer or any Note Guarantor is bound;

(6)	the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over, defeating, hindering, delaying or defrauding, any creditors of the Issuers or any Note Guarantor or others; and

(7)	the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1)	all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and an Issuer or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, or in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which an Issuer or any Note Guarantor is a party or by which an Issuer or any Note Guarantor is bound;

(c)	the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

(d)	the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), other than Notes beneficially owned by an Issuer or its Affiliates.

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the option of holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Note Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any Note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)	make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10)	except as expressly permitted by the Indenture, modify the Subsidiary Guarantees of any Significant Subsidiary of Trans Union LLC in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuers, any Note Guarantor (with respect to a Note Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Note Guarantee or Notes without the consent of any Holder;

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide the assumption of the Issuers’ or any Note Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Note Guarantor;

(7)	to comply with requirements of the SEC in order to effect or maintain any qualification of the Indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)	to add a Note Guarantor under the Indenture, or to modify the Indenture in connection with the addition of a Note Guarantee;

(10)	to conform the text of the Indenture, Note Guarantees or the Notes to any provision of this “Description of the notes” to the extent that such provision in this “Description of the notes” was intended to be a verbatim recitation of a provision of the Indenture, Note Guarantee or Notes; or

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, if so required at such time, or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Indenture, the Notes and any Note Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Adjusted Total Assets” means the total assets of the Issuers and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuers or any direct or indirect Parent, including Parent, or such other Person as may be expressly stated; provided, that with respect to the balance sheet of the Issuers or Parent, the total assets shall be calculated as if purchase accounting had been applied with respect to the Change in Control Transaction with resulting adjustments to goodwill and other intangible assets.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“AHYDO Catch Up Payment” means payment in respect of Indebtedness necessary in order to avoid such Indebtedness being characterized as “applicable high yield discount obligations” within the meaning of the Code.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at June 15 , 2014 (each such redemption price being set forth in the table appearing above under the caption “Optional redemption”), plus (ii) all required interest payments due on such Note through June 15, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuers or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”);

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuers in a manner permitted pursuant to the provisions described above under “Certain covenants—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain covenants—limitation on restricted payments” and, to the extent constituting an Asset Sale, the granting of a Lien that is permitted to be granted, and is granted, under the covenant described above under “Certain covenants—Liens”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuers or by the Issuers or a Restricted Subsidiary to another Restricted Subsidiary;

(f)	to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)	foreclosures on assets;

(i)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(j)	any financing transaction with respect to (i) the property located at 555 West Adams Street in Chicago, Illinois (currently identified by the Assessor’s office of Cook County, Illinois with Permanent Index Number 17-16-112-006) or (ii) property built or acquired by the Issuers or any Restricted Subsidiary after the Issue Date, in each case including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(k)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l)	disposition of an account receivable in connection with the collection or compromise thereof;

(m)	the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Trans Union LLC, is not material to the conduct of the business of Trans Union LLC and its Restricted Subsidiaries taken as a whole;

(n)	voluntary terminations of Hedging Obligations;

(o)	any liquidation or dissolution of a Restricted Subsidiary; provided, that such Restricted Subsidiary’s direct parent is Trans Union LLC or a Restricted Subsidiary and immediately becomes the owner of such Restricted Subsidiary’s assets; and

(p)	dispositions of non-core assets acquired in connection with acquisitions or Investments permitted under the Indenture; provided, that the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a) euro, or any national currency of any participating member state of the EMU; or

(b)	in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided, that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution and one or more Foreign Subsidiaries of Trans Union LLC involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by such Foreign Subsidiaries for cash management purposes.

“Change in Control Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Trans Union LLC and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2)	the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of Trans Union LLC;

(3)	following an Initial Public Offering, the first day on which a majority of the members of the Board of Directors of Parent or Trans Union LLC are not Continuing Directors; or

(4)	the adoption by the equityholders of Trans Union LLC of a plan or proposal for the liquidation or dissolution of Trans Union LLC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (ii) any non-cash imputed interest expense associated with non-interest bearing Indebtedness issued at par to the extent not included in EBITDA), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expenses associated with bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, in each case, related to the Change in Control Transaction), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)	any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by Trans Union LLC, shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of Trans Union LLC shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain covenants—Limitation on restricted payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of Trans Union LLC will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuers or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7)	effects of adjustments (including the effects of such adjustments pushed down to Trans Union LLC and the Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Change in Control Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	(a) any non-cash compensation expense recorded from grants or periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock rights or other equity incentive programs and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Trans Union LLC or a Restricted Subsidiary of Trans Union LLC, will be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12)	accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Change in Control Transaction in accordance with GAAP shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain covenants—Limitation on restricted payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuers and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuers and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuers or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) (x) Consolidated Total Indebtedness of the Issuers and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, that is held by the Issuers and the Restricted Subsidiaries as of such date free and clear of all Liens, other than Permitted Liens, provided that this clause (y) shall be limited to, $50,000,000 to (2) Trans Union LLC’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (1) (x) Consolidated Total Indebtedness of the Issuers and the Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, that is held by the Issuers and the Restricted Subsidiaries as of such date free and clear of all Liens, other than Permitted Liens, provided, that this clause (y) shall be limited to $50,000,000, to (2) Trans Union LLC’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, (2) the aggregate amount of all outstanding Disqualified Stock of Trans Union LLC and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP and (3) all obligations relating to Receivables Facilities. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Trans Union LLC.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination following an Initial Public Offering, any member of the Board of Directors of the Parent or Trans Union LLC, as applicable, who: (1) was a member of such Board of Directors on the date of the closing of such Initial Public Offering; or (2) was nominated for election or elected to such Board of Directors (x) with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (y) by the vote of Permitted Holders representing 50% or more of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parent companies, including Parent.

“Continuing Shareholders” means (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) or (ii); and (iv) various entities owned and/or controlled directly and/or indirectly, by the individuals and trusts described in clauses (i), (ii) or (iii) (but excluding, however, any portfolio companies controlled by the Continuing Stockholders).

“Credit Facilities” means, with respect to the Issuers or any of the Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, debt securities or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided, that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Trans Union LLC, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Trans Union LLC or any direct or indirect parent thereof, including Parent (in each case other than Disqualified Stock), that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Trans Union LLC or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Trans Union LLC or the applicable direct or indirect parent thereof, including Parent, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain covenants Limitation on restricted payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Trans Union LLC, or its Subsidiaries or any direct or indirect parent thereof or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Trans Union LLC, its Subsidiaries or any direct or indirect parent thereof in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income (including an amount equal to the tax distributions actually made to the holders of Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (13)(a) and (b) of the second paragraph of the covenant described under the caption “Certain covenants—Limitation on restricted payments,” as though such amounts had been paid as income taxes directly by such Person); plus

(b)	Fixed Charges of such Person for such period (including (x) net losses of Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, including expenses associated with establishing processes for complying with the covenant described under “Certain covenants—Reports and other information,” and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve and costs related to the reduction, retirement or consolidation of people, processes, technologies and facilities deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, provided, that the aggregate amount of all cash items added pursuant to this clause (e) for all periods (other than cash restructuring charges related to Permitted Investments) shall not exceed $100.0 million in the aggregate; plus

(f)	any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	any (a) salary, benefit and other direct savings resulting from workforce reductions or reduction, retirement or consolidation of people, processes, technologies and facilities, in each case by such Person implemented during or reasonably expected to be implemented within the 12 months following such period and (b) costs and expenses incurred after the date of the indenture related to employment of terminated employees incurred by such Person during such period, in each case, to the extent that such costs and expenses were deducted in computing such Consolidated Net Income; plus

(h)	the amount of any non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(i)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain covenants—Transactions with affiliates”; plus

(j)	signing bonuses, stock option and other equity-based compensation expenses, management fees and expenses, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company; plus

(k)	the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(l)	any costs or expense incurred by the Issuers or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Trans Union LLC or net cash proceeds of an issuance of Equity Interest of Trans Union LLC (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain covenants—Limitation on restricted payments”; plus

(m)	a Person’s proportion of Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent that the same was not included or otherwise deducted (and not added back) in such period in computing Consolidated Net Income; plus

(n)	any expenses, charges or other costs of the same nature or type as the expenses, charges or other costs that were added to “EBITDA” to calculate “Further Adjusted EBITDA” for the twelve months ended March 31, 2010 as set forth in note 1 to the “Summary historical and unaudited pro forma consolidated and other financial data” section of this prospectus,

(2)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815, Derivatives and Hedging; plus or minus, as applicable,

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Trans Union LLC or any of its direct or indirect parent companies, including Parent (excluding Disqualified Stock), other than:

(1)	public offerings with respect to Trans Union LLC’s or any direct or indirect parent (including Parent’s) common stock registered on Form S-8;

(2)	issuances to any Subsidiary of Trans Union LLC; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Trans Union LLC from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of Trans Union LLC or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Trans Union LLC) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of Trans Union LLC,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Trans Union LLC on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain covenants—Limitation on restricted payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that an Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Trans Union LLC or any of the Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Trans Union LLC or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Trans Union LLC and shall be made in accordance with Article 11 of Regulation S-X, except that such pro forma calculations may also include operating expense reductions for such period resulting from any Asset Sale or other disposition or acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be realizable within twelve months of the date of such transaction and are factually supportable and quantifiable and are set forth on an Officer’s Certificate delivered to the Trustee; provided, that the aggregate amount of operating expense reductions that can be included in each pro forma calculation with respect to a transaction shall not exceed 10% of Trans Union LLC’s EBITDA (determined after giving pro forma effect to each Asset Sale or other disposition, acquisition, investment, merger, consolidation or discontinued operation) for such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Trans Union LLC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Trans Union LLC may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period (other than distributions paid in Equity Interests (other than Disqualified Stock)); and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period (other than distributions paid in Equity Interests (other than Disqualified Stock)).

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date; except with respect to any reports or financial information required to be delivered pursuant to the covenant described above under the caption “—Certain covenants—Reports and other information,” which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement designed to manage, hedge or protect such Person with respect to fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Trans Union LLC, qualified to perform the task for which it has been engaged.

“Initial Public Offering” means any underwritten initial public offering of common stock of Trans Union LLC or any of its direct or indirect parent companies, including Parent, other than:

(1)	public offerings with respect to Trans Union LLC’s or any direct or indirect parent (including Parent’s) common stock registered on Form S-8; and

(2)	any such initial public offering that constitutes an Excluded Contribution.

“Initial Purchasers” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Trans Union LLC and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, relocation and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Parent or Trans Union LLC in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain covenants—Limitation on restricted payments”:

(1)	“Investments” shall include the portion (proportionate to Trans Union LLC’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Trans Union LLC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Trans Union LLC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	Trans Union LLC’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to Trans Union LLC’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Trans Union LLC.

“Investors” means Madison Dearborn Partners, LLC and its Affiliates (but excluding, however, any of its portfolio companies).

“Issue Date” means June 15, 2010.

“Legal Holiday” means a Saturday, a Sunday or a day on which the Trustee or commercial banking institutions in the State of New York are not required to be open.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock (other than Disqualified Stock) dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuers or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the option of holders—Asset sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuers or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuers or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that up to $75.0 million of the aggregate Net Proceeds from dispositions of property or assets by Foreign Subsidiaries of Trans Union LLC shall not be deemed to constitute “Net Proceeds” for purposes of this definition.

“Note Guarantee” means the guarantee by any Note Guarantor of the Issuers’ Obligations under the Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Trans Union LLC.

“Officer’s Certificate” means a certificate signed on behalf of Trans Union LLC by an Officer of Trans Union LLC, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Trans Union LLC, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Trans Union LLC or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuers or any of the Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the option of holders—Asset sales” covenant.

“Permitted Holders” means each of the Investors, the Continuing Shareholders and members of management of Trans Union LLC (or its direct or indirect parents, including Parent) who are holders of Equity Interests of Trans Union LLC (or any of its direct or indirect parent companies, including Parent) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Continuing Shareholders and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parent companies, including Parent.

“Permitted Investments” means:

(1)	any Investment in the Issuers or any of the Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuers or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuers or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the option of holders—Asset sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date or any extension, modification, replacement or renewal of any Investment existing on the Issue Date; provided, that the amount of such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6)	any Investment acquired by the Issuers or any of the Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Issuers or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Issuers or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations permitted under clause (10) of the covenant described in “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(8)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Trans Union LLC or any of its direct or indirect parent companies, including Parent; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain covenants—Limitations on restricted payments”;

(9)	guarantees of Indebtedness permitted under the covenant described in “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(10)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain covenants—Transactions with affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(11)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(12)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 5.0% of Adjusted Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (12); provided, further, that any cash, Cash Equivalents or Investment Grade Securities received by Trans Union LLC or the Restricted Subsidiaries in connection with such Investment shall be deemed permitted under clause (2) above and shall not be included as having been made by this clause (12);

(13)	Investments relating to a Receivables Subsidiary that, in the good faith determination of Trans Union LLC, are necessary or advisable to effect any Receivables Facility;

(14)	advances to, or guarantees of Indebtedness of, employees not in excess of $2.5 million outstanding at any one time, in the aggregate;

(15)	loans and advances to officers, directors and employees of Trans Union LLC, its Restricted Subsidiaries or any direct or indirect parent, including Parent, for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Trans Union LLC or any direct or indirect parent thereof, including Parent;

(16)	Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and

(17)	additional Investments in joint ventures of the Issuers or a Restricted Subsidiary that are existing on the Issue Date in an amount not to exceed $150.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (17); provided, further, that any cash, Cash Equivalents or Investment Grade Securities received by Trans Union LLC or the Restricted Subsidiaries in connection with such Investment shall be deemed permitted under clause (2) above and shall not be included as having been made by this clause (17).

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (17) above, or is otherwise entitled to be incurred or made pursuant to paragraphs (a) or (b) of the covenant contained under “—Certain covenants—Limitation on restricted payments” above, Trans Union LLC will be entitled to classify such Investment (or portion thereof) on the date of its payment in one or more of such categories set forth above or such paragraphs (a) and (b) of the covenant contained under “—Certain covenants—Limitation on restricted payments.”

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12)(b) or (18) of the second paragraph under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided, that Liens securing Indebtedness permitted to be incurred pursuant to (x) clause (4) extend only to the property or equipment being purchased, leased or improved and (y) clause (18) extend only to the assets of Foreign Subsidiaries;

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Senior Credit Facilities);

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuers or any of the Restricted Subsidiaries;

(9)	Liens on property at the time the Issuers or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuers or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuers or any of the Restricted Subsidiaries;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuers or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(11)	Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuers or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers and the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuers or any Note Guarantor;

(16)	Liens on equipment of the Issuers or any of the Restricted Subsidiaries granted in the ordinary course of business to Trans Union LLC’s clients;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	other Liens securing obligations (including Indebtedness) incurred in the ordinary course of business which obligations do not exceed $15.0 million at any one time outstanding;

(21)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of default and remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuers or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuers and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuers or any of the Restricted Subsidiaries in the ordinary course of business;

(27)	Liens solely on any cash earnest money deposits made by Trans Union LLC or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(28)	Liens with respect to the assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(29)	Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(30)	Liens granted to a public or private utility or any governmental authority as required in the ordinary course of business;

(31)	Liens provided to landlords and lessors in respect of rental payments not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(32)	Liens on the Capital Stock of Unrestricted Subsidiaries;

(33)	pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (19)(i) of the second paragraph under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(34)	Liens on cash deposits of Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35)	any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36)	Liens to secure Indebtedness incurred pursuant to clause (21) of the second paragraph under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; and

(37)	Liens on property subject to Sale and Lease-Back Transactions permitted hereunder (other than related Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) and general intangibles related thereto.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided, that the fair market value of any such assets or Capital Stock shall be determined by Trans Union LLC in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Trans Union LLC which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuers or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuers or any of the Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Related Business Assets” means assets (other than cash or Cash Equivalents) or services used or useful in a Similar Business, provided, that any assets received by the Issuers or a Restricted Subsidiary in exchange for assets transferred by the Issuers or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to an Issuer; provided, that cash or Cash Equivalents maintained by any Foreign Subsidiary that is subject to minority shareholder approval before being distributed to an Issuer (a “Shareholder Restriction”) shall not be deemed “Restricted Cash” as a result of such Shareholder Restriction.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Trans Union LLC (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuers or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuers or any of the Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement to be entered into as of the Issue Date by and among Trans Union LLC, the Note Guarantors, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided, that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” above).

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuers or any Note Guarantor outstanding under the Senior Credit Facilities or Notes and related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Note Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Note Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided, that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of the Issuers or any Note Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to any Subordinated Indebtedness; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuers or any of Trans Union LLC’s Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Trans Union LLC and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)	any Indebtedness of any Note Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Issuers’ Obligations under the Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary that guarantees the Notes in accordance with the terms of the Indenture.

“Trans Union LLC” has the meaning set forth in the first paragraph under “General”; provided, that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Trans Union LLC” shall be deemed to mean the Board of Directors of Trans Union LLC when the fair market value is equal to or in excess of $40.0 million (unless otherwise expressly stated).

“Transaction Agreement” means the Stock Purchase Agreement, dated as of April 28, 2010, by and among TransUnion Corp., certain stockholders of TransUnion Corp. and MDCPVI TU Holdings, LLC, as the same may be amended prior to the Issue Date, including, without limitation, the Merger, the roll-over of equity and the RFC loan described in “Summary—The Change in Control Transaction.”

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 15, 2014; provided, however, that if the period from the Redemption Date to June 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Trans Union LLC which at the time of determination is an Unrestricted Subsidiary (as designated by Trans Union LLC, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

Trans Union LLC may designate any Subsidiary of Trans Union LLC (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Trans Union LLC or any Subsidiary of Trans Union LLC (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Trans Union LLC;

(2)	such designation complies with the covenants described under “Certain covenants—Limitation on restricted payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuers or any Restricted Subsidiary.

Trans Union LLC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Issuers could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; or

(2)	the Fixed Charge Coverage Ratio for the Issuers and the Restricted Subsidiaries would be greater than such ratio for the Issuers and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Trans Union LLC shall be notified by Trans Union LLC to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Trans Union LLC or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Book-entry settlement and clearance

The global notes

The exchange notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”), as follows:

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option and subject to DTC’s procedures, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Material United States federal income tax considerations

The following discussion describes material U.S. federal income tax consequences relevant to the exchange of the outstanding notes for the exchange notes (collectively, the “notes”) pursuant to the exchange offer and the ownership and disposition of the notes. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws, including estate or gift tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to change, possibly retroactively, resulting in tax consequences different from those discussed below. No rulings have or will be sought from the IRS with respect to the matters discussed below, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the notes, or the ownership or disposition of the notes, or that any such position would not be sustained by a court.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction.

As used herein, “U.S. holder” means a beneficial owner of the notes who is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of the notes who is not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the ownership and disposition of the notes.

Holders of the notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws and any tax treaties.

Exchange pursuant to the exchange offer

The exchange of the outstanding notes for the notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the outstanding notes will not be considered to differ materially in kind or extent from the notes. Accordingly, the exchange of the outstanding notes for the notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the notes will have the same tax attributes and tax consequences as the outstanding notes exchanged therefor, including without limitation, the same adjusted tax basis and holding period.

Effect of certain contingencies

In certain circumstances (see “Description of the notes—Optional redemption” and “Description of the notes—Redemption at the option of holders—Change of control”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of such payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will not have to be paid. Assuming such position is respected, a holder generally would not be required to include any income in respect of the foregoing contingencies unless and until any of such contingencies occurred. Our position is binding on a holder unless the holder explicitly discloses on its U.S. federal income tax return that it is taking a contrary position. Our position is not, however, binding on the IRS, and if the IRS were to challenge this determination, a holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note before the resolution of the contingencies. The following portions of this discussion assume that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. holders

Stated interest

Absent an election to use the constant yield method for all interest as discussed below under “—Election of constant yield method for all interest,” payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time such payments are received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Market discount

If a U.S. holder acquires a Note at a cost that is less than its stated principal amount, the amount of the difference is treated as “market discount” for U.S. federal income tax purposes, unless the difference is less than .0025 multiplied by the Note’s stated principal amount multiplied by the number of complete years to maturity of the Note from the date of acquisition (in which case, the difference is “de minimis market discount”). If a U.S. holder acquires a Note at a market discount, the holder will be required to treat any gain on the disposition of the Note as ordinary income to the extent of accrued market discount not previously included in income with respect to the Note. If a U.S. holder disposes of a Note with market discount in certain otherwise nontaxable transactions, the U.S. holder must include accrued market discount in income as ordinary income as if the holder had sold the Note at its then fair market value.

In general, for purposes of the foregoing, market discount will be treated as accruing ratably over the remaining term of the Note or, at the holder’s election, on a constant yield to maturity basis. The constant yield method takes into account the compounding of interest, and under this method, the accrual of market discount will result in a U.S. holder being taxable at approximately a constant percentage of such holder’s unrecovered investment in the Note. If a constant yield election is made, it will apply only to the Note for which it is made and may not be revoked.

A U.S. holder may elect to include market discount in income currently as it accrues. Once made, this election will apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder’s tax basis in a Note will be increased by the amount of market discount included in the holder’s income under the election. If a holder does not elect to include accrued market discount in income over the remaining term of the Note, the holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until maturity or until a taxable disposition of the Note.

Amortizable bond premium

A U.S. holder generally will be considered to have acquired a Note with amortizable bond premium if the holder acquires the Note for an amount greater than the stated principal amount. The amount of amortizable premium generally will equal the excess the amount paid for the Note over the Note’s stated principal amount, or if it results in a smaller amount of amortizable premium in the period prior to a call date described under “Description of the notes—Optional redemption,” the amount payable on the earlier call date. A U.S. holder who purchases a Note with amortizable bond premium may elect to amortize the bond premium as an offset to stated interest income under a constant yield method from the acquisition date to the Note’s maturity date or, if it results in a smaller amount of amortizable premium, to the earlier call date. Once made, this election applies to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the Note by the amount of bond premium used to offset stated interest income.

Election of constant yield method for all interest

A U.S. holder may elect to include in gross income all interest that accrues on a Note (including any stated interest, unstated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium) by using the constant yield method described above. The election must be made for the taxable year in which the U.S. holder acquires the Note, and may not be revoked without the consent of the IRS. If a note was acquired with market discount, this election will result in a deemed election to accrue market discount in income currently with respect to the Note and all other market discount obligations acquired by the holder on or after the first day of the taxable year to which the election first applies. Similarly, if a note was acquired with amortizable bond premium, this election will result in a deemed election to amortize bond premium with respect to the Note and all other debt obligations held or subsequently acquired by the holder on or after the first day of the taxable year to which the election first applies. U.S. holders should consult their tax advisors about this election.

The rules regarding market discount and amortizable bond premium are complex. Accordingly, prospective investors should consult their own tax advisors regarding the application of the rules described above.

Sale or other taxable disposition of the notes

A U.S. holder will recognize gain or loss on the sale, exchange (other than pursuant to a tax-free transaction), redemption, retirement or other taxable disposition of a Note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid stated interest, which will be taxable as interest to the extent not previously so taxed) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will, in general, be its cost for that Note, increased by any previously accrued market discount (if any) and reduced by the amortizable bond premium, if any, that has offset stated interest and the amount of any payments that are not payments of stated interest. Other than as described above under “—Market discount,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. holder has held the Note for more than one year. Long-term capital gains of non-corporate holders are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

New legislation

Newly enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of new U.S. federal income tax legislation on their ownership and disposition of the notes.

Information reporting and backup withholding

Information with respect to interest paid on the notes, and the proceeds received upon the sale or other disposition (including a redemption or retirement) of the notes, other than to certain exempt holders, will be required to be furnished to U.S. holders and to the IRS by a broker or other securities intermediary through which you hold your notes.

A U.S. holder may be subject to backup withholding (currently at a rate of 28%) on payments received on the notes or on the proceeds received upon the sale or other disposition of such notes. Certain holders generally are not subject to backup withholding. A U.S. holder generally will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number, to an intermediary;

•	such holder furnishes an incorrect taxpayer identification number to an intermediary;

•	such holder is notified by the IRS that such holder is subject to backup withholding because it has failed to report properly payments of interest or dividends; or

•

such holder fails to certify, under penalties of perjury, that it has furnished its correct taxpayer identification number to an intermediary and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if backup withholding results in an overpayment of U.S. federal income tax and they timely provide certain information to the IRS.

Non-U.S. holders

Interest

Subject to the discussion of “—U.S. trade or business” below, interest or amounts received upon a taxable disposition of the notes that represent accrued interest paid to a non-U.S. holder will not be subject to U.S. federal withholding tax, which is imposed at a rate of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not actually or constructively, own 10% or more of the total combined voting power of all of the classes of the stock of the Parent;

•	such holder is not a controlled foreign corporation that is related to the Parent through stock ownership; and

•

either (1) the non-U.S. holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person and provides its name and address (which certification may be made on IRS Form W-8BEN, or applicable successor form), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or (3) the non-U.S. holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-U.S. holder’s country of residence. To claim such a reduction or exemption, a non-U.S. holder generally must complete IRS Form

W-8BEN and claim this reduction or exemption on the form. In some cases, a non-U.S. holder instead may be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary already may have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-U.S. holder to provide its U.S. taxpayer identification number in order to claim the benefit of an income tax treaty or for other reasons. Special certification requirements apply to intermediaries. Non-U.S. holders should consult their tax advisors regarding the certification requirements discussed above.

Sale or other taxable disposition of the notes

Subject to the discussion of “U.S. trade or business” below, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a Note. However, a non-U.S. holder may be subject to tax on such gain if such holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain (net of certain U.S. source losses).

U.S. trade or business

If interest or gain from a disposition of the notes is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder generally will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if it were a U.S. holder (unless an applicable income tax treaty provides otherwise). Effectively connected interest income will not be subject to the U.S. federal withholding tax of 30% described above (assuming the appropriate certification, generally a completed IRS Form W-8 ECI, is provided). A foreign corporation that is a holder of a Note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Information reporting and backup withholding

Backup withholding will not apply to payments made by us or our paying agent to a non-U.S. holder of a Note if the holder meets the identification and certification requirements described in the third bullet above under “—Non-U.S. holders—Interest.” However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. In addition, information regarding interest payments on the notes may be made available to the tax authorities in the country where the non-U.S. holder resides or is established, pursuant to an applicable income tax treaty.

Payments of the proceeds from a disposition (including a redemption or retirement) by a non-U.S. holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person or a foreign branch office of a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•

a foreign partnership if at any time during its tax year, (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in the partnership or (2) it is engaged in the conduct of a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. holder of a Note made to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

Non-U.S. holders should consult their tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of, and the procedure for qualifying for an exemption from, withholding, information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reason to know that the certification may be false.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if backup withholding results in an overpayment of U.S. federal income tax and they timely provide certain information to the IRS.

You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the exchange of the outstanding notes for the notes pursuant to the exchange offer and the ownership and disposition of the notes, as well as any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws.

Plan of distribution

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

Legal matters

Latham & Watkins, LLP, Chicago, Illinois, will pass on the validity of the securities offered hereby. Nelson Mullins Riley & Scarborough LLP will pass on certain matters under Georgia law. Arnold Gallagher Percell Roberts & Potter, P.C. will pass on certain matters under Oregon law.

Experts

The consolidated financial statements of TransUnion Corp. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-4 with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

Prior to this offering, we were not subject to the information requirements of the Exchange Act. As a result of this offering, we have become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. You can inspect and copy these reports and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-202-551-8090 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s web site. The address of this site is http://www.sec.gov.

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available upon your request, without charge, by writing or telephoning us at:

TransUnion Corp.

555 West Adams Street

Chicago, Illinois 60661

(312) 985-2860

Attention: Investor Relations

The indenture provides that, whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee and holders of the notes and file with the SEC the annual reports and such information, documents and other reports as are specified in Sections 13 or 15(d) and applicable to a U.S. corporation subject to such Sections. Provision of this information is subject to certain qualifications. See “Description of the notes—Reports and other information.”

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

TransUnion Corp.

We have audited the accompanying consolidated balance sheets of TransUnion Corp. and Subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index to consolidated financial statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 of the Notes to Consolidated Financial Statements, effective January 1, 2009, the Company adopted Accounting Standards Codification 810, Consolidation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransUnion Corp. and Subsidiaries at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Chicago, Illinois

February 28, 2011

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(in millions)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$131.2	$137.5
Short-term marketable securities	—	92.3
Trade accounts receivable, net of allowance of $1.7 and $2.5	132.6	117.4
Other current assets	50.0	35.2
Current assets of discontinued operations	0.6	25.7

Total current assets	314.4	408.1

Property, plant and equipment, net of accumulated depreciation and amortization of $429.0 and $397.8	186.1	180.9
Other marketable securities	19.3	43.8
Goodwill	223.7	213.5
Other intangibles, net	117.9	129.3
Other assets	92.8	34.4

Total assets	$954.2	$1,010.0

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$65.8	$38.0
Secured line of credit	—	89.1
Current portion of long-term debt	15.1	50.6
Other current liabilities	103.4	84.5
Current liabilities of discontinued operations	2.0	12.8

Total current liabilities	186.3	275.0

Long-term debt	1,590.9	451.6
Other liabilities	39.0	34.0

Total liabilities	1,816.2	760.6

Stockholders’ equity:
Preferred stock, $0.01 par value; 20.0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 180.0 shares authorized, 29.8 and 128.7 shares issued at December 31, 2010 and December 31, 2009 respectively; 29.8 and 77.7 shares outstanding as of December 31, 2010 and December 31, 2009, respectively	0.3	1.3
Additional paid-in capital	893.5	862.6
Treasury stock at cost; 0 shares and 51.0 shares at December 31, 2010 and December 31, 2009, respectively	—	(1,325.5)
Retained earnings	(1,780.6)	700.6
Accumulated other comprehensive income	9.3	1.8

Total TransUnion Corp. stockholders’ equity	(877.5)	240.8
Noncontrolling interests	15.5	8.6

Total stockholders’ equity	(862.0)	249.4

Total liabilities and stockholders’ equity	$954.2	$1,010.0

See accompanying notes to consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Income

(in millions)

	Twelve Months Ended December 31,
	2010	2009	2008
Revenue	$956.5	$924.8	$1,015.9

Operating expenses
Cost of services (exclusive of depreciation and amortization below)	395.8	404.2	432.2
Selling, general and administrative	263.0	234.6	305.5
Depreciation and amortization	81.6	81.6	85.7

Total operating expenses	740.4	720.4	823.4

Operating income	216.1	204.4	192.5

Non-operating income and expense
Interest expense	(90.1)	(4.0)	(0.9)
Interest income	1.0	4.0	21.5
Other income and expense, net	(44.0)	1.3	(3.2)

Total non-operating income and expense	(133.1)	1.3	17.4

Income from continuing operations before income taxes	83.0	205.7	209.9

Provision for income taxes	(46.3)	(73.4)	(75.5)

Income from continuing operations	36.7	132.3	134.4

Discontinued operations, net of tax	8.2	1.2	(15.9)

Net income	44.9	133.5	118.5
Less: net income attributable to noncontrolling interests	(8.3)	(8.1)	(9.2)

Net income attributable to TransUnion Corp.	$36.6	$125.4	$109.3

See accompanying notes to consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in millions)

	Twelve Months Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$44.9	$133.5	$118.5
Less: income (loss) from discontinued operations, net of tax	8.2	1.2	(15.9)

Income from continuing operations	36.7	132.3	134.4
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	81.6	81.6	85.7
Stock-based incentive compensation	28.7	13.4	16.4
Transaction fees	27.7	—	—
Debt financing fees	26.0	0.5	—
Deferred taxes	12.7	8.8	18.7
Provision for losses on trade accounts receivable	1.5	2.0	4.0
Impairments on investments	—	—	7.7
Gain on sale or exchange of property	(3.8)	(0.2)	(0.1)
Other	(1.9)	(2.1)	(1.2)
Changes in assets and liabilities:
Trade accounts receivable	(12.6)	13.4	18.4
Other current and long-term assets	(2.1)	14.1	(20.6)
Trade accounts payable	9.0	(4.0)	(7.6)
Other current and long-term liabilities	1.1	(8.0)	(25.4)

Cash provided by operating activities of continuing operations	204.6	251.8	230.4
Cash used in operating activities of discontinued operations	(4.2)	(7.5)	(10.0)

Cash provided by operating activities	200.4	244.3	220.4
Cash flows from investing activities:
Capital expenditures for property and equipment	(46.8)	(56.3)	(93.5)
Investments in trading securities	(1.3)	(0.2)	—
Proceeds from sale of trading securities	1.3	0.7	—
Investments in available-for-sale securities	—	(8.4)	(1,620.7)
Proceeds from redemption of investments in available-for-sale securities	114.4	29.7	1,658.0
Investments in held-to-maturity securities	—	(274.2)	(18.7)
Proceeds from held-to-maturity securities	4.9	275.0	203.0
Proceeds from sale of assets of discontinued operations	10.6	—	42.0
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(14.0)	(101.3)	(1.3)
Other	1.3	0.3	0.6

Cash provided by (used in) investing activities	70.4	(134.7)	169.4

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Continued

(in millions)

	Twelve Months Ended December 31,
	2010	2009	2008
Cash flows from financing activities:
Proceeds from secured line of credit	—	106.4	—
Repayments of secured line of credit	(89.1)	(17.3)	—
Repayments of revolving line of credit	(15.0)	—	—
Repayments of other debt	(505.4)	(0.5)	(0.4)
Proceeds from senior secured credit facility	950.0	—	—
Proceeds from issuance of senior notes	645.0	—	—
Proceeds from issuance of senior unsecured credit facility	—	500.0	—
Proceeds from issuance of related party note	16.7	—	—
Proceeds from revolving line of credit	15.0	—	—
Treasury stock purchases	(5.4)	(907.2)	(416.9)
Distribution of merger consideration	(1,178.6)	—	—
Debt financing fees	(85.5)	(11.1)	—
Transaction fees	(27.7)	—	—
Distributions to noncontrolling interests	(8.6)	(7.6)	(7.8)
Other	(1.9)	—	0.8

Cash used in financing activities	(290.5)	(337.3)	(424.3)
Effect of exchange rate changes on cash and cash equivalents	1.8	4.0	(7.6)

Net change in cash and cash equivalents	(17.9)	(223.7)	(42.1)
Cash and cash equivalents, beginning of period, including cash of discontinued operations of $11.6 in 2010, $16.8 in 2009 and $33.0 in 2008	149.1	372.8	414.9

Cash and cash equivalents, end of period, including cash of discontinued operations of $0 in 2010, $11.6 in 2009 and $16.8 in 2008	$131.2	$149.1	$372.8

Noncash investing activities
Nonmonetary exchange of property and equipment	$4.4	$—	$—

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$80.9	$2.8	$1.9
Income taxes	33.5	52.0	71.8

See accompanying notes to consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

and Comprehensive Income

(in millions)

	Common Stock		Paid- In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comp Income	Noncontrolling Interests	Total
	Shares	Amount
Balance, December 31, 2007	127.2	$1.3	$832.9	$(1.4)	$465.9	$7.9	$6.9	$1,313.5
Comprehensive income:
Net income					109.3		9.2	118.5
Other comprehensive income/(loss)						(19.2)	(1.2)	(20.4)

Total comprehensive income								98.1
Shares issued under stock-based incentive compensation plans	0.6		16.3					16.3
Distributions to noncontrolling interests							(7.8)	(7.8)
Treasury stock purchased	(16.1)			(416.9)				(416.9)

Balance, December 31, 2008	111.7	$1.3	$849.2	$(418.3)	$575.2	$(11.3)	$7.1	$1,003.2
Comprehensive income:
Net income					125.4		8.1	133.5
Other comprehensive income/(loss)						13.1	1.0	14.1

Total comprehensive income								147.6
Shares issued under stock-based incentive compensation plans	0.8		13.4					13.4
Distributions to noncontrolling interests							(7.6)	(7.6)
Treasury stock purchased	(34.8)			(907.2)				(907.2)

Balance, December 31, 2009	77.7	$1.3	$862.6	$(1,325.5)	$700.6	$1.8	$8.6	$249.4
Comprehensive income:
Net income					36.6		8.3	44.9
Other comprehensive income/(loss)						7.5	0.8	8.3

Total comprehensive income								53.2
Shares issued under stock-based incentive compensation plans	0.6		28.7					28.7
Tax benefits from stock-based incentive compensation plans			0.1					0.1
Acquisition of Chile subsidiary							6.5	6.5
Purchase of noncontrolling interests			(0.4)				(0.1)	(0.5)
Distributions to noncontrolling interests							(8.6)	(8.6)
Stockholder contribution			2.5					2.5
Treasury stock purchased	(0.3)			(5.4)				(5.4)
Retirement of treasury stock				1,330.9	(1,330.9)			—
Effects of merger transaction	(48.2)	(1.0)			(1,186.9)			(1,187.9)

Balance, December 31, 2010	29.8	$0.3	$893.5	$—	$(1,780.6)	$9.3	$15.5	$(862.0)

See accompanying notes to consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years Ended December 31, 2010, 2009 and 2008

1. Significant Accounting and Reporting Policies

Description of business

TransUnion develops, maintains and enhances a number of secured proprietary information databases to support our operations. These databases contain payment history, accounts receivable information, and other information such as bankruptcies, liens and judgments for consumers and businesses. We maintain reference databases of current consumer names, addresses and telephone numbers which are used for identity verification and fraud management solutions. We obtain this information from a variety of sources, including credit-granting institutions and public records. We build and maintain these databases using our proprietary information management systems, and make the data available to our customers through a variety of services. These services are offered to customers in a number of industries including financial services, insurance, collections and healthcare. We have operations in the United States, Africa, Canada and other international locations.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Our consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the periods presented.

Subsequent events

Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management, and when appropriate, recognized or disclosed in the financial statements. See Note 26, “Subsequent Event,” for changes to our senior secured term loan and revolving line of credit subsequent to December 31, 2010.

Reclassifications

We have reclassified certain prior period amounts in our consolidated financial statements, including reclassifying the appropriate portion of stock-based compensation from selling, general and administrative to cost of sales and from corporate to each operating segment, and reclassifying our Puerto Rico operating results from the U.S. Information Services segment to the International segment, both to conform to the current period presentation.

Principles of consolidation

Our consolidated financial statements include the accounts of TransUnion Corp. and all majority-owned or controlled subsidiaries. Investments in unconsolidated entities in which we have at least a 20% ownership interest, or are able to exercise significant influence, are accounted for using the equity method. Nonmarketable investments in unconsolidated entities in which we have less than a 20% ownership interest, and are not able to exercise significant influence, are accounted for using the cost method and periodically reviewed for impairment. All significant intercompany transactions and balances have been eliminated.

Use of estimates

The preparation of consolidated financial statements and related disclosures in accordance with GAAP requires management to make estimates and judgments that affect the amounts reported. We believe that the estimates used in preparation of the accompanying consolidated financial statements are reasonable, based upon information available to management at this time. These estimates and judgments affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the balance sheet date, as well as the amounts of revenue and expense during the reporting period. Estimates are inherently uncertain and actual results could differ materially from the estimated amounts.

Segments

We manage our business and report our financial results in three operating segments: U.S. Information Services (USIS); International; and Interactive. We also report expenses for Corporate, which provides support services to each operating segment. Details of our segment results are discussed in Note 21, “Operating Segments.”

Revenue recognition and deferred revenue

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the pricing is fixed or determinable and the collectability is reasonably assured. For multiple element arrangements, we separate deliverables into units of accounting and recognize revenue for each unit of accounting based on evidence of each unit’s relative selling price to the total arrangement consideration, assuming all other revenue recognition criteria have been met.

A significant portion of our revenue is derived from providing information services to our customers. This revenue is recognized when services are provided, assuming all criteria for revenue recognition are met. A smaller portion of our revenue relates to subscription-based contracts where a customer pays a predetermined fee for a predetermined, or unlimited, number of transactions or services during the subscription period. Revenue related to subscription-based contracts having a preset number of transactions is recognized as the services are provided, using an effective transaction rate as the actual transactions are completed. Any remaining revenue related to unfulfilled units is not recognized until the end of the related contract’s subscription period. Revenue related to subscription-based contracts having an unlimited volume is recognized straight line over the contract term. We also earn revenue for the development of decisioning or statistical models, which is recognized upon installation and acceptance of the model by the customer.

When we have a multiple element arrangement each deliverable is considered a separate unit of accounting to which we allocate revenue if the delivered item has stand-alone value to our customer. We allocate a portion of the contract value to each unit of accounting based on the relative selling price of each unit using the following hierarchy: 1) the price we sell the same unit for when we sell it separately; 2) the price another vendor would sell a generally interchangeable item; or 3) our best estimate of the stand-alone price. Multiple element arrangements are not a significant source of revenue.

Deferred revenue generally consists of amounts billed in excess of revenue recognized for the sale of data services, subscriptions and set up fees. Deferred revenue is included in other current liabilities.

Costs of services

Costs of services include data acquisition and royalty fees, personnel costs related to our databases and software applications, consumer and call center support costs, hardware and software maintenance costs, telecommunication expenses and occupancy costs associated with the facilities where these functions are performed. Cost of services included research and development costs of $6.9 million, $7.6 million and $8.4 million in 2010, 2009 and 2008, respectively.

Selling, general and administrative expenses

Selling, general and administrative expenses include personnel-related costs for sales, administrative and management employees, costs for professional and consulting services, advertising and occupancy and facilities expense of these functions. Advertising costs are expensed as incurred and totaled $31.4 million, $26.5 million and $20.3 million in 2010, 2009 and 2008, respectively.

Stock-based compensation

Compensation expense for all stock-based compensation awards is determined using the grant date fair value and includes an estimate for expected forfeitures. Expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equal to the vesting period. The details of our stock-based compensation program are discussed in Note 16, “Stock-Based Compensation.”

Income taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by current enacted tax rates. The effect of a tax rate change on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date of the change. We periodically assess the recoverability of our deferred tax assets, and a valuation allowance is recorded against deferred tax assets if it is more likely than not that some portion of the deferred tax assets will not be realized. See Note 15, “Income Taxes” for additional information.

Foreign currency translation

The functional currency for each of our foreign subsidiaries is that subsidiary’s local currency. We translate the assets and liabilities of foreign subsidiaries at the year-end exchange rate, and translate revenues and expenses at the monthly average rates during the year. We record the resulting translation adjustment as a component of other comprehensive income in stockholders’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. For 2010, 2009 and 2008, there were exchange rate losses of $0.2 million, $0.5 million and $2.9 million, respectively.

Acquisitions

We acquire businesses that complement our existing services or provide new products or services that meet our strategic objectives. Effective January 1, 2009, we adopted new guidance issued by the Financial Accounting Standards Board (FASB) relating to accounting for acquisitions. Details of our significant acquisitions are included in Note 19 “Business Acquisitions.”

Cash and cash equivalents

We consider investments in highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on our historical write-off experience, analysis of the aging of outstanding receivables, customer payment patterns and the establishment of specific reserves for customers in adverse financial condition or for existing contractual disputes. Adjustments to the allowance are recorded as a bad debt expense in selling, general and administrative expenses. Trade receivables are written off against the allowance when they are determined to be no longer collectible. We reassess the adequacy of the allowance for doubtful accounts each reporting period.

Long-lived assets

Property, plant, equipment and intangibles

Property, plant and equipment is stated at cost and is depreciated primarily using the straight-line method over the estimated useful lives of the assets. Buildings and building improvements are generally depreciated over twenty years. Computer equipment and purchased software are depreciated over three to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Other assets are depreciated over five to seven years. Intangibles, other than indefinite-lived intangibles, are amortized using the straight-line method over their economic life, generally three to twenty years. Assets to be disposed of are separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. See Note 5 “Property, Plant and Equipment,” for additional information about these assets.

Internal use software

We monitor the activities of each of our internal use software and system development projects and analyze the associated costs, making an appropriate distinction between costs to be expensed and costs to be capitalized. Costs incurred during the preliminary project stage are expensed as incurred. Many of the costs incurred during the application development stage are capitalized, including costs of software design and configuration, development of interfaces, coding, testing and installation of the software. Once the software is ready for its intended use, it is amortized on a straight-line basis over its useful life, generally three to seven years.

Impairment of long-lived assets

We review long-lived assets that are subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. No significant impairment charges were recorded during 2010, 2009 or 2008.

Marketable securities

We classify our investments in debt and equity securities in accordance with our intent and ability to hold the investments. Held-to-maturity securities are carried at amortized cost, which approximates fair value, and are classified as either short-term or long-term investments based on the contractual maturity date. Earnings from these securities are reported as a component of interest income. Available-for-sale securities are carried at fair market value, with the unrealized gains and losses, net of tax, included in other comprehensive income in stockholders’ equity. Trading securities are carried at fair market value, with unrealized gains and losses included in income. We follow the fair value guidance issued by the FASB to measure the fair value of our financial assets as further described below. Details of our marketable securities are included in Note 4, “Marketable Securities.”

We periodically review our marketable securities to determine if there is an other-than-temporary impairment on any security. If it is determined that an other-than-temporary decline in value exists, we write down the investment to its market value and record the related impairment loss in other income.

Fair value

Effective January 1, 2008, we adopted guidance issued by the FASB relating to measuring the fair value of assets and liabilities. The guidance establishes a single authoritative definition of fair value for assets and liabilities, sets out a framework for measuring fair value, and provides a hierarchal disclosure framework for assets and liabilities measured at fair value. The impact of the adoption was not material to our results of operations or financial position. Required disclosures about fair value are included in Note 17, “Fair Value.”

Goodwill and other indefinite-lived intangibles

Goodwill and other indefinite-lived intangible assets are allocated to various reporting units, which are an operating segment or one reporting level below an operating segment. We test goodwill and indefinite-lived intangible assets for impairment on an annual basis, in the fourth quarter, or on an interim basis if an indicator of impairment is present. For goodwill, we compare the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. For other indefinite-lived intangibles, we compare the fair value of the asset to its carrying value to determine if there is an impairment. If the fair value of the asset is less than its carrying value, an impairment loss is recorded. We use discounted cash flow techniques to determine the fair value of our reporting units and other indefinite-lived intangibles. See Note 6, “Goodwill,” and Note 7, “Purchased Intangible Assets,” for additional information about these assets.

Benefit plans

We maintain a 401(k) defined contribution profit sharing plan for eligible employees. We provide a partial matching contribution and a discretionary contribution based on a fixed percentage of a participant’s eligible compensation. Expense related to this plan was $10.5 million, $13.1 million and $12.6 million in 2010, 2009 and 2008, respectively. We also maintain a nonqualified deferred compensation plan for certain key employees. The deferred compensation plan contains both employee deferred compensation and company contributions. These investments are held in the TransUnion Rabbi Trust, and are included in other marketable securities and other assets on the balance sheet. The assets held in the Rabbi Trust are for the benefit of the participants in the deferred compensation plan, but are available to our general creditors in the case of our insolvency. The liability for amounts due to these participants is included in other current liabilities and other liabilities on the balance sheet.

Recently adopted accounting pronouncements

Effective January 1, 2009, we adopted authoritative guidance that changes the accounting and reporting for non-controlling interests as codified in ASC 810, Consolidation. Non-controlling interests, previously referred to as minority interests, are now reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control are accounted for as equity transactions. Upon the loss of control, any retained non-controlling equity investment in the former subsidiary is measured at fair value, with any gain or loss recognized in net income. The adopted guidance relating to non-controlling interests applies prospectively, except for the requirements relating to the presentation and disclosure of non-controlling interests in the financial statements which have been applied retrospectively to all periods presented.

Effective January 1, 2009, we adopted authoritative guidance for business combinations codified in ASC 805, Business Combinations. The guidance retains the fundamental requirement that the acquisition method of accounting, previously referred to as the purchase method of accounting, be used for all business combinations. It also introduced a number of changes, including the way assets and liabilities are valued, recognized and measured as a result of business combinations. ASC 805 requires an acquisition date fair value measurement of assets acquired and liabilities assumed. It also requires capitalization of in-process research and development at fair value and requires acquisition-related costs to be expensed as incurred.

Effective January 1, 2010, we adopted authoritative guidance for variable interest entities codified in Accounting Standards Update (ASU) 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU 2009-17 amends previous guidance and eliminates the exceptions to consolidating qualifying special-purpose entities and contains new guidance for determining the primary beneficiary of a variable interest entity. ASU 2009-17 also requires an ongoing assessment of whether an enterprise is the primary beneficiary and enhanced disclosures regarding an entity’s involvement in a variable interest entity. ASU 2009-17 became effective as of the beginning of the first annual reporting period that began after November 15, 2009. The adoption of ASU 2009-17 did not have a material impact on our financial statements.

Effective January 1, 2010, we early adopted authoritative guidance for revenue recognition codified in ASU 2009-13, Revenue Recognition: Multiple-Deliverable Revenue Arrangements. ASU 2009-13 modifies the revenue recognition guidance for arrangements that involve the delivery of multiple elements. Under the new guidance, arrangement consideration is allocated to all deliverables based on the relative selling price of each element. In cases where specific objective evidence of a deliverable’s selling price is not available, the new guidance requires consideration to be allocated based on the deliverable’s estimated selling price. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The adoption of ASU 2009-13 did not have a material impact on our financial statements.

Recent accounting pronouncement not yet adopted

There are no recent accounting pronouncements that have yet to be adopted that would have a material impact on our financial statements

2. Change in Control

On June 15, 2010, MDCPVI TU Holdings, LLC, an entity beneficially owned by affiliates of Madison Dearborn Partners, LLC, acquired 51.0% of the outstanding common stock of TransUnion Corp. from existing stockholders of the Company. The remaining common stock was retained by existing stockholders of the Company, including 48.15% by Pritzker family business interests and 0.85% by certain members of senior management who rolled over their equity into non-voting common stock of the Company. The Change in Control Transaction included a merger of TransUnion Merger Corp. (“MergerCo”) with and into TransUnion Corp., with TransUnion Corp. continuing as the surviving corporation. As part of the merger, outstanding common stock of TransUnion Corp., other than common stock held by MergerCo, converted into the right to receive cash in an aggregate amount of $1,175.2 million, or $24.37 per share. In connection with the merger, all issued and outstanding common stock of TransUnion Corp. and all treasury stock were cancelled pursuant to Delaware law. Stockholders of MergerCo were issued new TransUnion Corp. voting common stock or non-voting common stock in exchange for their common stock of MergerCo. The Change in Control Transaction was accounted for as a recapitalization of the Company in accordance with Accounting Standards Codification (ASC) 805 “Business Combinations,” with the necessary adjustments reflected in the equity section and the retention of the historical book values of assets and liabilities on the balance sheet as of June 15, 2010.

Included in the merger consideration is $12.6 million for expected payments due to the Pritzker family business interests related to their indemnification of tax expense under the terms of the Stock Purchase Agreement. During 2010, payments of $3.4 million were made to the Pritzker family business interests. The remaining accrual of $9.3 million is subject to future adjustments based on a final determination of tax expense, with any adjustment to be recorded as a change to retained earnings.

In connection with this transaction, the Company incurred $1,626.7 million of debt, consisting of a seven-year $950.0 million senior secured term loan, $15.0 million of a five-year $200.0 million senior secured revolving line of credit, $645.0 million of unsecured private placement notes, and a $16.7 million non-interest bearing loan from an entity owned by Pritzker family business interests. The proceeds of these financing transactions were used to fund a portion of the merger consideration described above and to repay $487.5 million of existing bank debt. See Note 13, “Debt,” for additional information regarding these transactions.

We refer to the above transactions collectively as the Change in Control Transaction.

The following table provides the sources and uses of funds used to complete these transactions:

(in millions)	Sources of Cash		Uses of Cash
Cash on hand	$140.3	Merger consideration	$1,187.9
Senior secured term loan	950.0	Repayment of existing debt and accrued interest	490.6
Senior secured revolving line of credit	15.0	Debt financing fees and expenses	85.5
Private placement notes	645.0	Deal transaction fees and expenses	28.0
Pritzker family business interests loan	16.7
Sale of other marketable securities	25.0

Total sources of cash	$1,792.0	Total uses of cash	$1,792.0

Debt financing fees have been allocated to the various loans and will be amortized to interest expense over the life of the corresponding loans. All transaction fees were expensed as incurred and included in other expense in accordance with ASC 805.

3. Other Current Assets

Other current assets at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Prepaid expenses	$25.1	$24.8
Deferred financing fees	10.4	—
Income taxes receivable	11.0	8.2
Deferred income tax assets	1.2	0.5
Other	2.3	1.7

Total other current assets	$50.0	$35.2

Deferred financing fees included in other current assets increased to $10.4 million at December 31, 2010 due to the payment of financing fees for the new debt obligations as discussed further in Note 13, “Debt.” The long-term portion of deferred financing fees is included in other assets as discussed in Note 8, “Other Assets,” below.

4. Marketable Securities

Marketable securities at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Available-for-sale securities	$0.1	$114.6
Held-to-maturity securities	—	2.9
Trading securities	19.2	18.6

Total marketable securities	$19.3	$136.1

The cost and fair value of our available-for-sale securities at December 31, 2010 and December 31, 2009 consisted of the following:

	2010		2009
(in millions)	Cost	Fair value	Cost	Fair value
Auction rate securities	$—	$—	$114.4	$114.4
Equity securities	0.1	0.1	0.1	0.2

Total available-for-sale securities	$0.1	$0.1	$114.5	$114.6

The decrease in available-for-sale securities was due to the sale and redemption of all of the Company’s auction rate securities (ARS) during 2010. The Company sold $34.3 million of ARS to UBS Financial Services under the terms of a rights offering at par value on June 30, 2010. The remaining UBS Financial Services ARS were sold to third parties or redeemed prior to June 30, 2010. On June 15, 2010, the Company sold $25.0 million of other ARS to an entity owned by Pritzker family business interests at par value in connection with the Change in Control Transaction described in Note 2, “Change in Control.” The fair value of all ARS sold and redeemed during the year was equal to the par value of the securities. There were less than $0.1 million of unrecognized gains on available-for-sale securities at December 31, 2009. Earnings from available for sale securities were $0.2 million, $1.5 million and $7.2 million in 2010, 2009 and 2008, respectively, and are included in other income.

Held-to-maturity securities are carried at amortized cost, which approximates fair value, and are classified as either short-term or long-term investments based on the contractual maturity date. During 2010, our previously owned held-to-maturity securities matured. Earnings from these securities were less than $0.1 million, $0.2 million and $2.5 million in 2010, 2009 and 2008, respectively, and are included in interest income. All held-to-maturity securities were classified as short-term at December 31, 2009 based upon maturity dates of less than one year.

Trading securities are carried at fair market value with unrealized gains and losses included in income. These securities relate to a nonqualified deferred compensation plan held in trust for the benefit of plan participants. Earnings from trading securities included in other income were $0.6 million and $0.7 million, including unrealized gains of $0.1 million and $0.3 million, for the years ended December 31, 2010 and 2009, respectively. The Company did not classify any securities as trading securities during 2008.

We review the carrying value of investments to determine whether there is an other-than-temporary decline in the market value, which would require us to recognize an impairment loss. In 2008, we recognized an other-than-temporary loss of $7.7 million in other income related to impairments of our available-for-sale securities. There were no other-than-temporary impairments of marketable securities in 2010 or 2009.

5. Property, Plant and Equipment

Property, plant and equipment at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Purchased and internally developed software	$336.9	$311.4
Computer equipment and furniture	215.2	209.4
Building and building improvements	59.8	54.7
Land	3.2	3.2

Total cost of property, plant and equipment	615.1	578.7
Less: accumulated depreciation	(429.0)	(397.8)

Total property, plant and equipment, net of accumulated depreciation	$186.1	$180.9

Depreciation expense was $64.6 million, $67.0 million and $69.7 million in 2010, 2009 and 2008, respectively.

6. Goodwill

Goodwill is tested for impairment at the reporting unit level on an annual basis, in the fourth quarter, or on an interim basis if circumstances change that could reduce the fair value of a reporting unit below its carrying value. Our reporting units are consistent with our operating segments for U.S. Information Services and Interactive, and are the geographic regions for our International segment. The International reporting units are Africa, Canada, Latin America and Asia.

Our impairment test is performed using a discounted cash flow analysis that requires certain assumptions and estimates regarding economic factors and future profitability. Goodwill impairment tests performed during 2010 and 2009 resulted in no impairment, except for amounts recorded in discontinued operations as discussed in Note 20, “Discontinued Operations,” below. At December 31, 2010, there were no accumulated goodwill impairment losses.

Goodwill allocated to our reportable segments at December 31, 2008 and changes in the carrying amount of goodwill during the twenty four months ended December 31, 2010 consisted of the following:

(in millions)	USIS	Interactive	International	Total
Balance, December 31, 2008	$69.1	$45.9	$38.0	$153.0
Acquisitions	53.7	—	—	53.7
Foreign exchange rate adjustment	—	—	6.8	6.8

Balance, December 31, 2009	$122.8	$45.9	$44.8	$213.5
Acquisitions	0.2	—	4.9	5.1
Intersegment transfer	(3.5)	—	3.5	—
Foreign exchange rate adjustment	—	—	5.1	5.1

Balance, December 31, 2010	$119.5	$45.9	$58.3	$223.7

See Note 19, “Business Acquisitions,” for information on our business acquisitions. As described in Note 1, “Significant Accounting and Reporting Policies,” we moved our Puerto Rico operations from the U.S. Information Services segment to the International segment. As a result, $3.5 million of goodwill associated with Puerto Rico was transferred from our USIS segment to our International segment in accordance with ASC 350 “Intangibles—Goodwill and Other.”

7. Purchased Intangible Assets

Purchased intangible assets are initially recorded at their acquisition cost, or fair value if acquired as part of a business combination, and amortized over their estimated useful lives.

Purchased intangible assets at December 31, 2010 and December 31, 2009 consisted of the following:

	2010			2009
(in millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Purchased credit files	$239.8	$(177.9)	$61.9	$239.7	$(166.7)	$73.0
Databases	33.0	(12.7)	20.3	29.4	(9.6)	19.8
Customer lists	41.9	(11.5)	30.4	40.2	(9.4)	30.8
Trademarks, copyrights and patents	12.2	(7.2)	5.0	11.5	(6.3)	5.2
Noncompete agreements	0.5	(0.2)	0.3	0.5	—	0.5

Total purchased intangible assets	$327.4	$(209.5)	$117.9	$321.3	$(192.0)	$129.3

All amortizable intangibles are amortized on a straight-line basis over their estimated useful lives. Purchased credit files are amortized over a fifteen-year period. Our databases are amortized over estimated useful lives of up to ten years. Customer lists are amortized over five to twenty years. Trademarks, copyrights and patents are amortized over varying periods based on their estimated economic life. Amortization expense related to intangible assets was $17.0 million, $14.6 million and $16.0 million in 2010, 2009 and 2008, respectively. Substantially all purchased intangible assets are in our U.S. Information Services segment.

Estimated future amortization expense related to purchased intangible assets at December 31, 2010 is as follows:

(in millions)	Annual Amortization Expense
2011	$17.3
2012	17.2
2013	16.9
2014	16.5
2015	13.6
Thereafter	36.4

Total future amortization expense	$117.9

8. Other Assets

Other assets at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Investments in affiliated companies	$30.1	$18.2
Deferred financing fees	59.8	10.6
Deferred income tax assets	1.6	—
Other	1.3	5.6

Total other assets	$92.8	$34.4

See Note 9, “Investments in Affiliated Companies,” for information about the increase in investments in affiliated companies. Deferred financing fees included in other assets increased to $59.8 million at December 31, 2010 due to the payment of financing fees for the new debt obligations, offset by the write-off of deferred financing fees from the payoff of the senior unsecured credit facility, all as further described in Note 13, “Debt.” The current portion of deferred financing fees is included in other current assets as discussed in Note 3, “Other Current Assets,” above.

9. Investments in Affiliated Companies

Investments in affiliated companies represent our investment in non-consolidated domestic and foreign entities. These entities are in businesses similar to ours, such as credit reporting, credit scoring and credit monitoring services.

We use the equity method to account for investments in affiliates where we have at least a 20% ownership interest or are able to exercise significant influence. For these investments, we adjust the carrying value for our proportionate share of the affiliates’ earnings, losses and distributions, as well as for purchases and sales of our ownership interest.

We use the cost method to account for all other nonmarketable investments. For these investments, we adjust the carrying value for purchases and sales of our ownership interests and for distributions received from the affiliates in excess of their earnings.

For all investments, we adjust the carrying value if we determine that an other-than-temporary impairment in value has occurred. There were no impairments of investments in affiliated companies taken in 2010, 2009 or 2008.

Investments in affiliated companies at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Equity method investments	$24.2	$11.4
Cost method investments	5.9	6.8

Total investments in affiliated companies	$30.1	$18.2

These balances are included in other assets on the balance sheet. During 2010, we acquired an additional equity interest in an unconsolidated India subsidiary that was reflected in the increase in our equity method investments. Our share in the earnings of our equity method investees were $8.4 million, $5.3 million and $6.6 million in 2010, 2009 and 2008, respectively, and has been included in other income. Dividends received from equity method investments were $4.9 million, $4.1 million and $4.4 million in 2010, 2009 and 2008, respectively.

10. Accounts Payable

Accounts payable at December 31, 2010 and 2009 was as follows:

(in millions)	2010	2009
Accounts payable	$65.8	$38.0

Accounts payable increased to $65.8 million at December 31, 2010 primarily due to year end accruals for new equipment and services received in 2010.

11. Other Current Liabilities

Other current liabilities at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Accrued payroll	$47.1	$43.2
Accrued employee benefits	22.0	17.2
Deferred revenue	6.6	9.3
Accrued liabilities	4.4	2.9
Other	23.3	11.9

Total other current liabilities	$103.4	$84.5

Accrued employee benefits included in other current liabilities increased to $22.0 million at December 31, 2010 primarily due to the reclassification of $8.8 million from other liabilities to reflect retirement benefits scheduled to be distributed in early 2011. Other increased to $23.3 million at December 31, 2010 primarily due to $9.3 million of remaining expected payments due to the Pritzker family business interests related to their indemnification of tax expense under the terms of the Stock Purchase Agreement. The remaining accrual is subject to future adjustments based on a final determination of tax expense, with any adjustment to be recorded as a charge to retained earnings. See Note 2, “Change in Control,” for additional information.

12. Other Liabilities

Other liabilities at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Retirement benefits	$10.8	$18.1
Deferred income taxes	25.6	12.6
Unrecognized tax benefits	2.1	2.8
Other	0.5	0.5

Total other liabilities	$39.0	$34.0

Retirement benefits included in other liabilities decreased to $10.8 million at December 31, 2010 primarily due to the reclassification of $8.8 million to other current liabilities to reflect scheduled distributions in early 2011. Deferred income taxes increased to $25.6 million at December 31, 2010, primarily due to the vesting of restricted stock in connection with the Change in Control Transaction and other adjustments.

13. Debt

In connection with the Change in Control Transaction described in Note 2, “Change in Control,” the Company incurred new debt to fund the Change in Control Transaction, including the merger consideration, repayment of existing debt, and various financing and transaction fees and expenses. Debt outstanding at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Senior secured term loan, payable in quarterly installments through June 15, 2017, including variable interest (6.75% at December 31, 2010) at LIBOR or alternate base rate, plus applicable margin	$945.2	$—
Senior secured revolving line of credit, due on June 15, 2015, variable interest (6.75% at December 31, 2010) at LIBOR or alternate base rate, plus applicable margin	—	—
Outstanding private placement notes, principal due June 15, 2018, semi-annual interest payments, 11.375% fixed interest per annum	645.0	—
RFC loan due December 15, 2018, excluding imputed interest of 11.625%	14.2	—
Note payable for 2007 acquisition, payable in annual installments through 2012, excluding imputed interest of 4.69%	1.6	2.2
Secured line of credit, net zero interest cost, secured by UBS auction rate securities	—	89.1
Senior unsecured credit facility, repaid in connection with the Change in Control Transaction (Note 2)	—	500.0

Total debt	$1,606.0	$591.3
Less short-term debt and current maturities	(15.1)	(139.7)

Total long-term debt	$1,590.9	$451.6

Scheduled future maturities of total debt at December 31, 2010 are as follows:

(in millions)	Amount
2011	$15.1
2012	10.4
2013	9.5
2014	9.5
2015	9.5
Thereafter	1,552.0

Total	$1,606.0

Senior secured credit facilities

In connection with the Change in Control Transaction described in Note 2, “Change in Control,” on June 15, 2010, the Company, with Trans Union LLC as borrower, entered into a senior secured credit agreement with various lenders. The credit facility consists of a seven-year $950.0 million senior secured term loan and a five-year $200.0 million senior secured revolving line of credit. Interest rates on the borrowings are based on the London Interbank Offered Rate (LIBOR) unless otherwise elected, subject to a floor, plus an applicable margin of between 3.5% and 5.0% based on our net leverage ratio and the type of rate elected. There is a 0.5% commitment fee due each quarter based on the undrawn portion of the revolving line of credit. To secure the financing, we incurred $55.2 million of fees that were deferred and allocated between the senior secured term loan and the revolving line of credit. The deferred financing fees allocated to the senior term loan are being amortized as additional interest expense over the term of the loan using the effective interest rate method. The deferred financing fees allocated to the revolving line of credit are being amortized over its term on a straight-line basis, and will be recorded as additional interest expense to the extent we borrow against the revolving line of credit, or as other expense to the extent we do not borrow against the revolving line of credit. With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, including the investment in subsidiaries.

The credit agreement contains various restrictions and nonfinancial covenants, along with financial covenants including an interest coverage ratio and a net leverage ratio covenant. The nonfinancial covenants include restrictions on dividends, investments, capital expenditures, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. We are in compliance with all of the loan covenants.

Under the senior secured term loan, the Company is required to make principal payments of 0.25% of the original principal balance at the end of each quarter with the remaining principal balance due June 15, 2017. During 2010, the Company repaid $4.8 million of principal on this loan. The Company will also be required to begin making principal payments in 2012 based on excess cash flows of the prior year. Depending on the net leverage ratio for the year, a principal payment of between zero and fifty percent of the excess cash flows will be due the following year. Under the senior secured revolving line of credit, the entire principal is due June 15, 2015. During the third quarter, the Company repaid the entire $15.0 million drawn on this loan to partially fund the Change in Control Transaction described in Note 2, “Change in Control.”

Total interest expense on these loans from June 15, 2010, the date of borrowing, through December 31, 2010 was $39.2 million, which included $3.5 million of deferred financing fees that were amortized as additional interest expense. Loan fees paid and financing fees amortized related to the undrawn portion of the revolving line of credit were $1.5 million for the same period and are included in other expense. We incurred a $10.0 million commitment fee for an unused bridge loan made available for the Change in Control Transaction that is included in other expense.

See Note 26, “Subsequent Event,” for changes to our senior secured credit facilities subsequent to December 31, 2010.

Outstanding private placement notes

In connection with the Change in Control Transaction described in Note 2, “Change in Control,” on June 15, 2010, Trans Union LLC and wholly-owned subsidiary TransUnion Financing Corporation issued $645.0 million of unsecured private placement notes to certain private investors. The notes mature on June 15, 2018. Interest on the notes is payable semi-annually at a fixed rate of 11.375% per annum. To secure the financing, we incurred $20.3 million of fees, including commissions paid to the initial purchasers of the notes, which were deferred and are being amortized as additional interest expense over the term of the notes using the effective interest rate method.

The indenture governing the notes contains nonfinancial covenants that include restrictions on dividends, investments, capital expenditures, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. We are in compliance with all covenants under the indenture. In connection with the issuance of the notes, we entered into a registration rights agreement that requires us to file a registration statement with the SEC, for the benefit of the noteholders, on or before June 15, 2011, and to make an exchange offer for the notes on or before October 13, 2011. In the event that the exchange offer is not timely consummated, which is not expected, additional interest of 0.25% annually will accrue for the first 90-day period following the deadline for consummating the exchange offer, with an additional 0.25% annually for each subsequent 90-day period, up to a maximum of 1.00% annually.

Total interest expense from June 15, 2010, the issue date of the notes, through December 31, 2010, was $40.6 million, which included $0.8 million of deferred financing fees that were amortized as additional interest expense.

RFC loan

In connection with the change in control, on June 15, 2010, the Company borrowed $16.7 million from an entity owned by Pritzker family business interests under the RFC loan. The loan was made to the Company to assist in financing the Change in Control Transaction. The loan is an unsecured, non-interest bearing note, discounted by $2.5 million for imputed interest, due December 15, 2018, with prepayments of principal due annually based on excess foreign cash flows. Interest expense is calculated under the effective interest method using an imputed interest rate of 11.625%.

Secured line of credit

During the year 2010, all of our UBS-held auction rate securities were redeemed or sold, and the proceeds were used to repay the full $89.1 million outstanding balance due under our secured line of credit with UBS.

Senior unsecured credit facility repayment and related interest rate swap settlement

During the three months ended March 31, 2010, the Company made principal payments of $12.5 million toward this loan facility. In connection with the Change in Control Transaction, on June 15, 2010, the Company repaid the remaining $487.5 million balance of this loan. We also cash settled swap instruments held as an interest rate hedge on this loan facility and realized a loss of $2.1 million that is included in other expense. Total 2010 interest expense related to the term loan facility through June 15, the date of payoff, was $9.1 million, which included $1.2 million of amortized financing fees and $1.7 million of net payments on the swap instruments. The Company also expensed $8.9 million of remaining unamortized deferred financing fees associated with this loan facility in 2010 that are included in other expense.

14. Stock Repurchases

On June 15, 2010, MDCPVI TU Holdings, LLC, an entity beneficially owned by affiliates of Madison Dearborn Partners, LLC, acquired 51% of TransUnion Corp. As part of the merger, outstanding common stock of TransUnion Corp., other than common stock held by MergerCo, converted into the right to receive cash in an aggregate amount of $1,175.2 million. In connection with the merger, all issued and outstanding common stock of TransUnion Corp. and all treasury stock were cancelled pursuant to Delaware law. Stockholders of MergerCo were issued new TransUnion Corp. voting common stock or non-voting common stock in exchange for their common stock of MergerCo. See Note 2, “Change in Control,” for additional information.

On November 3, 2009, our Board of Directors approved an offer to purchase up to $900.0 million of stock for cash from the stockholders of record as of November 17, 2009. On December 17, 2009 we purchased $900.0 million of common stock from the stockholders of record at a purchase price of $26.24 per share, which was based on a valuation of all outstanding common stock as of November 16, 2009.

On October 20, 2008, our Board of Directors approved an offer to purchase up to $400.0 million of stock for cash from the stockholders of record as of October 27, 2008. We purchased 15.4 million shares in November 2008 and approximately an additional 43,000 restricted shares in January, 2009 for a total of $400.0 million from the stockholders of record at a purchase price of $25.85 per share, which was based on a valuation of all outstanding common stock as of October 24, 2008.

15. Income Taxes

The provision (benefit) for income taxes on income from continuing operations for the years ended December 31 consisted of the following:

(in millions)	2010	2009	2008
Federal
Current	$9.7	$38.0	$30.5
Deferred	10.4	9.1	17.0
State
Current	(2.2)	2.6	1.7
Deferred	0.1	0.6	1.1
Foreign
Current	26.1	24.0	24.6
Deferred	2.2	(0.9)	0.6

Total provision for income taxes	$46.3	$73.4	$75.5

The components of income from continuing operations before income taxes for the years ended December 31 consisted of the following:

(in millions)	2010	2009	2008
Domestic	$12.4	$135.0	$138.5
Foreign	70.6	70.7	71.4

Total income from continuing operations before income taxes	$83.0	$205.7	$209.9

The benefit for income taxes on the loss of discontinued operations for the year ended December 31, 2010 was $2.9 million. The provision for income taxes on the income of discontinued operations for the years ended December 31, 2009 and 2008 was $0.1 million and $12.1 million, respectively. The 2008 income tax expense for discontinued operations included a $13.1 million valuation allowance against the deferred tax asset generated by the impairment of assets and the loss on the sale of the Real Estate Services businesses.

The effective income tax rate reconciliation for the years ended December 31 consisted of the following:

(in millions)	2010		2009		2008
Income taxes at 35% statutory rate	$29.0	35.0%	$71.8	35.0%	$73.4	35.0%
Increase (decrease) resulting from:
State taxes net of federal income tax benefit	(1.6)	(2.0)	1.8	0.9	1.4	0.7
Foreign rate differential	(0.2)	(0.2)	(2.1)	(1.1)	(0.5)	(0.3)
Nondeductible Change in Control Transaction expenses	9.5	11.4	—	—	—	—
Credits and other	9.6	11.6	1.9	0.9	1.2	0.6

Totals	$46.3	55.8%	$73.4	35.7%	$75.5	36.0%

The change in credits and other between 2010 and 2009 was primarily due to the limitation on our foreign tax credit of $6.1 million, or 7.3%, resulting from the increased interest expense. There were no other significant items included in the 2010 credits and other. The change in state taxes, net of federal benefit, between 2010 and 2009 was primarily due to changes in state apportionment factors and our state tax combined filings. The change in the foreign rate differential between 2010 and 2009 was primarily due to recording a valuation allowance against foreign tax loss carryforwards. The change in foreign rate differential between 2009 and 2008 was primarily due to reduced dividend tax in South Africa and reduced tax rates in several countries.

Components of net deferred income tax at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Deferred income tax assets:
Deferred compensation	$6.9	$7.4
Stock-based compensation	0.9	6.8
Employee benefits	5.5	6.1
Legal reserves and settlements	1.4	0.8
Loss and credit carryforwards	12.8	3.3
Other	4.1	5.2

Gross deferred income tax assets	31.6	29.6
Valuation allowance	(12.8)	(3.0)

Total deferred income tax assets, net	$18.8	$26.6

Deferred income tax liabilities:
Depreciation and amortization	(32.5)	(31.0)
Derivative instruments	(0.8)	(0.7)
Other	(8.3)	(7.0)

Total deferred income tax liability	$(41.6)	$(38.7)

Net deferred income tax liability	$(22.8)	$(12.1)

The temporary differences resulting from differing treatment of items for tax and accounting purposes result in deferred tax assets and liabilities. If deferred tax assets are not likely to be recovered in future years, a valuation allowance is recorded. As of December 31, 2010, a valuation allowance of $12.8 million was recorded against the deferred tax asset generated by capital loss, foreign loss and foreign tax credit carryforwards. As of December 31, 2009, a valuation allowance of $3.0 million was recorded against the deferred tax asset primarily generated by a capital loss carry forward. Our loss and credit carryforwards will expire over the next ten years.

We have not provided for U.S. deferred income tax or foreign withholding tax on undistributed accumulated earnings in the amount of $106.4 million for certain non-U.S. subsidiaries, since these earnings are intended to be permanently reinvested in operations outside of the United States. It is impractical at this time to determine the tax impact if these earnings were distributed.

The total amount of unrecognized tax benefits as of December 31, 2010 and 2009 was $2.1 million and $2.8 million, respectively. The amount of unrecognized tax benefits that would affect the effective tax rate, if recognized, was $1.6 million and $2.4 million as of December 31, 2010 and 2009, respectively.

Total amount of unrecognized tax benefits at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
Balance as of January 1	$2.8	$4.5
Additions for tax positions of prior years	—	0.7
Reductions for tax positions of prior years	—	(0.8)
Additions for tax positions of current year	0.4	0.3
Reductions relating to settlement and lapse of statute	(1.1)	(1.9)

Balance as of December 31	$2.1	$2.8

Consistent with prior periods, we classify interest on unrecognized tax benefits as interest expense and tax penalties as other income or expense on the statement of income. We classify any interest or penalties related to unrecognized tax benefits as other liabilities on the balance sheet. Interest related to taxes was insignificant for the year ended December 31, 2010 and was income of $0.1 million for the year ended December 31, 2009. The accrued interest payable for taxes as of December 31, 2010 and 2009 was $0.5 million for both years. There was no significant expense recognized in 2010 or 2009 for tax penalties and there was no liability recorded for tax penalties as of December 31, 2010 or 2009.

We are regularly audited by federal, state, local and foreign taxing authorities. Given the uncertainties inherent in the audit process, it is reasonably possible that certain audits could result in a significant increase or decrease in the total amounts of unrecognized tax benefits. An estimate of the range of the increase or decrease in unrecognized tax benefits due to audit results cannot be made at this time. As of December 31, 2010, tax years 2004 and forward remained open for examination in some state and foreign jurisdictions, and tax years 2006 and forward remained open for the U.S. federal audit.

16. Stock-Based Compensation

Stock-based compensation expense recognized in 2010, 2009 and 2008 totaled $31.8 million, $16.4 million and $20.7 million, respectively. The income tax benefit related to stock-based compensation expense was approximately $11.5 million, $5.8 million and $7.4 million in 2010, 2009 and 2008, respectively.

All unvested restricted stock previously issued to employees under the TransUnion Corp. Equity Award Program immediately vested upon the change in control described in Note 2, “Change in Control.” As a result, the Company recognized $20.7 million of additional stock-based compensation expense on the date of the Change in Control Transaction. The income tax benefit of the additional stock-based compensation expense was approximately $7.5 million.

The following table summarizes restricted stock and restricted stock unit activity for the years ended December 31, 2010, 2009 and 2008:

	Restricted Stock		Restricted Stock Units
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2007	1,160,680	$24.10	114,102	$23.23
Granted	507,749	28.60	—	—
Vested	(471,812)	24.13	(60,720)	23.23
Forfeited	(35,166)	25.06	(14,707)	23.23

Nonvested at December 31, 2008	1,161,451	$26.03	38,675	$23.23
Granted	656,413	20.60	—	—
Vested	(454,558)	25.04	(38,675)	23.23
Forfeited	(90,524)	23.79	—	—

Nonvested at December 31, 2009	1,272,782	$23.74	—	$—
Granted	556,276	23.03	—	—
Vested	(1,805,374)	23.52	—	—
Forfeited	(23,684)	23.87	—	—

Nonvested at December 31, 2010	—	$—	—	$—

In connection with the Change in Control Transaction described in Note 2, “Change in Control,” the Company adopted the TransUnion Corp. 2010 Management Equity Plan under which stock-based awards may be issued to executive officers, employees and directors of the Company. A total of 3.3 million shares have been authorized for grant under the plan.

Effective June 15, 2010, the Company granted 3.0 million stock options under the 2010 Management Equity Plan with a ten-year term and an exercise price of $24.37 per share, which was equal to the fair value and the purchase price paid for the stock for the Change in Control Transaction discussed in Note 2, “Change in Control.” Of the options granted, 50% vest based on time (service condition awards), and 50% vest based on time and meeting certain market conditions (market condition awards). Service condition awards vest over a five-year service period, with 20% vesting one year after the grant date and 5% vesting each quarter thereafter. Market condition awards vest over a five-year period, with 20% vesting one year after the grant date and 5% vesting each quarter thereafter, but contingent on meeting the market conditions. The service condition awards have a grant date fair value of $13.3 million, or $8.84 per share, measured using the Black-Scholes valuation model with the following assumptions: expected volatility of 30% based on comparable company volatility; expected life of 6.5 years using the simplified method described in SAB No. 107 because we do not have historical data related to exercise behavior; risk-free rate of return of 2.77% based on the rate of 7-year treasury bills on the date of the award; and an expected dividend yield of zero. The market condition awards have a grant date fair value of $5.0 million, or $3.29 per share, measured using a risk-neutral Monte Carlo valuation model, with assumptions similar to those used to value the service condition awards. Additional awards were granted in December 2010 with identical terms.

The following table summarizes stock option activity for the year ended December 31, 2010:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2009	—	$—	—	$—
Granted	3,104,658	24.37	—	—
Exercised	—	—	—	—
Forfeited	(82,000)	24.37	—	—

Outstanding at December 31, 2010	3,022,658	$24.37	9.5	$—

Expected to vest as of December 31, 2010	2,846,063	$24.37	9.5	$—
Exercisable at end of year	—	—	—	—

As of December 31, 2010, stock-based compensation expense remaining to be recognized in future years was $11.2 million for service condition awards and $3.5 million for market condition awards with a weighted-average recognition period of 4.5 and 2.8 years, respectively. No stock options vested in 2010. The total fair value of restricted stock vested in 2010, 2009 and 2008 was $44.3 million, $10.1 and $12.7 million, respectively. The total fair value of restricted stock units vested in 2010, 2009 and 2008 was $0.0 million, $0.9 million and $1.6 million, respectively.

17. Fair value

Effective January 1, 2008, we adopted guidance issued by the FASB relating to measuring the fair value of assets and liabilities. The guidance establishes a three-tier valuation hierarchy for ranking the quality and reliability of the information used to determine fair values. The first tier, Level 1, uses quoted market prices in active markets for identical assets or liabilities. Level 2 uses inputs, other than quoted market prices for identical assets or liabilities, which are observable in active markets. Level 3 uses unobservable inputs in which there are little or no market data and requires the entity to develop its own assumptions. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table summarizes financial instruments measured at fair value, on a recurring basis, as of December 31, 2010:

(in millions)	Total	Level 1	Level 2	Level 3
Available-for-sale securities	$0.1	$0.1	$—	$—
Trading securities	19.2	19.2	—	—

Total assets at fair value	$19.3	$19.3	$—	$—

Level 1 investments include exchange traded mutual funds and publicly traded equity investments valued at their current market prices. At December 31, 2010, we did not have any investments valued using Level 2 or Level 3 inputs. All of the ARS and swap instruments that were classified as Level 2 investments at December 31, 2009, were disposed of during 2010. There were no gains or losses realized on the disposal of any ARS and there was a $2.1 million loss on the disposal of the interest rate swap instruments included in other expense. See Note 4, “Marketable Securities,” and Note 13, “Debt,” for additional information about these disposals.

18. Accumulated Other Comprehensive Income (Loss)

The following table sets forth the changes in each component of accumulated other comprehensive income (loss), net of tax:

(in millions)	Net Unrealized Gain/(Loss) On Securities	Foreign Currency Translation Adjustment	Net Unrealized Gain/(Loss) On Hedges	Accumulated Other Comprehensive Income
Balance at December 31, 2008	$(0.2)	$(11.1)	$—	$(11.3)
Change	0.2	11.8	1.1	13.1

Balance at December 31, 2009	$—	$0.7	$1.1	$1.8
Change	—	8.6	(1.1)	7.5

Balance at December 31, 2010	$—	$9.3	$—	$9.3

At December 31, 2009, the $1.1 million net unrealized gain on hedges is attributed to the unrealized holding gain, net of tax, on interest rate swaps held as an interest rate hedge on our term loan. During 2010, as part of the Change in Control Transaction, we cash settled these swap instruments and realized a loss of $2.1 million that is included in other income and expense. See Notes 2, “Change in Control,” and Note 13, “Debt,” for additional information.

19. Business Acquisitions

2010 acquisition

On August 1, 2010, we acquired a 51% ownership interest in Databusiness S.A., located in Chile, for $6.7 million. The fair value of 100% of the net assets of the entity acquired was $13.2 million, including $4.9 million allocated to goodwill. The results of operations of this business, including revenue of $3.0 million, have been included in the accompanying consolidated statements of income since the date of acquisition. Pro forma financial information is not presented because the acquisition was not material to our 2010 consolidated financial statements.

2009 acquisition

On December 31, 2009 we acquired all of the outstanding units and voting interests of MedData Health LLC (MedData) for $96.5 million of cash on hand, including an adjustment based on working capital. MedData is a leading provider of healthcare information and data solutions for hospitals, physician practices and insurance companies and is included in our USIS business segment. We completed this acquisition to expand our healthcare product line and customer base and further leverage our existing operating model. The results of operations of this business have been included in the accompanying consolidated statements of income since the date of acquisition. Pro forma financial information is not presented because the acquisition was not material to our 2009 consolidated financial statements.

Purchase price allocation

The purchase price allocation and working capital adjustment for MedData were completed in 2010. The final fair value of the net assets acquired and the liabilities assumed as of December 31, 2009 consisted of the following:

(in millions)	Fair Value
Trade accounts receivable and other current assets	$2.9
Property and equipment	7.8
Identifiable intangible assets	34.8
Goodwill(1)	53.9

Total assets acquired	99.4
Total liabilities assumed	(2.9)

Net assets acquired	$96.5

(1)	Tax deductible goodwill is $45.5 million

The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The purchase price of MedData exceeded the fair value of the net assets acquired primarily due to growth opportunities, synergies between its customer base and our existing products and other technological and operational synergies including cost savings from automating processes and eliminating common activities.

Identifiable intangible assets

The fair value of identifiable intangible assets was based on many factors including an analysis of historical financial performance and estimates of future performance, and was determined using a discounted cash flow and a cost of replacement methodology. The fair values of the intangible assets as of December 31, 2009 consisted of the following:

(in millions)	Fair Value	Estimated Useful Life
Customer Lists	$29.7	16 to 19 years
Trademarks	4.6	20 years
Noncompete agreements	0.5	3 years

Total identifiable intangible assets	$34.8

The weighted-average useful life of identifiable intangible assets is approximately nineteen years.

Merger related acquisition costs

Acquisition costs consisting of investment banker fees, legal fees and other external costs totaling $2.5 million were incurred and expensed during 2009 and are included in other income and expense.

20. Discontinued Operations

During the first quarter of 2010, we completed the sale of the remaining business comprising our Real Estate Services segment and will have no significant ongoing relationship with this business. Revenue for the Real Estate Services segment was $3.7 million, $18.8 million and $44.8 million in 2010, 2009 and 2008, respectively. Net income from the real estate discontinued operations for 2010 included an operating loss of $2.7 million and a gain on the final disposal of the business of $5.2 million. Net income from these operations was income of $1.5 million in 2009 and a loss of $15.9 million in 2008. The 2008 loss included $13.1 million of tax expense resulting from the recognition of a valuation allowance against the deferred tax asset recognized for the impairment and sale of the segment.

During the second quarter of 2010, we completed the sale of our third-party collection business in South Africa (collection business) to the existing minority stockholders and will have no significant ongoing relationship with this business. Revenue for the collection business was $1.3 million, $4.2 million and $5.9 million in 2010, 2009 and 2008, respectively. Net income from the collection business discontinued operations included income of $5.7 million in 2010 and losses of $0.3 million and less than $0.1 million in 2009 and 2008, respectively. The 2010 gain included an operating loss of less than $0.1 million and a gain of $3.7 million, $5.7 million after tax benefit, on the final disposal of the business.

The principal balance sheet items of discontinued operations at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	December 31, 2010	December 31, 2009
Cash and accounts receivable	$—	$11.6
Other assets	0.6	14.1

Total current assets of discontinued operations	$0.6	$25.7

Accounts payable and accrued liabilities	$2.0	$7.4
Notes payable	—	5.4

Total current liabilities of discontinued operations	$2.0	$12.8

The balances of total current assets and liabilities of discontinued operations as of December 31, 2010, decreased from December 31, 2009, due to the sale of the remaining business of the Real Estate Services segment and the sale of the collection business as discussed above. The remaining other assets and accrued liabilities at December 31, 2010, include assets and liabilities retained by the Company in connection with the sale of the discontinued operations.

21. Operating Segments

Operating segments are businesses for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources. This segment financial information is reported on the basis that is used for the internal evaluation of operating performance. The accounting policies of the segments are the same as described in Note 1, “Significant Accounting and Reporting Policies,” of our consolidated financial statements for the fiscal year ended December 31, 2010. Intersegment sales and transfers were not material. As discussed in Note 1, “Significant Accounting and Reporting Policies,” the Puerto Rico operating results were moved from the U.S. Information Services segment to the International segment to align with how we currently manage our business. All prior period amounts for Puerto Rico were reclassified accordingly.

The following is a more detailed description of the three operating segments and the Corporate unit, which provides support services to each operating segment:

U.S. Information Services

U.S. Information Services (USIS) provides consumer reports, credit scores, verification services, analytical services and decision services to business customers. These services are offered to customers in the financial services, insurance, healthcare and other markets, and are delivered through both direct and indirect channels. These business customers use our products and services to acquire new customers, identify cross-sell opportunities, measure and manage debt portfolio risk, collect debt, and manage fraud. This segment also provides mandated consumer services, such as dispute investigations and free annual credit reports as required by the United States Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transactions Act of 2003 (FACTA), and other credit-related legislation.

International

The International segment provides services similar to our USIS segment to business customers in select regions outside the U.S. Depending on the maturity of the credit economy in each geographic location, services may include credit reports, credit scores, analytical and decision services and risk management services. These services are offered to customers in a number of industries, including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered in our Interactive segment, such as credit reports, credit scores and credit monitoring services. The two market groups in the International segment are Developed Markets, which includes Canada, Hong Kong and Puerto Rico and Emerging Markets, which includes South Africa, Mexico, Dominican Republic, India and other emerging markets.

Interactive

Interactive, which we previously called Consumer Services, offers credit services and associated educational materials to help individual consumers understand, monitor and manage their credit. Services include credit reports, credit scores, and credit monitoring services, provided primarily through the internet. The majority of revenue is derived from subscribers who pay a monthly fee for access to their credit report and score, and for alerts related to changes in their credit reports.

Corporate

Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.

Selected financial information for the years ended December 31, 2010, 2009 and 2008 consisted of the following:

(in millions)	2010	2009	2008
Revenue
U.S. Information Services	$636.0	$627.5	$708.3
International	195.8	170.1	176.0
Interactive	124.7	127.2	131.6

Total	$956.5	$924.8	$1,015.9

Operating income (loss)
U.S. Information Services	$177.1	$164.2	$213.0
International	62.7	55.8	61.7
Interactive	37.7	46.4	33.1
Corporate	(61.4)	(62.0)	(115.3)

Total	$216.1	$204.4	$192.5

Reconciliation of operating income to income from continuing operations before income tax:
Operating income from segments	$216.1	$204.4	$192.5
Other income, net	(133.1)	1.3	17.4

Income from continuing operations before income tax	$83.0	$205.7	$209.9

Property, plant and equipment, net of accumulated depreciation and amortization, by segment, at December 31, 2010 and December 31, 2009 consisted of the following:

(in millions)	2010	2009
U.S. Information Services	$134.0	$129.9
International	19.3	15.5
Interactive	7.8	9.8
Corporate	25.0	25.7

Total	$186.1	$180.9

Cash paid for capital expenditures of continuing operations by segment for each of the years ended December 31 consisted of the following:

(in millions)	2010	2009
U.S. Information Services	$29.7	$36.0
International	9.3	7.2
Interactive	2.2	6.7
Corporate	5.6	6.4

Total	$46.8	$56.3

Depreciation expense of continuing operations by segment for each of the years ended December 31 consisted of the following:

(in millions)	2010	2009	2008
U.S. Information Services	$47.0	$49.6	$54.4
International	6.5	5.6	5.4
Interactive	4.8	5.0	5.2
Corporate	6.3	6.8	4.7

Total	$64.6	$67.0	$69.7

22. Commitments

Future minimum payments for noncancelable operating leases, purchase obligations and other liabilities in effect as of December 31, 2010 are payable as follows:

(in millions)	Operating Leases	Purchase Obligations	Total
2011	$10.3	$118.0	$128.3
2012	8.2	37.8	46.0
2013	6.2	10.6	16.8
2014	5.1	7.7	12.8
2015	3.6	7.3	10.9
Thereafter	12.2	0.3	12.5

Totals	$45.6	$181.7	$227.3

Purchase obligations to be repaid in 2011 include $65.8 million of trade accounts payable that were included on the balance sheet as of December 31, 2010. Rental expense related to operating leases was $13.0 million, $12.4 million and $13.1 million in 2010, 2009, and 2008, respectively.

Licensing agreements

We have agreements with Fair Isaac Corporation to license credit-scoring algorithms and the right to sell credit scores derived from those algorithms. Payment obligations under these agreements vary due to factors such as the volume of credit scores we sell, what type of credit scores we sell, and how our customers use the credit scores. There are no minimum payments required under these licensing agreements; however we do have a significant level of sales volume related to these credit scores.

23. Contingencies

Litigation

Due to the nature of our businesses, claims against us will occur in the ordinary course of business. Some of these claims are, or purport to be, class actions that seek substantial damage amounts, including punitive damages. Claimants may seek modifications of business practices, financial incentives or replacement of products or services. We regularly review all claims to determine whether a loss is probable and, if probable, whether the loss can be reasonably estimated. If a loss is probable and can be reasonably estimated, an appropriate reserve is accrued, taking into consideration legal positions, contractual obligations and applicable insurance coverages, and included in other current liabilities. We believe that the reserves established for pending or threatened claims are appropriate based on the facts currently known. Due to the uncertainties inherent in the investigation and resolution of a claim, however, additional losses may be incurred that could materially affect our financial results. Legal fees for ongoing litigation are considered a period cost and are recorded as incurred.

As of December 31, 2010 and 2009, we have accrued $5.6 million and $6.7 million, respectively, for pending or anticipated claims of our continuing operations. These amounts were recorded in other accrued liabilities on the consolidated balance sheets and the associated expenses were recorded in selling, general and administrative expenses on the consolidated statements of income. Selling, general and administrative expenses included $1.9 million, $1.3 million and $47.3 million in 2010, 2009 and 2008, respectively, related to the Privacy Litigation.

24. Related-Party Transactions

Legal services

The Company paid $0.9 million, $5.2 million and $8.6 million in 2010, 2009 and 2008, respectively, to the law firm of Neal, Gerber, & Eisenberg LLP for legal services. Marshall E. Eisenberg, a partner in the law firm, is a co-trustee of certain Pritzker family trusts that beneficially own in excess of 5% of the Company’s common stock.

The Company paid $3.9 million, $0.5 million and $0.4 million in 2010, 2009 and 2008, respectively, to the law firm of Latham and Watkins LLP. Michael A. Pucker, a partner in the law firm, is an immediate family member of a co-trustee of certain Pritzker family trusts that beneficially own in excess of 5% of the Company’s common stock.

Consulting fees

In connection with the Change in Control Transaction discussed in Note 2, the Company paid $13.0 million to Madison Dearborn Partners, LLC and $2.6 million to The Pritzker Organization, L.L.C. for financial advisory and merchant banking services.

Receivables

Receivables from related parties were $0.3 million at December 31, 2010 and 2009. These receivables primarily relate to services provided by TransUnion to unconsolidated subsidiaries.

Other assets included a non-interest bearing note receivable from an unconsolidated subsidiary of $1.5 million at December 31, 2009. This note was repaid in 2010.

Payables

Other liabilities included $9.3 million at December 31, 2010 owed to certain Pritzker family business interests related to tax indemnification payments due under the terms of the Stock Purchase Agreement. This amount is subject to future adjustments based on a final determination of tax expense. See Note 2, “Change in Control,” for additional information.

Debt

In connection with the Change in Control Transaction discussed in Note 2, “Change in Control,” the Company borrowed $16.7 million from an entity owned by Pritzker family business interests under the RFC loan. The loan is an unsecured, non-interest bearing note, discounted by $2.5 million for imputed interest, due December 15, 2018, with prepayments of principal due annually based on excess foreign cash flows. See Note 13, “Debt,” for additional information.

Sale of Auction Rate Securities

In connection with the Change in Control Transaction, on June 15, 2010, the Company sold auction rate securities at fair value to an entity owned by Prtizker family business interests for $25.0 million, which was equal to the par value. This sale was made to assist in financing the Change in Control Transaction.

25. Quarterly Financial Data (Unaudited)

The quarterly financial data for 2010 and 2009 consisted of the following:

	Three Months Ended(1)
(in millions)	March 31, 2010	June 30, 2010(2)	September 30, 2010	December 31, 2010
Revenue	$227.0	$237.4	$246.8	$245.4
Operating income	46.1	40.6	66.2	63.2
Income from continuing operations	26.8	(25.0)	17.4	17.4
Discontinued operations, net of tax	(4.2)	12.8	—	(0.4)
Net income	22.6	(12.2)	17.4	17.0
Net income attributable to TransUnion Corp.	20.8	(14.2)	15.1	14.9

	Three Months Ended(1)
(in millions)	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenue	$233.1	$235.9	$231.6	$224.2
Operating income	53.0	49.8	57.8	43.8
Income from continuing operations	33.9	33.7	37.6	27.0
Discontinued operations, net of tax	(1.1)	(0.6)	2.8	0.1
Net income	32.8	33.1	40.4	27.1
Net income attributable to TransUnion Corp.	30.6	31.5	38.0	25.3

(1)	The sum of the quarterly totals does not equal the annual totals due to rounding.
(2)

During the second quarter of 2010, in connection with the Change in Control Transaction described in Note 2, “Change in Control,” the Company incurred and expensed $27.8 million of transaction-related costs and $20.7 million of additional stock-based compensation as a result of the accelerated vesting of restricted stock upon change in control. See Note 16, “Stock-Based Compensation,” for additional information on the accelerated vesting of the restricted stock.

26. Subsequent Event

On February 10, 2011, the Company refinanced its senior secured credit facilities and amended the credit agreement governing its senior secured credit facilities. The amendments, among other things: (i) reduce the applicable rate on the term loan to LIBOR plus a margin of 3.25%, with a LIBOR floor of 1.50%; (ii) create a new tranche under the revolving line of credit with an applicable rate of LIBOR plus a maximum margin of 3.25%, with a LIBOR floor of 1.50%; (iii) remove the financial maintenance tests for the term loan; (iv) remove the interest coverage test and increases the senior secured net leverage test for the revolving line of credit; (v) extend the maturity of the term loan to February 2018; (vi) extend the maturity date for the new tranche of the revolving line of credit to February 2016; (vii) add greater operating and financial flexibility for the Company; and (viii) provide for other technical changes.

As a result of this refinancing and amendment, in the first quarter of 2011, the Company will expense $50.7 million of unamortized deferred financing fees associated with the original loans outstanding under the senior secured credit facilities and will pay and expense a $9.5 million early prepayment penalty on the term loan. The Company will also pay $11.3 million of new financing fees that will be allocated between the senior secured term loan and the revolving line of credit and amortized over the corresponding life of each loan. Assuming the Company makes the minimum required principal payments, cash interest expense will decrease an estimated $14.9 million in 2011 compared to the interest that would have been due under the terms of the original agreement.

27. Financial Statements of Guarantors

As discussed in Note 13, “Debt,” the obligations under the private placement notes are unsecured obligations; however, they are guaranteed by TransUnion Corp. and certain wholly owned domestic subsidiaries of TransUnion Corp. The guarantees of the guarantors are joint, several, full and unconditional. The accompanying consolidating financial information presents the financial position, results of operations and cash flows of the parent guarantor, the issuers, the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group. Each entity’s investments in its subsidiaries, if any, are presented under the equity method. The domestic tax provision and related taxes receivable and payable, and the domestic deferred tax assets and liabilities, are prepared on a consolidated basis and are not fully allocated to individual legal entities. As a result, the information presented is not intended to present the financial position or results of operations of those entities on a stand-alone basis.

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Balance Sheet

December 31, 2010

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$81.4	$—	$—	$49.8	$—	$131.2
Trade accounts receivable, net	—	86.3	11.5	34.8	—	132.6
Due from (to) affiliates	(33.3)	(23.5)	14.0	42.8	—	—
Other current assets	5.4	37.5	2.3	4.8	—	50.0
Current assets of discontinued operations	—	—	—	0.6	—	0.6

Total current assets	53.5	100.3	27.8	132.8	—	314.4
Property, plant and equipment, net	—	143.4	24.7	18.0	—	186.1
Other marketable securities	—	19.2	0.1	—	—	19.3
Goodwill	—	6.3	161.9	55.5	—	223.7
Other intangibles, net	—	61.7	50.9	5.3	—	117.9
Other assets	(901.0)	499.2	0.2	14.6	479.8	92.8

Total assets	$(847.5)	$830.1	$265.6	$226.2	$479.8	$954.2

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$—	$46.1	$10.8	$8.9	$—	$65.8
Current portion of long-term debt	4.9	9.5	0.7	—	—	15.1
Other current liabilities	15.8	65.6	5.4	16.6	—	103.4
Current liabilities of discontinued operations	—	—	—	2.0	—	2.0

Total current liabilities	20.7	121.2	16.9	27.5	—	186.3
Long-term debt	9.3	1,580.7	0.9	6.5	(6.5)	1,590.9
Other liabilities	—	34.4	5.5	(0.9)	—	39.0

Total liabilities	30.0	1,736.3	23.3	33.1	(6.5)	1,816.2

Total TransUnion Corp. stockholders’ equity	(877.5)	(906.2)	242.3	177.6	486.3	(877.5)
Noncontrolling interests	—	—	—	15.5	—	15.5

Total stockholders’ equity	(877.5)	(906.2)	242.3	193.1	486.3	(862.0)

Total liabilities and stockholders’ equity	$(847.5)	$830.1	$265.6	$226.2	$479.8	$954.2

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Balance Sheet

December 31, 2009

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$102.4	$—	$—	$35.1	$—	$137.5
Short-term marketable securities	89.5	—	—	2.8	—	92.3
Trade accounts receivable, net	—	81.8	7.2	28.4	—	117.4
Due from (to) affiliates	1.0	(34.7)	(3.0)	36.7	—	—
Other current assets	5.7	22.7	2.7	4.1	—	35.2
Current assets of discontinued operations	—	—	—	25.7	—	25.7

Total current assets	198.6	69.8	6.9	132.8	—	408.1
Property, plant and equipment, net	—	140.0	26.7	14.2	—	180.9
Other marketable securities	25.0	18.6	0.2	—	—	43.8
Goodwill	—	12.5	155.5	45.5	—	213.5
Other intangibles, net	—	73.0	55.6	0.7	—	129.3
Other assets	112.0	399.0	4.1	11.6	(492.3)	34.4

Total assets	$335.6	$712.9	$249.0	$204.8	$(492.3)	$1,010.0

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$—	$23.8	$4.7	$9.5	$—	$38.0
Secured line of credit	89.1	—	—	—	—	89.1
Current portion of long-term debt	—	50.6	—	—	—	50.6
Other current liabilities	3.8	59.8	7.7	12.9	0.3	84.5
Current liabilities of discontinued operations	—	—	—	12.8	—	12.8

Total current liabilities	92.9	134.2	12.4	35.2	0.3	275.0
Long-term debt	—	451.6	—	22.0	(22.0)	451.6
Other liabilities	1.9	19.6	9.2	3.3	—	34.0

Total liabilities	94.8	605.4	21.6	60.5	(21.7)	760.6

Total TransUnion Corp. stockholders’ equity	240.8	107.5	227.4	135.7	(470.6)	240.8
Noncontrolling interests	—	—	—	8.6	—	8.6

Total stockholders’ equity	240.8	107.5	227.4	144.3	(470.6)	249.4

Total liabilities and stockholders’ equity	$335.6	$712.9	$249.0	$204.8	$(492.3)	$1,010.0

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Income

For the Twelve Months Ended December 31, 2010

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$614.8	$175.6	$215.4	$(49.3)	$956.5

Operating expenses
Cost of services	—	293.9	72.5	65.3	(35.9)	395.8
Selling, general and administrative	0.3	169.1	56.6	51.7	(14.7)	263.0
Depreciation and amortization	—	56.9	18.2	6.5	—	81.6

Total operating expenses	0.3	519.9	147.3	123.5	(50.6)	740.4

Operating income (loss)	(0.3)	94.9	28.3	91.9	1.3	216.1
Non-operating income and expense
Interest expense	(1.2)	(88.6)	—	(0.3)	—	(90.1)
Interest income	0.3	0.2	—	0.5	—	1.0
Other income and expense, net	38.0	30.3	(0.4)	(1.7)	(110.2)	(44.0)

Total non-operating income and expense	37.1	(58.1)	(0.4)	(1.5)	(110.2)	(133.1)
Income (loss) from continuing operations before income taxes	36.8	36.8	27.9	90.4	(108.9)	83.0
Provision for income taxes	(0.2)	0.8	(13.6)	(33.3)	—	(46.3)

Income (loss) from continuing operations	36.6	37.6	14.3	57.1	(108.9)	36.7
Discontinued operations, net of tax	—	—	—	8.2	—	8.2

Net income (loss)	36.6	37.6	14.3	65.3	(108.9)	44.9
Less: net income attributable to noncontrolling interests	—	—	—	(8.3)	—	(8.3)

Net income (loss) attributable to TransUnion Corp.	$36.6	$37.6	$14.3	$57.0	$(108.9)	$36.6

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Income

For the Twelve Months Ended December 31, 2009

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$621.5	$161.0	$188.4	$(46.1)	$924.8

Operating expenses
Cost of services	—	312.5	69.5	62.2	(40.0)	404.2
Selling, general and administrative	0.2	156.4	43.7	41.3	(7.0)	234.6
Depreciation and amortization	—	62.5	13.9	5.2	—	81.6

Total operating expenses	0.2	531.4	127.1	108.7	(47.0)	720.4

Operating income (loss)	(0.2)	90.1	33.9	79.7	0.9	204.4

Non-operating income and expense
Interest expense	(0.7)	(2.9)	(0.1)	(1.4)	1.1	(4.0)
Interest income	2.1	2.2	—	0.8	(1.1)	4.0
Other income and expense, net	128.0	76.1	(0.1)	(3.7)	(199.0)	1.3

Total non-operating income and expense	129.4	75.4	(0.2)	(4.3)	(199.0)	1.3
Income (loss) from continuing operations before income taxes	129.2	165.5	33.7	75.4	(198.1)	205.7

Provision for income taxes	(3.8)	(37.6)	(15.5)	(16.5)	—	(73.4)

Income (loss) from continuing operations	125.4	127.9	18.2	58.9	(198.1)	132.3

Discontinued operations, net of tax	—	—	—	1.2	—	1.2

Net income (loss)	125.4	127.9	18.2	60.1	(198.1)	133.5

Less: net income attributable to noncontrolling interests	—	—	—	(8.1)	—	(8.1)

Net income (loss) attributable to TransUnion Corp.	$125.4	$127.9	$18.2	$52.0	$(198.1)	$125.4

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Income

For the Twelve Months Ended December 31, 2008

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$704.1	$169.8	$193.0	$(51.0)	$1,015.9

Operating expenses
Cost of services	—	333.0	88.4	55.4	(44.6)	432.2
Selling, general and administrative	0.3	222.3	43.8	45.5	(6.4)	305.5
Depreciation and amortization	—	63.2	17.4	5.1	—	85.7

Total operating expenses	0.3	618.5	149.6	106.0	(51.0)	823.4

Operating income (loss)	(0.3)	85.6	20.2	87.0	—	192.5

Non-operating income and expense
Interest expense	—	(0.7)	(0.5)	(2.0)	2.3	(0.9)
Interest income	16.5	3.3	—	4.0	(2.3)	21.5
Other income and expense, net	97.1	49.9	(0.6)	(5.6)	(144.0)	(3.2)

Total non-operating income and expense	113.6	52.5	(1.1)	(3.6)	(144.0)	17.4

Income (loss) from continuing operations before income taxes	113.3	138.1	19.1	83.4	(144.0)	209.9

Provision for income taxes	(4.0)	(36.1)	(12.1)	(23.3)	—	(75.5)

Income (loss) from continuing operations	109.3	102.0	7.0	60.1	(144.0)	134.4

Discontinued operations, net of tax	—	—	—	(15.9)	—	(15.9)

Net income (loss)	109.3	102.0	7.0	44.2	(144.0)	118.5

Less: net income attributable to noncontrolling interests	—	—	—	(9.2)	—	(9.2)

Net income (loss) attributable to TransUnion Corp.	$109.3	$102.0	$7.0	$35.0	$(144.0)	$109.3

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Cash Flows

For the Twelve Months Ended December 31, 2010

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income	$36.6	$37.6	$14.3	$65.3	$(108.9)	$44.9
Less: income (loss) from discontinued operations, net of tax	—	—	—	8.2	—	8.2

Income from continuing operations	$36.6	$37.6	$14.3	$57.1	$(108.9)	$36.7
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	—	56.9	18.2	6.5	—	81.6
Stock-based incentive compensation	—	28.7	—	—	—	28.7
Transaction fees	—	27.7	—	—	—	27.7
Debt financing fees	—	26.0	—	—	—	26.0
Deferred taxes	—	7.9	0.5	4.3	—	12.7
Provision for losses on trade accounts receivable	—	1.0	(0.1)	0.6	—	1.5
Gain on sale or exchange of property	—	(3.9)	—	0.1	—	(3.8)
Other	(0.3)	0.7	—	(2.4)	0.1	(1.9)
Equity in net (income) loss from subsidiaries	(37.6)	(71.3)	—	—	108.9	—
Dividends received from subsidiaries	1,087.2	23.4	—	—	(1,110.6)	—
Changes in assets and liabilities:
Trade accounts receivable	—	(5.3)	(4.2)	(3.1)	—	(12.6)
Other current and long-term assets	34.2	(20.7)	(15.4)	(0.5)	0.3	(2.1)
Trade accounts payable	—	4.8	5.4	(1.2)	—	9.0
Other current and long-term liabilities	0.8	11.8	(6.8)	(4.4)	(0.3)	1.1

Cash provided by (used in) operating activities of continuing operations	$1,120.9	$125.3	$11.9	$57.0	$(1,110.5)	$204.6
Cash used in operating activities of discontinued operations	—	—	—	(4.2)	—	(4.2)

Cash provided by (used in) operating activities	$1,120.9	$125.3	$11.9	$52.8	$(1,110.5)	$200.4
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(26.0)	(11.9)	(8.9)	—	(46.8)
Investments in trading securities	—	(1.3)	—	—	—	(1.3)
Proceeds from sale of trading securities	—	1.3	—	—	—	1.3
Proceeds from redemption of investments in available-for-sale securities	114.4	—	—	—	—	114.4

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Continued

For the Twelve Months Ended December 31, 2010

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Proceeds from held-to-maturity securities	—	—	—	4.9	—	4.9
Proceeds from sale of assets of discontinued operations	—	—	—	10.6	—	10.6
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	(3.1)	—	(14.0)	3.1	(14.0)
Other	—	16.5	—	0.3	(15.5)	1.3

Cash provided by (used in) investing activities	$114.4	$(12.6)	$(11.9)	$(7.1)	$(12.4)	$70.4

Cash flows from financing activities:
Repayments of secured line of credit	(89.1)	—	—	—	—	(89.1)
Repayments of revolving line of credit	—	(15.0)	—	—	—	(15.0)
Repayments of other debt	—	(505.4)	—	(15.5)	15.5	(505.4)
Proceeds from senior secured credit facility	—	950.0	—	—	—	950.0
Proceeds from issuance of senior notes	—	645.0	—	—	—	645.0
Proceeds from issuance of related party note	16.7	—	—	—	—	16.7
Proceeds from revolving line of credit	—	15.0	—	—	—	15.0
Treasury stock purchases	(5.4)	—	—	—	—	(5.4)
Distribution of merger consideration	(1,178.6)	—	—	—	—	(1,178.6)
Debt financing fees	—	(85.5)	—	—	—	(85.5)
Transaction fees	—	(27.7)	—	—	—	(27.7)
Dividends to parent	—	(1,087.2)	—	(23.4)	1,110.6	—
Distributions to noncontrolling interests	—	—	—	(8.6)	—	(8.6)
Other	0.1	(1.9)	—	3.1	(3.2)	(1.9)

Cash provided by (used in) financing activities	$(1,256.3)	$(112.7)	$—	$(44.4)	$1,122.9	$(290.5)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	1.8	—	1.8

Net change in cash and cash equivalents	$(21.0)	$—	$—	$3.1	$—	$(17.9)
Cash and cash equivalents, beginning of period, including cash of discontinued operations of $11.6	102.4	—	—	46.7	—	149.1

Cash and cash equivalents, end of period	$81.4	$—	$—	$49.8	$—	$131.2

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Cash Flows

For the Twelve Months Ended December 31, 2009

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income	$125.4	$127.9	$18.2	$60.1	$(198.1)	$133.5
Less: income (loss) from discontinued operations, net of tax	—	—	—	1.2	—	1.2

Income from continuing operations	$125.4	$127.9	$18.2	$58.9	$(198.1)	$132.3
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	—	62.5	13.9	5.2	—	81.6
Stock-based incentive compensation	—	13.4	—	—	—	13.4
Debt financing fees	—	0.5	—	—	—	0.5
Deferred taxes	2.0	8.5	0.7	(2.4)	—	8.8
Provision for losses on trade accounts receivable	—	2.4	0.1	(0.5)	—	2.0
Gain on sale or exchange of property	(0.5)	0.3	—	—	—	(0.2)
Other	(0.2)	(0.9)	—	(1.0)	—	(2.1)
Equity in net (income) loss from subsidiaries	(127.9)	(70.2)	—	—	198.1	—
Dividends received from subsidiaries	535.7	51.8	—	—	(587.5)	—
Changes in assets and liabilities:
Trade accounts receivable	—	15.8	(0.2)	(2.2)	—	13.4
Other current and long-term assets	(16.1)	41.9	(17.5)	5.1	0.7	14.1
Trade accounts payable	—	1.1	(5.8)	0.7	—	(4.0)
Other current and long-term liabilities	55.0	(65.6)	0.6	2.0	—	(8.0)

Cash provided by (used in) operating activities of continuing operations	$573.4	$189.4	$10.0	$65.8	$(586.8)	$251.8
Cash used in operating activities of discontinued operations	—	—	—	(6.8)	(0.7)	(7.5)

Cash provided by (used in) operating activities	$573.4	$189.4	$10.0	$59.0	$(587.5)	$244.3
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(39.7)	(10.0)	(6.6)	—	(56.3)
Investments in trading securities	—	(0.2)	—	—	—	(0.2)
Proceeds from sale of trading securities	—	0.7	—	—	—	0.7
Investments in available-for-sale securities	—	(8.4)	—	—	—	(8.4)
Proceeds from redemption of investments in available-for-sale securities	23.5	6.2	—	—	—	29.7

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Continued

For the Twelve Months Ended December 31, 2009

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Investments in held-to-maturity securities	(268.8)	—	—	(5.4)	—	(274.2)
Proceeds from held-to-maturity securities	269.0	—	—	6.0	—	275.0
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	(101.0)	—	(0.3)	—	(101.3)
Other	—	0.3	—	—	—	0.3

Cash provided by (used in) investing activities	$23.7	$(142.1)	$(10.0)	$(6.3)	$—	$(134.7)

Cash flows from financing activities:
Proceeds from secured line of credit	106.4	—	—	—	—	106.4
Repayments of secured line of credit	(17.3)	—	—	—	—	(17.3)
Repayments of other debt	—	(0.5)	—	—	—	(0.5)
Proceeds from senior unsecured credit facility	—	500.0	—	—	—	500.0
Treasury stock purchases	(907.2)	—	—	—	—	(907.2)
Debt financing fees	—	(11.1)	—	—	—	(11.1)
Dividends to parent	—	(535.7)	—	(51.8)	587.5	—
Distributions to noncontrolling interests	—	—	—	(7.6)	—	(7.6)

Cash provided by (used in) financing activities	$(818.1)	$(47.3)	$—	$(59.4)	$587.5	$(337.3)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	4.0	—	4.0

Net change in cash and cash equivalents	$(221.0)	$—	$—	$(2.7)	$—	$(223.7)
Cash and cash equivalents, beginning of period, including cash of discontinued operations of $16.8	323.4	—	—	49.4	—	372.8

Cash and cash equivalents, end of period, including cash of discontinued operations of $11.6 million in discontinued operations	$102.4	$—	$—	$46.7	$—	$149.1

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Cash Flows

For the Twelve Months Ended December 31, 2008

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income	$109.3	$102.0	$7.0	$44.2	$(144.0)	$118.5
Less: income (loss) from discontinued operations, net of tax	—	—	—	(15.9)	—	(15.9)

Income from continuing operations	$109.3	$102.0	$7.0	$60.1	$(144.0)	$134.4
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	—	63.2	17.4	5.1	—	85.7
Stock-based incentive compensation	—	16.4	—	—	—	16.4
Deferred taxes	0.5	15.8	1.7	0.7	—	18.7
Provision for losses on trade accounts receivable	—	3.5	0.2	0.3	—	4.0
Impairment of investments	5.1	1.9	0.7	—	—	7.7
Gain on sale or exchange of property	—	(0.3)	—	0.2	—	(0.1)
Other	(0.1)	(1.4)	(0.1)	0.5	(0.1)	(1.2)
Equity in net (income) loss from subsidiaries	(102.0)	(42.0)	—	—	144.0	—
Dividends received from subsidiaries	210.2	83.4	—	—	(293.6)	—
Changes in assets and liabilities:
Trade accounts receivable	2.7	22.7	(8.2)	1.2	—	18.4
Other current and long-term assets	(19.3)	6.6	(2.0)	(7.6)	1.7	(20.6)
Trade accounts payable	—	(7.0)	(0.3)	(0.3)	—	(7.6)
Other current and long-term liabilities	—	(25.3)	(2.3)	2.7	(0.5)	(25.4)

Cash provided by (used in) operating activities of continuing operations	$206.4	$239.5	$14.1	$62.9	$(292.5)	$230.4
Cash used in operating activities of discontinued operations	—	—	—	(8.8)	(1.2)	(10.0)

Cash provided by (used in) operating activities	$206.4	$239.5	$14.1	$54.1	$(239.7)	$220.4

Cash flows from investing activities:
Capital expenditures for property and equipment	—	(72.2)	(14.1)	(7.2)	—	(93.5)
Investments in available-for-sale securities	(1,618.8)	(1.9)	—	—	—	(1,620.7)
Proceeds from redemption of investments in available-for-sale securities	1,656.6	1.4	—	—	—	1,658.0

TRANSUNION CORP. AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Continued

For the Twelve Months Ended December 31, 2008

(in millions)

	Parent TransUnion Corp.	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Investments in held-to-maturity securities	(14.8)	—	—	(3.9)	—	(18.7)
Proceeds from held-to-maturity securities	200.4	—	—	2.6	—	203.0
Proceeds from sale of assets of discontinued operations	—	—	—	42.0	—	42.0
Proceeds from intercompany notes receivable	—	43.0	—	—	(43.0)	—
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	—	(1.3)	—	(1.3)
Other	—	0.8	—	(0.2)	—	0.6

Cash provided by (used in) investing activities	$223.4	$(28.9)	$(14.1)	$32.0	$(43.0)	$169.4
Cash flows from financing activities:
Repayments of other debt	—	(0.4)	—	(43.0)	43.0	(0.4)
Treasury stock purchases	(416.9)	—	—	—	—	(416.9)
Dividends to parent	—	(210.2)	—	(83.4)	293.6	—
Distributions to noncontrolling interests	—	—	—	(7.8)	—	(7.8)
Other	(0.1)	—	—	0.8	0.1	0.8

Cash provided by (used in) financing activities	$(417.0)	$(210.6)	$—	$(133.4)	$336.7	$(424.3)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(7.6)	—	(7.6)

Net change in cash and cash equivalents	$12.8	$—	$—	$(54.9)	$—	$(42.1)
Cash and cash equivalents, beginning of period, including cash of discontinued operations of $33.0	310.6	—	—	104.3	—	414.9

Cash and cash equivalents, end of period, including cash of discontinued operations of $16.8 million in discontinued operations	$323.4	$—	$—	$49.4	$—	$372.8

TRANSUNION CORP.

Schedule II—Valuation and Qualifying Accounts

(in millions)	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Year
Allowance for doubtful accounts(2):
Year ended December 31,
2010	$2.5	$1.5	$—	$(2.3)	$1.7
2009	6.5	2.0	(1.2)	(4.8)	2.5
2008	3.4	4.0	—	(0.9)	6.5
Allowance for deferred tax assets(2):
2010	$3.0	$9.9	$—	$(0.1)	$12.8
2009	2.5	0.7	—	(0.2)	3.0
2008	—	2.5	—	—	2.5

(1)	For the allowance for doubtful accounts, includes write-offs of uncollectable accounts.
(2)	Excludes discontinued operations.

Trans Union LLC

TransUnion Financing Corporation

Exchange Offer for

11 3/8% Senior Notes due 2018

PROSPECTUS

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to our company or our stockholders for monetary damages for any breach of fiduciary duty as a director. Subject to certain limitations, our bylaws provides that we must indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index beginning on page E-1, which follows the signature pages hereof and is incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is shown in the consolidated financial statements or notes thereto.

Item 22. Undertakings.

(a)	Each of the undersigned hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

TRANSUNION CORP.

By:	/s/ Samuel A. Hamood
	Name:	Samuel A. Hamood
	Title:	Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of TransUnion Corp., do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Corp. to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Siddharth N. (Bobby) Mehta Siddharth N. (Bobby) Mehta	Director, President & Chief Executive Officer (Principal Executive Officer)	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	March 1, 2011

/s/ Gordon E. Schaechterle Gordon E. Schaechterle	Group Vice President & Chief Accounting Officer (Principal Accounting Officer)	March 1, 2011

/s/ John A. Canning, Jr. John A. Canning, Jr.	Director	March 1, 2011

/s/ Timothy M. Hurd Timothy M. Hurd	Director	March 1, 2011

/s/ Vahe A. Dombalagian Vahe A. Dombalagian	Director	March 1, 2011

/s/ Edward M. Magnus Edward M. Magnus	Director	March 1, 2011

/s/ Nigel W. Morris Nigel W. Morris	Director	March 1, 2011

/s/ Penny Pritzker Penny Pritzker	Director, Non-Executive Chairman of the Board of Directors	March 1, 2011

/s/ Matthew A. Carey Matthew A. Carey	Director	March 1, 2011

/s/ Renu S. Karnad Renu S. Karnad	Director	March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

DIVERSIFIED DATA DEVELOPMENT CORPORATION

By:	/s/ Samuel A. Hamood
	Name:	Samuel A. Hamood
	Title:	Director, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of Diversified Data Development Corporation, do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Diversified Data Development Corporation to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey J. Hellinga Jeffrey J. Hellinga	President (Principal Executive Officer)	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2011

/s/ Gordon E. Schaechterle Gordon E. Schaechterle	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	March 1, 2011

/s/ Siddharth N. (Bobby) Mehta Siddharth N. (Bobby) Mehta	Director and Chairman	March 1, 2011

/s/ John W. Blenke John W. Blenke	Director, Vice President and Secretary	March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

TRANSUNION HEALTHCARE, LLC

By:	/s/ Samuel A. Hamood
	Name:	Samuel A. Hamood
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of TransUnion Healthcare, LLC do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Healthcare, LLC to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey J. Hellinga Jeffrey J. Hellinga	President (Principal Executive Officer)	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2011

/s/ Gordon E. Schaechterle Gordon E. Schaechterle	Vice President, Chief Account Officer and Controller (Principal Accounting Officer)	March 1, 2011

/s/ John W. Blenke John W. Blenke	Manager, Executive Vice President and Secretary	March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

TRANS UNION LLC

By:	/s/ Samuel A. Hamood
	Name:	Samuel A. Hamood
	Title:	Manager, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of Trans Union LLC, do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Trans Union LLC to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Siddharth N. (Bobby) Mehta Siddharth N. (Bobby) Mehta	Manager, Chairman, President, and Chief Executive Officer (Principal Executive Officer)	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Manager, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2011

/s/ Gordon E. Schaechterle Gordon E. Schaechterle	Group Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 1, 2011

/s/ John W. Blenke John W. Blenke	Manager, Executive Vice President, Corporate General Counsel and Secretary	March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

TRANSUNION INTERACTIVE, INC.

By:	/s/ Samuel A. Hamood
	Name:	Samuel A. Hamood
	Title:	Director, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of TransUnion Interactive, Inc., do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Interactive, Inc. to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Danaher John T. Danaher	Director and President (Principal Executive Officer)	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2011

/s/ Gordon E. Schaechterle Gordon E. Schaechterle	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 1, 2011

/s/ Mark W. Marinko Mark W. Marinko	Director and Chairman	March 1, 2011

/s/ John W. Blenke John W. Blenke	Director, Executive Vice President and Secretary	March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

TRANSUNION FINANCING CORPORATION

By:	/s/ Samuel A. Hamood
Name: Samuel A. Hamood
Title: Director, Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of TransUnion Financing Corporation, do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Financing Corporation to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Siddharth N. (Bobby) Mehta Siddharth N. (Bobby) Mehta	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 1, 2011

/s/ John W. Blenke John W. Blenke	Director, Executive Vice President, Corporate General Counsel and Secretary	March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

TRANSUNION RENTAL SCREENING SOLUTIONS, INC.

By:	/s/ Samuel A. Hamood
	Name:	Samuel A. Hamood
	Title:	Director, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of TransUnion Rental Screening Solutions, Inc., do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Rental Screening Solutions, Inc. to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Mauseth Michael J. Mauseth	President (Principal Executive Officer)	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2011

/s/ Gordon E. Schaechterle Gordon E. Schaechterle	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	March 1, 2011

/s/ Jeffrey Hellinga Jeffrey Hellinga	Director and Chairman	March 1, 2011

/s/ John W. Blenke John W. Blenke	Director, Vice President and Assistant Secretary	March 1, 2011

/s/ Siddharth N. (Bobby) Mehta Siddharth N. (Bobby) Mehta	Director	March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

TRANSUNION TELEDATA, LLC

By:	/s/ Samuel A. Hamood
	Name:	Samuel A. Hamood
	Title:	Manager, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of TransUnion Teledata, LLC, do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Teledata, LLC to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey J. Hellinga Jeffrey J. Hellinga	President (Principal Executive Officer)	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Manager, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2011

/s/ Gordon E. Schaechterle Gordon E. Schaechterle	Vice President—Chief Accounting Officer (Principal Accounting Officer)	March 1, 2011

/s/ John W. Blenke John W. Blenke	Manager, Executive Vice President and Secretary	March 1, 2011

/s/ Siddharth N. (Bobby) Mehta Siddharth N. (Bobby) Mehta	Manager	March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 1, 2011.

VISIONARY SYSTEMS, INC.

By:	/s/ Samuel A. Hamood
Name: Samuel A. Hamood
Title: Director and Vice President

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of Visionary Systems, Inc., do hereby constitute and appoint Samuel A. Hamood and John W. Blenke, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Visionary Systems, Inc. to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey J. Hellinga Jeffrey J. Hellinga	Director and President (Principal Executive Officer)	March 1, 2011

/s/ Gordon E. Schaechterle Gordon E. Schaechterle	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	March 1, 2011

/s/ Siddharth N. (Bobby) Mehta Siddharth N. (Bobby) Mehta	Director and Chairman	March 1, 2011

/s/ John W. Blenke John W. Blenke	Director, Vice President and Assistant Secretary	March 1, 2011

/s/ Samuel A. Hamood Samuel A. Hamood	Director and Vice President	March 1, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Certificate of Incorporation of TransUnion Corp.

3.2	Bylaws of TransUnion Corp.

3.3	Certificate of Formation of Trans Union LLC

3.4	Amended and Restated Limited Liability Company Agreement of Trans Union LLC

3.5	Certificate of Incorporation of TransUnion Financing Corporation

3.6	Bylaws of TransUnion Financing Corporation

3.7	Amended and Restated Articles of Incorporation of Diversified Data Development Corporation

3.8	Amended and Restated Bylaws of Diversified Data Development Corporation

3.9	Certificate of Formation of TransUnion Healthcare, LLC

3.10	Limited Liability Company Agreement of TransUnion Healthcare, LLC

3.11	Certificate of Incorporation of TransUnion Interactive, Inc.

3.12	Bylaws of TransUnion Interactive, Inc.

3.13	Amended and Restated Certificate of Incorporation of TransUnion Rental Screening Solutions, Inc.

3.14	Bylaws of TransUnion Rental Screening Solutions, Inc.

3.15	Articles of Organization of TransUnion Teledata LLC

3.16	Articles of Incorporation of Visionary Systems, Inc.

3.17	Bylaws of Visionary Systems, Inc.

4.1	Indenture, dated June 15, 2010, among Trans Union LLC, TransUnion Financing Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee

4.2	Form of 11 3/8% Senior Note due 2018, Series B

4.3	Registration Rights Agreement, dated June 15, 2010, among Trans Union LLC, TransUnion Financing Corporation, the guarantors party thereto and J.P. Morgan Securities, Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc., as representatives of the initial purchasers named therein

5.1	Opinion of Latham & Watkins LLP

5.2	Opinion of Nelson Mullins Riley & Scarborough LLP

5.3	Opinion of Arnold Gallagher Percell Roberts & Potter, P.C.

10.1	Amended and Restated Credit Agreement, dated February 10, 2011, among TransUnion Corp., Trans Union LLC, the guarantors party thereto, Deutsche Bank Trust Company Americas, as administrative and collateral agent, Deutsche Bank Trust Company Americas, as L/C issuer and swing line lender, the other lenders party thereto, Bank of America, N.A., as syndication agent, Credit Suisse Securities (USA) LLC and SunTrust Bank as TL documentation agents, U.S. Bank National Association, as RC documentation agent, the Governor and Company of The Bank Of Ireland, as senior managing agent and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner and Smith and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners

E-1

Exhibit Number	Exhibit Description

10.2	Amended and Restated TransUnion Corp. 2010 Management Equity Plan

10.3	Form of Amended and Restated TransUnion Corp. 2010 Management Equity Plan Director Stock Option Agreement

10.4	Form of Amended and Restated TransUnion Corp. 2010 Management Equity Plan Stock Management Option Agreement

10.5	Form of Severance and Restrictive Covenant Agreement

10.6	Employment Agreement, dated October 3, 2007, between TransUnion Corp. and Siddharth N. Mehta

10.7	TransUnion Corp. 2010 U.S. Stockholders’ Agreement, dated June 15, 2010, among TransUnion Corp. and the stockholders party thereto

10.8	TransUnion Corp. 2010 Non-U.S. Stockholders’ Agreement, dated June 15, 2010, among TransUnion Corp. and the stockholders party thereto

10.9	TransUnion Corp. Management Stockholders’ Agreement, dated June 15, 2010, among TransUnion Corp. and the stockholders party thereto

10.10	TransUnion Corp. Registration Rights Agreement, dated June 15, 2010, among TransUnion Corp. and the stockholders party thereto

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of TransUnion Corp.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.2)

23.4	Consent of Arnold Gallagher Percell Roberts & Potter, P.C. (included in Exhibit 5.3)

24.1	Powers of Attorney (included in signature pages hereto)

25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.4	Form of Letter to Beneficial Owners

99.5	Form of Letter to Clients

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